AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1998

                                                      REGISTRATION NO. 333-51813
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                            SOVEREIGN BANCORP, INC.
             (Exact Name of registrant as specified in its charter)

          PENNSYLVANIA                           6720                            23-2453088

 (State or Other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
 incorporation or organization)       Classification Code Number)                   No.)

                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          ---------------------------

                                  JAY S. SIDHU
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SOVEREIGN BANCORP, INC.
                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ---------------------------

                                   Copies to:


   JOSEPH M. HARENZA, ESQUIRE                       MICHAEL M. HORN, ESQUIRE
    DAVID W. SWARTZ, ESQUIRE                        PETER S. TWOMBLY, ESQUIRE
       STEVENS & LEE, P.C.                           MCCARTER & ENGLISH, LLP
     111 North Sixth Street                            Four Gateway Center
          P.O. Box 679                                 100 Mulberry Street
        Reading, PA 19603                             Newark, NJ 07101-2652

                          ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [LETTERHEAD OF CARNEGIE BANCORP]


                                 June 30, 1998

Dear Shareholder:


     You are cordially invited to attend the annual meeting of shareholders (the "Annual Meeting") of Carnegie Bancorp ("Carnegie") to be held on Thursday, July 30, 1998, at 4:00 p.m., local time, at the main office of Carnegie Bank, N.A., Carnegie's wholly-owned subsidiary, located at 619 Alexander Road, Princeton, New Jersey 08540.


     At the Annual Meeting, shareholders will consider and vote upon the Agreement and Plan of Merger dated as of December 12, 1997 (the "Merger Agreement"), between Carnegie and Sovereign Bancorp, Inc. ("Sovereign"), providing for the merger of Carnegie with and into Sovereign (the "Merger") and the conversion of each outstanding share of common stock of Carnegie (other than shares, if any, then owned by Sovereign, Carnegie or any subsidiary of Carnegie) into shares of common stock of Sovereign, based on an exchange ratio to be determined in accordance with the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus. Sovereign will pay cash to Carnegie shareholders in lieu of issuing fractional shares of Sovereign common stock. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the shareholders of Carnegie and the approval of the Merger by various regulatory agencies.

     To account for the possibility that the Merger Agreement will not be approved by the shareholders of Carnegie or that the Merger will not be consummated for any other reason, you will also be asked to vote on the election of nine (9) directors of Carnegie to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. The vote on this matter will only be given effect if the Merger Agreement is not approved or the Merger is not otherwise consummated.


     In the material accompanying this letter, you will find a Notice of Annual Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by Carnegie shareholders at the Annual Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and other matters to be considered at the Annual Meeting and includes certain information concerning Carnegie and Sovereign. Also enclosed is Carnegie's 1997 Annual Report to Shareholders (which includes portions of Carnegie's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).


     The attached Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

     The Board of Directors of Carnegie has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of Carnegie and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS OF CARNEGIE URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

     On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                          Sincerely yours,

                                          Bruce A. Mahon
                                          Chairman of the Board

                                          Thomas L. Gray, Jr.
                                          President and Chief Executive Officer

                                CARNEGIE BANCORP
                               619 ALEXANDER ROAD
                          PRINCETON, NEW JERSEY 08540

                         ------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON JULY 30, 1998

                         ------------------------------


     NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders (including any adjournment or postponement, the "Annual Meeting") of Carnegie Bancorp ("Carnegie"), a New Jersey corporation, will be held on Thursday, July 30, 1998, at 4:00 p.m., local time, at the main office of Carnegie Bank, N.A., the Company's wholly-owned subsidiary, located at 619 Alexander Road, Princeton, New Jersey 08540, to consider and vote upon the following matters, all as more fully described in the accompanying Proxy Statement/Prospectus:


          1. The approval and adoption of the Agreement and Plan of Merger dated as of December 12, 1997 (the "Merger Agreement"), between Sovereign Bancorp, Inc. ("Sovereign") and Carnegie, which provides, among other things, for (i) the merger of Carnegie with and into Sovereign (the "Merger") and (ii) the conversion of each share of common stock of Carnegie outstanding immediately prior to the Merger (other than any shares owned by Sovereign, Carnegie or any subsidiary of Carnegie) into the right to receive a number of shares of Sovereign common stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interest.

          2. To account for the possibility that the Merger Agreement will not be approved by the shareholders of Carnegie or that the Merger will not be consummated for any other reason, shareholders will also consider and vote upon the election of nine (9) directors of Carnegie to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

          3. The adjournment of the Annual Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Merger Agreement.

          4. The transaction of such other business as may properly be brought before the Annual Meeting.


     The Board of Directors of Carnegie has fixed the close of business on June 22, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at Carnegie Bancorp, 619 Alexander Road, Princeton, New Jersey, for a period of ten days prior to the Annual Meeting and also will be available for inspection at the Annual Meeting.


     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          THOMAS L. GRAY, JR.

                                          President and Chief Executive Officer
Princeton, New Jersey

June 30, 1998

--------------------------------------------------------------------------------

                                CARNEGIE BANCORP
                                PROXY STATEMENT

                         ------------------------------

                            SOVEREIGN BANCORP, INC.
                                   PROSPECTUS


                                7,424,392 SHARES
                                  COMMON STOCK
                                WITHOUT PAR VALUE

--------------------------------------------------------------------------------


     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of Carnegie Bancorp ("Carnegie"), a New Jersey corporation, in connection with the solicitation of proxies by the Board of Directors of Carnegie for use at the Annual Meeting of Shareholders of Carnegie (including any adjournments or postponements thereof, the "Annual Meeting") to be held on July 29, 1998.


     This Proxy Statement/Prospectus relates to up to 7,424,392 shares of common stock, no par value, of Sovereign Bancorp, Inc. (together with the Sovereign Rights, as hereinafter defined, attached thereto, the "Sovereign Common Stock") which may be issued upon the merger of Carnegie with and into Sovereign (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of December 12, 1997 (the "Merger Agreement"). In the Merger, each outstanding share of common stock, no par value, of Carnegie ("Carnegie Common Stock") (other than shares, if any, then owned by Sovereign, Carnegie or any subsidiary of Carnegie ("Excluded Shares")), will be converted into and become the right to receive such number of shares of Sovereign Common Stock as shall equal $35.50 divided by the average of the last reported sales prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the effective date (the "Effective Date") of the Merger (the "Sovereign Market Value"), provided that the Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of Carnegie will be entitled to receive a fixed number of shares of Sovereign Common Stock as follows: if the Sovereign Market Value as of the Effective Date is less than $15.00 per share, each share of Carnegie Common Stock (other than Excluded Shares) will be converted into 2.366 shares of Sovereign Common Stock, and if the Sovereign Market Value as of the Effective Date is greater than $18.33 per share, each share of Carnegie Common Stock will be converted into 1.937 shares of Sovereign Common Stock. In addition, as further described herein, in the event that Carnegie elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the date immediately preceding the Effective Date to less than $12.06 (without a corresponding specified decline in the weighted average prices of a comparable group of nine thrift holding companies), Sovereign can override such termination by increasing the number of shares issuable in exchange for each share of Carnegie Common Stock from 2.366 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $28.53 based on the Sovereign Market Value as of the date immediately preceding the Effective Date.

     The number of shares of Sovereign Common Stock into which each share of Carnegie Common Stock (other than Excluded Shares) will be converted in the Merger has been adjusted for the 6-for-5 stock split effected on April 15, 1998 ("Stock Split"). Further adjustment shall be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events. Sovereign will pay cash to Carnegie shareholders in lieu of issuing fractional shares of Sovereign Common Stock.


     This Proxy Statement/Prospectus constitutes both (i) the proxy statement of Carnegie relating to the solicitation of proxies by the Board of Directors of Carnegie for use at the Annual Meeting to be held for the purpose, among other things, of considering and voting upon a proposal to approve the Merger Agreement and (ii) the prospectus of Sovereign with respect to the Sovereign Common Stock to be issued in the Merger. Sovereign Common Stock is quoted on the Nasdaq Stock Market National Market. On June 25, 1998, the last sale price of Sovereign Common Stock as reported on the Nasdaq Stock Market National Market (symbol: SVRN) was $16.625.



     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed on or about June 29, 1998.


     THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                         ------------------------------


         The date of this Proxy Statement/Prospectus is June 30, 1998.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    1

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  INFORMATION...............................................    2

SUMMARY.....................................................    3
  The Companies.............................................    3
  The Annual Meeting........................................    4
  The Merger................................................    5
  Certain Related Transactions..............................    8
  Interests of Certain Persons in the Merger................    9
  Comparative Per Common Share Data.........................   10
  Market Value of Securities................................   11
  Recent Developments.......................................   12

SELECTED FINANCIAL DATA.....................................   13
  PRO FORMA COMBINED FINANCIAL INFORMATION..................   15
  Pro Forma Combined Condensed Consolidated Balance Sheet as
     of March 31, 1998......................................   16
  Pro Forma Unaudited Combined Condensed Statements of
     Income for the Three Months Ended March 31, 1998, and
     Years Ended December 31, 1997, 1996 and 1995...........   17

THE ANNUAL MEETING..........................................   21
  Date, Time and Place......................................   21
  Matters To Be Considered at the Annual Meeting............   21
  Votes Required............................................   21
  Voting of Proxies.........................................   21
  Revocability of Proxies...................................   22
  Record Date; Stock Entitled to Vote; Quorum...............   22
  Solicitation of Proxies...................................   22

THE MERGER..................................................   23
  Background of and Reasons for the Merger..................   23
  Terms of the Merger.......................................   25
  Fairness Opinion of Carnegie's Financial Advisor..........   26
  Effective Date of the Merger..............................   29
  Exchange of Carnegie Stock Certificates...................   29
  Conditions to the Merger..................................   30
  Subsidiary Bank Merger....................................   30
  Regulatory Approvals......................................   30
  Representations and Warranties............................   31
  Business Pending the Merger...............................   32
  Dividends.................................................   33
  No Solicitation of Transactions...........................   33
  Amendment; Waivers........................................   34
  Termination; Effect of Termination........................   34
  Management and Operations after the Merger................   36
  Employee Benefits and Severance...........................   36
  Accounting Treatment......................................   37
  Certain Federal Income Tax Consequences...................   37
  Expenses..................................................   38
  Resale of Sovereign Common Stock..........................   38

                                                              PAGE
                                                              ----
  No Dissenters' Rights of Appraisal........................   39
  Dividend Reinvestment Plan................................   39

INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   39
  Stock Options.............................................   39
  Indemnification; Directors' and Officers' Insurance.......   39
  Employment and Other Agreements...........................   40

CERTAIN RELATED TRANSACTIONS................................   42
  Stock Option Agreement....................................   42

INFORMATION WITH RESPECT TO SOVEREIGN.......................   44
  General...................................................   44
  Market Price of and Dividends on Sovereign Common Stock
     and Related Shareholder Matters........................   44

INFORMATION WITH RESPECT TO CARNEGIE........................   45
  Business..................................................   45
  Directors.................................................   45
  Executive Officers........................................   46
  Board of Directors Meetings and Committees................   46
  Directors Compensation....................................   46
  Executive Compensation....................................   47
  Employment Agreements.....................................   49

BOARD REPORT ON EXECUTIVE COMPENSATION......................   50

EXECUTIVE COMPENSATION POLICY...............................   50

PERFORMANCE GRAPH...........................................   52
  Principal and Other Shareholders of Carnegie..............   53
  Certain Transactions......................................   54
  Market Price of and Dividends on Carnegie Common Stock and
     Related Shareholder Matters............................   55

DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES.................   56
  Common Stock..............................................   56
  Preferred Stock...........................................   57
  Shareholder Rights Plan...................................   58
  Special Charter and Pennsylvania Corporate Law
     Provisions.............................................   58

COMPARISON OF SHAREHOLDER RIGHTS............................   60
  Directors.................................................   60
  Shareholder Meetings......................................   61
  Action by Shareholders Without a Meeting..................   62
  Inspection Rights.........................................   62
  Shareholder Rights Plan...................................   62
  Antitakeover Provisions...................................   63
  Required Shareholder Vote.................................   64
  Amendment of Bylaws.......................................   65
  Mandatory Tender Offer Provision..........................   65
  Dissenters' Rights........................................   66
  Dividends.................................................   66
  Voluntary Dissolution.....................................   67
  Preemptive Rights.........................................   67

                                                              PAGE
                                                              ----
ELECTION OF DIRECTORS OF CARNEGIE...........................   67

ADJOURNMENT.................................................   68

EXPERTS.....................................................   68

LEGAL MATTERS...............................................   68

OTHER MATTERS...............................................   69

SHAREHOLDER PROPOSALS.......................................   69


ANNEXES
A.  Agreement and Plan of Merger between Sovereign and
     Carnegie dated as of December 12, 1997.................  A-1
B.  Stock Option Agreement between Sovereign and Carnegie,
    dated December 12, 1997.................................  B-1
C.  Opinion of Janney Montgomery Scott Inc..................  C-1

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOVEREIGN OR CARNEGIE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOVEREIGN OR CARNEGIE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     All information concerning Sovereign and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by Sovereign, and all information concerning Carnegie and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by Carnegie.

                             AVAILABLE INFORMATION

     Sovereign and Carnegie are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Sovereign and Carnegie with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.

     Sovereign has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Sovereign Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Sovereign (File No. 0-16533) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. Sovereign's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.


          3. Sovereign's Current Reports on Form 8-K dated June 23, 1998 (including restated financial statements of Sovereign), April 20, 1998, February 20, 1998 and February 19, 1998.


          4. Sovereign's Registration Statement on Form 8-A, filed August 14, 1989, pursuant to which Sovereign registered certain stock purchase rights under the Exchange Act and any amendments or reports filed for the purpose of updating such Registration Statement.

     The following documents filed with the Commission by Carnegie (File No. 0-24562) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. Carnegie's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. Carnegie's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.


          3. The description of the Carnegie Common Stock contained in Carnegie's Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description.

     In addition, all documents filed by Sovereign and Carnegie pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO SOVEREIGN MAY BE REQUESTED FROM SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610 (TELEPHONE NUMBER (610) 320-8400), ATTENTION: LAWRENCE M. THOMPSON, JR., SECRETARY. DOCUMENTS RELATING TO CARNEGIE MAY BE REQUESTED FROM CARNEGIE BANCORP, 619 ALEXANDER AVENUE, PRINCETON, NEW JERSEY 08540 (TELEPHONE NUMBER
(609) 243-7500), ATTENTION: RICHARD P. ROSA, SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO CARNEGIE'S ANNUAL MEETING REQUESTS SHOULD BE RECEIVED BY JULY 15, 1998.



          CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION



     Except for historical information, this Proxy Statement/Prospectus may be deemed to contain "forward looking" information. Examples of forward looking information include, but are not limited to (a) projections of or statements regarding future earnings, interest income, other income, earnings or loss per share, lost savings and synergies expected in connection with the Merger, asset mix and quality, growth prospects, capital structure and other financial terms,
(b) statements of plans and objectives of management or the Board of Directors,
(c) statements of future economic performance, and (d) statements of assumptions, such as economic conditions in the market areas served by Sovereign and Carnegie, underlying other statements and statements about Sovereign or Carnegie or their respective businesses. Such forward looking information can be identified by the use of forward looking terminology such as "believes," "expects," "may," "intends," "will," "should," "anticipates," or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. No assurance can be given that the future results covered by the forward looking information will be achieved. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking information. Important factors that could impact operating results include, but are not limited to, (i) the effects of changing economic conditions in both the market areas served by Sovereign and Carnegie and nationally, (ii) credit risks of commercial, real estate, consumer and other lending activities, (iii) significant changes in interest rates, (iv) changes in federal and state banking laws and regulations which could affect operations,
(v) funding costs, and (vi) other external developments which could materially affect business and operations.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. A copy of the Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders of Carnegie are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto.

     Except as otherwise specifically indicated, all ratios and share data relating to Sovereign and all share price and exchange ratio information under the Merger Agreement have been adjusted to reflect Sovereign's 6-for-5 stock split effected on April 15, 1998 (the "Stock Split").

THE COMPANIES

  Sovereign

     Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank ("Sovereign Bank"). At March 31, 1998, Sovereign and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $18.1 billion, $9.2 billion and $987.3 million, respectively. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 190 community banking offices, and originating commercial, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh and Northampton, the New Jersey counties of Essex, Mercer, Middlesex, Monmouth, Morris, Ocean and Union, and in New Castle County in Delaware.

     The principal executive offices of Sovereign are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400. For further information concerning Sovereign and its subsidiaries, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SOVEREIGN SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO SOVEREIGN" and "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES."

  Carnegie


     Carnegie, a New Jersey corporation, is the holding company for Carnegie Bank, N.A., a national banking association ("Carnegie Bank"). At March 31, 1998, Carnegie had total consolidated assets, deposits and shareholders' equity of approximately $423.5 million, $317.2 million and $35.7 million, respectively. The sole active subsidiary of Carnegie is Carnegie Bank, which has 8 branches located in Burlington, Hunterdon, Mercer, Morris, Ocean and Somerset Counties, New Jersey and Bucks County, Pennsylvania. Carnegie Bank is principally engaged in the business of taking deposits and making primarily commercial loans, commercial mortgages, loans to professionals, and to a lesser extent, residential mortgage loans.



     The principal executive offices of Carnegie are located at 619 Alexander Road, Princeton, New Jersey 08540 and its telephone number is (609) 243-7500. For additional information concerning Carnegie, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SELECTED FINANCIAL DATA -- CARNEGIE SELECTED FINANCIAL DATA" and "INFORMATION WITH RESPECT TO CARNEGIE."

THE ANNUAL MEETING

  General


     The Annual Meeting will be held at the main office of Carnegie Bank located at 619 Alexander Road, Princeton, New Jersey 08540 at 4:00 p.m., local time, on July 30, 1998.


  Record Date


     The record date for the Annual Meeting is June 22, 1998 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting.


  Matters to be Considered at the Annual Meeting

     At the Annual Meeting, holders of Carnegie Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex A to this Proxy Statement/Prospectus and incorporated herein by reference. In addition, to account for the possibility that the Merger Agreement will not be approved by the Shareholders of Carnegie or that the Merger will not be consummated for any other reason, shareholders of Carnegie are being asked to
(1) vote on the election of nine (9) directors of Carnegie to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (the "Election Proposal"); and (2) approve a proposal to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Annual Meeting to approve the Merger Agreement (the "Adjournment Proposal"). The vote on the Election Proposal will only be given effect if the Merger Agreement is not approved or the Merger is not otherwise consummated. Shareholders will also consider and vote upon any other matter that may properly come before the Annual Meeting.

     See "THE ANNUAL MEETING -- Matters to be Considered at the Annual Meeting."

  Votes Required


     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Record Date must be represented in person or by proxy at the Annual Meeting for a quorum to be present for purposes of voting on the Merger Agreement and on the Adjournment and Election Proposals. The approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting. With respect to the Election Proposal, which will only be given effect if the Merger Agreement is not approved by the shareholders of Carnegie or if the Merger is not otherwise consummated, the directors of Carnegie will be elected by a plurality of the votes cast by shareholders of Carnegie present at the Annual Meeting in person or represented by proxy. Each holder of shares of Carnegie Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Annual Meeting.



     The directors and executive officers of Carnegie have agreed to vote all shares of Carnegie Common Stock that they own on the Record Date in favor of the approval and adoption of the Merger Agreement. On the Record Date, directors and executive officers of Carnegie owned approximately 178,551 shares of Carnegie Common Stock, or approximately 6.5% of the then outstanding shares of Carnegie Common Stock. Except for John Hancock Advisers, Inc. which owns 5.0% of the outstanding common stock of Carnegie based upon a recently filed Schedule 13G, management of Carnegie is not aware of any person or entity owning 5% or more of the outstanding shares of Carnegie Common Stock as of the Record Date.


     See "THE ANNUAL MEETING -- Votes Required."

THE MERGER

  Principal Terms of the Merger

     At the Effective Date of the Merger, each outstanding share of Carnegie Common Stock (other than Excluded Shares) will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock as shall equal $35.50 divided by the average of the last reported sales prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the Effective Date (the "Sovereign Market Value"), provided that such Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of Carnegie will be entitled to receive a fixed number of shares of Sovereign Common Stock as follows:


          (i) If, as of the Effective Date, the Sovereign Market Value is less than $15.00 per share, each outstanding share of Carnegie Common Stock (other than Excluded Shares) will be converted into and become a right to receive 2.367 shares of Sovereign Common Stock.


          (ii) If, as of the Effective Date, the Sovereign Market Value is greater than $18.33 per share, each outstanding share of Carnegie Common Stock (other than Excluded Shares) will be converted into and become a right to receive 1.937 shares of Sovereign Common Stock.


     In addition, Carnegie may elect to terminate the Merger Agreement if (i) the Sovereign Market Value as of the date immediately preceding the Effective Date is less than $12.06 (as adjusted to reflect the Stock Split) and (ii) the weighted average prices of a comparable group of nine thrift holding companies have not declined since the date of the Merger Agreement by an amount specified therein. However, Sovereign may override Carnegie's termination election by increasing the number of shares issuable in exchange for each share of Carnegie Common Stock from 2.367 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $28.53 based on the Sovereign Market Value as of the date immediately preceding the Effective Date. See "THE MERGER --Termination; Effect of Termination."


     The number of shares of Sovereign Common Stock issuable in exchange for shares of Carnegie Common Stock (as finally determined, the "Exchange Ratio") accounts for the Stock Split. Further adjustments shall be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

     Sovereign will pay cash to Carnegie shareholders in lieu of issuing fractional shares of Sovereign Common Stock.

     In connection with the Merger, all outstanding options to purchase shares of Carnegie Common Stock under Carnegie's preexisting employee and director stock option plans will be converted on the Effective Date into options to acquire that number of shares of Sovereign Common Stock equal to the number of shares of Carnegie Common Stock covered by the option multiplied by the applicable Exchange Ratio, and the exercise price for a whole share of Sovereign Common Stock shall be the stated exercise price for such option divided by the Exchange Ratio, such shares to be issuable upon exercise in accordance with the terms of the respective plans and grant agreements of Carnegie under which they were issued. See "THE MERGER -- Terms of the Merger" and "-- Accounting Treatment."


     The Effective Date, which shall be the same date as the Closing Date, will be designated by Sovereign and will occur within the twenty-five day period following the fifth day on which all conditions precedent are fulfilled or waived. See "THE MERGER -- Effective Date of the Merger."


     The Merger Agreement permits Carnegie to pay its regular quarterly cash dividend in an amount not to exceed $.14 per share. See "THE MERGER -- Dividends."

     In connection with the Merger, Carnegie Bank will merge with and into Sovereign Bank as soon as practicable following the Merger, pursuant to a Bank Plan of Merger (the "Bank Plan of Merger") dated December 12, 1997 (the "Bank Merger"). See "THE MERGER -- Subsidiary Bank Merger."

  No Dissenters' Rights of Appraisal

     Record holders of Carnegie Common Stock will not be entitled to dissenters' rights enabling such holders to obtain a cash payment for the "fair value" of their shares in connection with the matters to be acted on at the Annual Meeting. See "THE MERGER -- No Dissenters' Rights of Appraisal" and "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights."

  Accounting Treatment and Certain Federal Income Tax Consequences


     The Merger is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. It is a condition to completion of the Merger that Sovereign receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes and that both parties receive an opinion from Sovereign's counsel that the Merger will constitute a tax-free reorganization for federal income tax purposes. As of the date of this Proxy Statement/Prospectus, Sovereign has no reason to believe that its independent auditors or its counsel will be unable to deliver such opinions. See "THE MERGER -- Certain Federal Income Tax Consequences," "-- Accounting Treatment" and "-- Conditions to the Merger."


  Recommendation of Board of Directors and Reasons for the Merger

     The Board of Directors of Carnegie believes that the terms of the Merger are fair and in the best interests of the shareholders of Carnegie and has unanimously approved the Merger Agreement. The Board of Directors of Carnegie unanimously recommends that the shareholders of Carnegie approve the Merger Agreement.

  Opinion of Financial Advisor


     Janney Montgomery Scott Inc. ("JMS") has rendered its written opinion, dated December 12, 1997, and updated as of the date of this Proxy Statement/Prospectus, to the Board of Directors of Carnegie that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the consideration to be received is fair from a financial point of view to the holders of Carnegie Common Stock. A copy of the opinion of JMS, dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex C. First Colonial Securities Group, Inc. ("FCSG, Inc.") acted as a co-adviser with respect to the Merger. Michael E. Golden, a vice-chairman of the Board of Directors of Carnegie, is Chairman and CEO of FCSG, Inc.



     Carnegie has agreed to pay fees to JMS and FCSG, Inc. for their services in connection with the Merger, a substantial portion of which is contingent upon completion of the Merger.



     For information on the assumptions made, matters considered and limits of the reviews by JMS, see "THE MERGER -- Fairness Opinion of Carnegie's Financial Advisor."


  Conditions to the Merger; Regulatory Approvals

     The obligations of Sovereign and Carnegie to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including, without limitation, obtaining requisite regulatory approvals and obtaining approval of the shareholders of Carnegie. Application has been made to obtain required regulatory approvals. No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals. See "THE MERGER -- Regulatory Approvals." The obligation of Sovereign to complete the Merger is also subject to certain other conditions, including, among other things, receipt of an opinion from Sovereign's independent auditors to the effect that the Merger will be treated as a pooling of interests for financial accounting purposes. No assurances can be given that all such conditions will be met. See "THE MERGER -- Conditions to the Merger."

  Termination; Effect of Termination


     The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of Sovereign and Carnegie or by either party if (i) the other party breaches, in any material respect, any material covenant or undertaking, representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect (as defined in the Merger Agreement) on the breaching party, and such breach has not been substantially cured by the earlier of (A) 30 days after the date written notice of such breach was given to such party committing the breach or (B) the Effective Date, (ii) the closing date (the "Closing Date," which, under the terms of the Merger Agreement is the same date as the Effective Date) of the Merger shall not have occurred by September 30, 1998 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or (iii) either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted.



     In addition, Carnegie may terminate the Merger Agreement if both (a) the Sovereign Market Value as of the date immediately preceding the Closing Date (the "Determination Date") is less than $12.06 and (b) the quotient obtained by dividing the Sovereign Market Value as of the Determination Date by $16.07 (being the closing sale price of Sovereign Common Stock immediately preceding public announcement of the Merger) is less than (i) the quotient obtained by dividing the weighted average closing price per share (the "Index Price") of the common stocks of a group of nine specified thrift holding companies (the "Index Group") as of the Determination Date by $31.76 (being the Index Price on December 11, 1997) minus (ii) 0.15; provided, however, that if Carnegie elects to terminate the Merger Agreement in accordance with these provisions, Sovereign may nonetheless elect to override Carnegie's termination by increasing the Exchange Ratio to an amount which equals the quotient obtained by dividing $28.53 by the Sovereign Market Value as of the Determination Date.


     See "THE MERGER -- Termination; Effect of Termination."

  Comparison of Shareholder Rights


     Sovereign is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"). Carnegie is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act (the "New Jersey BCA"). Upon completion of the Merger, shareholders of Carnegie will become shareholders of Sovereign, and their rights as such will be governed by Sovereign's Articles of Incorporation and Bylaws and by the Pennsylvania BCL. The rights of shareholders of Sovereign are different in certain respects from the rights of shareholders of Carnegie. The most significant of these differences include the following: the absence of the ability of shareholders of Sovereign to call an annual meeting of shareholders (under New Jersey law, shareholders owning 10% or more of all shares entitled to vote at a meeting may petition the court to order, for good cause shown, a annual meeting of shareholders); broader indemnification rights generally available to directors, officers and employees of Sovereign as a Pennsylvania business corporation; the adoption by Sovereign of a shareholder rights plan, pursuant to which holders of Sovereign Common Stock are entitled under certain circumstances relating to an attempt to acquire control of Sovereign to acquire Sovereign Common Stock or stock of a potential acquiror at a substantially reduced price (Carnegie has not adopted a similar shareholder rights plan); and certain statutory provisions of Pennsylvania law and of Sovereign's Articles of Incorporation designed to deter a nonnegotiated attempt to obtain control of Sovereign. See "COMPARISON OF SHAREHOLDER RIGHTS."

  Management and Operations after the Merger

     The Board of Directors and executive officers of Sovereign in office immediately prior to completion of the Merger will remain as Sovereign's Board of Directors and executive officers upon completion of the Merger. The Board of Directors and executive officers of Sovereign Bank in office immediately prior to completion of the Bank Merger will remain as Sovereign Bank's Board of Directors and executive officers upon completion of the Bank Merger. See "THE MERGER -- Subsidiary Bank Merger," and "-- Management and Operations after the Merger."

  No Solicitation

     Carnegie has agreed in the Merger Agreement that, during the term of the Merger Agreement, neither it nor any of its subsidiaries, affiliates or representatives will solicit or engage in any discussions with any person other than Sovereign concerning any acquisition of Carnegie or any of its subsidiaries, except that (i) the Board of Directors of Carnegie may respond to unsolicited inquiries from third parties to the extent required in order to fulfill its fiduciary duty and (ii) Carnegie may respond to inquiries from analysts, regulatory authorities and shareholders in the ordinary course of business. See "THE MERGER -- No Solicitation of Transactions."

  Exchange of Certificates

     After the Effective Date, Sovereign will send to Carnegie shareholders transmittal materials for use in effecting the exchange of their certificates representing whole shares of Carnegie Common Stock for certificates representing shares of Sovereign Common Stock. Sovereign will pay holders of Carnegie Common Stock cash in lieu of issuing fractional shares of Sovereign Common Stock. See "THE MERGER -- Exchange of Carnegie Stock Certificates."

CERTAIN RELATED TRANSACTIONS

     As a condition to Sovereign entering into the Merger Agreement, Carnegie granted Sovereign an option under certain circumstances to purchase up to 543,888 shares of Carnegie Common Stock pursuant to a Stock Option Agreement, dated December 12, 1997 (the "Stock Option Agreement"), a copy of which is included as Annex B to this Proxy Statement/Prospectus. The option may be exercised by Sovereign only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of Carnegie prior to the termination of the Merger Agreement. The exercise price per share to purchase Carnegie Common Stock under the Stock Option Agreement is equal to the lower of $31.00 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for Carnegie Common Stock upon the occurrence of one of the specified events that triggers the ability of Sovereign to exercise the option. None of such triggering events has occurred as of the date hereof. Acquisitions of shares of Carnegie Common Stock pursuant to an exercise of the option would be subject to prior regulatory approval under certain circumstances. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

     The directors and executive officers of Carnegie have agreed not to sell their shares of Carnegie Common Stock and to vote such Carnegie Common Stock in favor of the Merger Agreement. See "THE MERGER -- Matters to be Considered at the Meeting."

     The Stock Option Agreement and the agreements of Carnegie's directors and executive officers to vote in favor of the Merger may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in Carnegie from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Carnegie Common Stock than the price per share being paid by Sovereign under the Merger Agreement, or might result in a potential acquiror proposing to pay a lower price per share to acquire Carnegie than it might otherwise have proposed to pay. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Carnegie are the holders of stock options to acquire Carnegie Common Stock, which will be converted into options to acquire Sovereign Common Stock.


     Mr. Bruce A. Mahon, the Chairman of the Board of Carnegie, is a party to a consulting agreement with Carnegie which provides, among other things, that upon his voluntary or involuntary termination of service following a "change in control" of Carnegie (which would include the Merger) he would be entitled to receive his base salary and bonuses for a period of 30 months after such termination. Mr. Mahon has indicated his intention to terminate his service upon the Effective Date. Sovereign has agreed that Mr. Mahon shall be paid his termination benefits under his agreement calculated as though a change in control had occurred on June 30, 1998. Accordingly, in connection with the consummation of the Merger, Mr. Mahon will receive payments, including the value of non-cash benefits, having a present value of approximately $216,019 under his agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Employment and Other Agreements."



     Mr. Thomas L. Gray, Jr., the President and Chief Executive Officer of Carnegie, is a party to an employment agreement with Carnegie which provides, among other things, that upon his voluntary or involuntary termination of employment following a "change in control" of Carnegie (which would include the Merger) he would be entitled to receive his base salary and bonuses for a period of 30 months after such termination. Mr. Gray has indicated his intention to terminate his employment upon the Effective Date. Sovereign has agreed that Mr. Gray shall be paid his termination benefits under his employment agreement calculated as though a change in control had occurred on June 30, 1998. Accordingly, in connection with consummation of the Merger, Mr. Gray will receive payments, including the value of non-cash benefits, having a present value of approximately $1,123,565 under his employment agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Employment and Other Agreements."



     Mr. Mark A. Wolters, the Executive Vice President of Carnegie, is a party to an employment agreement with Carnegie which provides, among other things, that upon his voluntary or involuntary termination of employment following a "change in control" of Carnegie (which would include the Merger) he would be entitled to receive his base salary and bonuses for a period of 18 months after such termination. Mr. Wolters has indicated his intention to terminate his employment upon the Effective Date. Sovereign has agreed that Mr. Wolters shall be paid his termination benefits under his employment agreement calculated as though a change in control had occurred on June 30, 1998. Accordingly, in connection with the consummation of the Merger, Mr. Wolters will receive payments, including the value of non-cash benefits, having a present value of approximately $308,663, under his employment agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Employment and Other Agreements."



     In the Merger Agreement, Sovereign has agreed that Mr. Richard Rosa, Senior Vice President and Chief Financial Officer of Carnegie, will be entitled to six months of base salary which by agreement includes an allowance for car expenses, medical and dental benefits, and prorated bonus (based on his 1997 bonus), as severance pay in the event Mr. Rosa's employment is terminated in connection with the Merger within three months of the Effective Date, either because his position is eliminated or he is not offered employment for a position of generally similar job description or responsibilities in a location within 30 miles of his present work location. Assuming a change in control occurred on June 30, 1998, followed by Mr. Rosa's termination of employment, he would receive payments, including the value of non-cash benefits, having a present value of approximately $61,183. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Employment and Other Agreements."


     Also, Sovereign has agreed to indemnify, after the Effective Date, persons who served as directors and officers of Carnegie and Carnegie Bank. See "THE MERGER -- Management and Operations After the Merger" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

COMPARATIVE PER COMMON SHARE DATA


     The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on an historical basis for Sovereign and Carnegie, (ii) on a pro forma basis per share of Sovereign Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of Carnegie Common Stock to reflect completion of the Merger, assuming the Merger was effective for the periods presented. The pro forma information has been prepared giving effect to the Merger using the pooling of interests accounting method. For a description of the effect of pooling of interests accounting, see "THE MERGER -- Accounting Treatment." The following equivalent per share data assume an Exchange Ratio of
2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22,
1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger." This information should be read in conjunction with the consolidated financial statements of Sovereign and Carnegie, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "PRO FORMA COMBINED FINANCIAL INFORMATION."



                                                                   AT             AT
                                                               MARCH 31,     DECEMBER 31,
                                                                  1998           1997
                                                               ---------     ------------
BOOK VALUE PER COMMON SHARE:

Historical(1):
  Sovereign.................................................     $ 6.70         $ 6.70
  Carnegie..................................................      12.97          12.80
Pro Forma(2):
  Pro forma per share of Sovereign Common Stock.............       6.69           6.68
  Equivalent pro forma per share of Carnegie Common Stock...      13.92          13.90



                                                             FOR THE
                                                           THREE MONTHS        FOR THE YEAR ENDED
                                                              ENDED               DECEMBER 31,
                                                            MARCH 31,     ----------------------------
                                                               1998           1997       1996    1995
                                                           ------------   ------------   -----   -----
CASH DIVIDENDS PAID PER COMMON SHARE:

Historical(1):
  Sovereign..............................................     $0.02          $0.10       $0.13   $0.11
  Carnegie...............................................      0.14           0.56        0.49    0.48
Pro Forma(3):
  Pro forma per share of Sovereign Common Stock..........      0.02           0.10        0.13    0.11
  Equivalent pro forma per share of Carnegie Common
    Stock................................................      0.04           0.21        0.28    0.24

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:

Basic Earnings per Share:
Historical(1):
  Sovereign..............................................      0.09           0.69        0.62    0.68
  Carnegie...............................................      0.31           1.55        1.10    1.11
Pro Forma(4):
  Pro forma per share of Sovereign Common Stock..........      0.09           0.69        0.62    0.67
  Equivalent pro forma per share of Carnegie Common
    Stock................................................      0.19           1.44        1.29    1.39
Diluted Earnings Per Share:
Historical:
  Sovereign..............................................      0.09           0.65        0.59    0.65
  Carnegie...............................................      0.30           1.42        1.00    1.08
Pro Forma:
  Pro forma per share of Sovereign Common Stock..........      0.09           0.65        0.58    0.65
  Equivalent pro forma per share of Carnegie Common
    Stock................................................      0.19           1.35        1.21    1.35

------------------
(1) Sovereign historical information includes the effect of Sovereign's acquisition of ML Bancorp, Inc. on February 27, 1998, but does not include the effect of Sovereign's pending acquisition of First Home Bancorp Inc. See "Recent Developments."


(2) Pro forma book value per share of Sovereign Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of the applicable date by the sum of (i) the total shares of Sovereign Common Stock outstanding as of the applicable date (132,925,323 shares as of March 31, 1998 and 130,835,695 shares as of December 31, 1997) plus the additional amount of shares that were issued due to conversion of Sovereign's outstanding 6 1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock"), (14,336,513 shares as of March 31, 1998 and 14,342,621 shares as of December 31, 1997), and (ii) the total of 2,753,261 shares of Carnegie Common Stock outstanding as of March 31, 1998 multiplied by an Exchange Ratio of 2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22, 1998). Equivalent pro forma book value per share of Carnegie Common Stock represents the pro forma book value per share of Sovereign Common Stock multiplied by an Exchange Ratio of 2.081 (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."



(3) Sovereign pro forma dividends per share represent historical dividends paid by Sovereign. Carnegie pro forma equivalent dividends per share represent such amounts multiplied by an Exchange Ratio of 2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."



(4) Sovereign pro forma income from continuing operations per basic common share represents historical net income from continuing operations for Sovereign and Carnegie combined on the assumption that Sovereign and Carnegie had been combined for the periods presented on a pooling of interests basis, divided by the number of shares of Sovereign Common Stock which will be issued and outstanding following completion of the Merger based on an Exchange Ratio of
    2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22, 1998). Carnegie equivalent pro forma income from continuing operations per basic common share represents such amounts multiplied by an Exchange Ratio of 2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22, 1998). Sovereign's pro forma income from continuing operations per diluted common share and Carnegie's equivalent pro forma income from continuing operations per diluted common share includes the effects of conversion of Sovereign's Series B Preferred Stock and the effects of presently exercisable stock options (1,507,095 for Sovereign and 309,191 for Carnegie). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."



MARKET VALUE OF SECURITIES



     The following table sets forth the market value per share of Sovereign Common Stock, the market value per share of Carnegie Common Stock and the equivalent market value per share of Carnegie Common Stock on December 11, 1997 (the last business day preceding public announcement of the Merger) and June 22, 1998 (the latest practicable trading day before the printing of this Proxy Statement/Prospectus). The equivalent market value per share of Carnegie Common Stock indicated in the table (i) at December 11, 1997 is based on an Exchange Ratio of 1.981 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.92 as of December 11, 1997) and (ii) at June 22, 1998 is based on an Exchange Ratio of
2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22,
1998). The Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

     The historical market values per share of Sovereign Common Stock and Carnegie Common Stock and the historical market value of Sovereign Common Stock used to determine the equivalent market value per share of Carnegie Common Stock are the per share last sale prices on December 11, 1997, and June 22, 1998, respectively, as reported on the Nasdaq Stock Market National Market with respect to both Sovereign Common Stock and Carnegie Common Stock.



                                                      SOVEREIGN                 CARNEGIE
                                                      ----------      ----------------------------
                                                                                       EQUIVALENT
                                                                                      MARKET VALUE
                                                      HISTORICAL      HISTORICAL       PER SHARE
                                                      ----------      ----------      ------------
December 11, 1997...............................        $17.92(1)       $30.00           $35.50(2)
June 22, 1998...................................         17.05           35.00            35.50(3)


------------------

(1) As adjusted for the Stock Split.


(2) Based on assumed Exchange Ratio of 1.981.


(3) Based on assumed Exchange Ratio of 2.081.


     For information concerning cash dividends paid by Sovereign, see "INFORMATION WITH RESPECT TO SOVEREIGN -- Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters."

RECENT DEVELOPMENTS

     Proposed Acquisition of First Home Bancorp Inc. On December 18, 1997, Sovereign and First Home Bancorp Inc. ("First Home"), parent company of First Home Savings Bank, F.S.B. ("First Home Bank"), entered into an Agreement and Plan of Merger (the "First Home Agreement") pursuant to which First Home agreed to merge with and into Sovereign. First Home is a thrift holding company headquartered in Pennsville, New Jersey. First Home Bank operates eight community banking offices in southern New Jersey and two community banking offices in Delaware. At December 31, 1997, First Home had total unaudited consolidated assets, deposits and shareholders' equity of approximately $537.8 million, $326.0 million and $37.4 million, respectively. The terms of the First Home Agreement call for Sovereign to exchange $31.25 in Sovereign Common Stock for each outstanding share of First Home common stock or approximately $85 million in Sovereign Common Stock based on 2,708,426 shares of First Home common stock outstanding.

     Acquisition of ML Bancorp, Inc. On February 27, 1998, Sovereign acquired ML Bancorp, Inc. ("ML Bancorp"), a Pennsylvania corporation, pursuant to which ML Bancorp merged with and into Sovereign, with Sovereign surviving the merger. On the effective date of the merger, each outstanding share of ML Bancorp common stock was automatically converted into 1.944 shares of Sovereign Common Stock (as adjusted for the Stock Split). The merger was treated as a pooling of interests for financial accounting purposes. As part of the ML Bancorp merger, Main Line Bank, a federal savings bank and a wholly-owned subsidiary of ML Bancorp, was merged with and into Sovereign Bank. Sovereign issued a total 24,600,000 shares of Sovereign common stock in the ML Bancorp transaction.


     Redemption of Series B Preferred Stock. On April 15, 1998, Sovereign announced that it would redeem all outstanding shares of its 6 1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") on May 15, 1998. Substantially, all holders of the Series B Preferred Stock converted their stock to Sovereign Common Stock on or prior to the redemption date. Sovereign issued 14,361,954 shares of Sovereign Common Stock upon conversion of outstanding shares of Series B Preferred Stock.



     Acquisition of First Union Corporation/CoreStates Bank, N.A. Assets. On April 27, 1998, Sovereign announced that it had agreed to acquire 95 branch offices, approximately $2.3 billion in associated deposits and approximately $800 million in selected loans from CoreStates Bank, N.A. ("CoreStates") for a purchase price of $318 million. The branches are located in 20 counties in Pennsylvania, including 23 branches in the Philadelphia area, nine branches in the Lehigh Valley and 42 branches in central and north-central Pennsylvania, and nine counties in New Jersey. The transaction will be accounted for as a purchase and is expected to close in the third quarter of 1998.

                            SELECTED FINANCIAL DATA


    The following tables set forth (i) certain historical consolidated summary financial data for Sovereign and (ii) certain historical consolidated summary financial data for Carnegie. These data are derived from, and should be read in conjunction with, among other things, the consolidated financial statements of Sovereign and Carnegie, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "PRO FORMA COMBINED FINANCIAL INFORMATION."


                     SOVEREIGN SELECTED FINANCIAL DATA (1)

                                         AT OR FOR THE THREE MONTH
                                          PERIOD ENDED MARCH 31,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                        ----------------------------   ------------------------------------------
                                           1998             1997          1997             1996          1995
                                        -----------      -----------   -----------      -----------   -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA
Total assets..........................  $18,096,121      $14,873,999   $16,685,771      $14,456,934   $12,378,978
Loans.................................   10,410,727        8,877,077    10,756,785        9,067,039     7,168,405
Allowance for possible loan losses....      111,908           73,288       110,251           67,422        62,199
Investment and mortgage-backed
  securities..........................    6,302,333        5,275,299     5,005,026        4,735,405     4,443,847
Deposits..............................    9,247,612        8,235,001     8,856,651        8,068,203     8,068,720
Borrowings............................    7,159,562        5,400,209     6,630,089        5,410,536     3,399,231
Shareholders' equity..................      987,254          847,762       975,186          833,364       791,836

INCOME STATEMENT DATA
Total interest income.................  $   305,761      $   255,445   $ 1,107,395      $   955,912   $   787,066
Total interest expense................      193,162          161,294       706,978          597,612       491,047
                                        -----------      -----------   -----------      -----------   -----------
Net interest income...................      112,599           94,151       400,417          358,300       296,019
Provision for possible loan losses....        6,500           10,900        40,279           20,676        12,150
                                        -----------      -----------   -----------      -----------   -----------
Net interest income after provision
  for possible loan losses............      106,099           83,251       360,138          337,624       283,869
Other income..........................       22,300           12,314        56,472           61,175        40,106
Other expenses........................      106,225           61,454       259,322          269,509       184,319
                                        -----------      -----------   -----------      -----------   -----------
Income before income taxes and
  cumulative effect of change in
  accounting principle................       22,174           34,111       157,288          129,290       139,656
Income tax provision..................        9,147           14,037        63,100           45,341        47,626
                                        -----------      -----------   -----------      -----------   -----------
Income before cumulative effect of
  change in accounting principle......       13,027           20,074        94,188           83,949        92,030
Cumulative effect of change in
  accounting principle................           --               --            --               --            --
                                        -----------      -----------   -----------      -----------   -----------
Net income............................  $    13,027      $    20,074   $    94,188      $    83,949   $    92,030
                                        -----------      -----------   -----------      -----------   -----------
                                        -----------      -----------   -----------      -----------   -----------
Net income applicable to common
  stock...............................  $    11,468      $    18,512   $    87,944      $    77,699   $    87,342
                                        -----------      -----------   -----------      -----------   -----------
                                        -----------      -----------   -----------      -----------   -----------
PER SHARE DATA (2)
Common shares outstanding at end of
  period (in thousands)...............      132,925          125,988       130,836          125,258       122,399
Preferred shares outstanding at end of
  period (in thousands)...............        1,996            2,000         1,996            2,000         2,000
Basic earnings per share:
  Before cumulative effect of change
    in accounting principle...........  $      0.09      $      0.15   $      0.69      $      0.62   $      0.68
  After cumulative effect of change in
    accounting principle..............         0.09             0.15          0.69             0.62          0.68
Diluted earnings per share:
  Before cumulative effect of change
    in accounting principle...........         0.09             0.14          0.65             0.59          0.65
  After cumulative effect of change in
    accounting principle..............         0.09             0.14          0.65             0.59          0.65
Book value per share at end of period
  (3).................................         6.70             6.04          6.70             5.97          5.79
Common share price at end of period...           18-3/16          10            17-5/16           9-1/8         6-11/16
Dividends paid per common share.......        0.017            0.036         0.103            0.134         0.113
Selected Financial Ratios
Dividend payout ratio.................        18.89%           25.71%        15.85%           22.71%        17.38%
Return on average assets..............         0.76             0.76          0.60             0.62          0.82
Return on average stockholders'
  equity..............................        13.37            13.13         10.62            10.22         12.47
Equity to assets......................         5.46             5.70          5.83             5.76          6.40


                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                        ------------------------
                                           1994          1993
                                        -----------   ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA
Total assets..........................  $10,437,443   $7,976,835
Loans.................................    6,588,692    4,668,423
Allowance for possible loan losses....       59,896       57,445
Investment and mortgage-backed
  securities..........................    3,367,758    2,858,846
Deposits..............................    6,648,538    5,670,639
Borrowings............................    3,020,632    1,698,365
Shareholders' equity..................      654,887      508,404

INCOME STATEMENT DATA
Total interest income.................  $   585,911   $  480,278
Total interest expense................      316,796      255,638
                                        -----------   ----------
Net interest income...................      269,115      224,640
Provision for possible loan losses....       13,362       14,243
                                        -----------   ----------
Net interest income after provision
  for possible loan losses............      255,753      210,397
Other income..........................       23,188       29,248
Other expenses........................      153,482      135,635
                                        -----------   ----------
Income before income taxes and
  cumulative effect of change in
  accounting principle................      125,459      104,010
Income tax provision..................       45,862       42,541
                                        -----------   ----------
Income before cumulative effect of
  change in accounting principle......       79,597       61,469
Cumulative effect of change in
  accounting principle................           --        4,800
                                        -----------   ----------
Net income............................  $    79,597   $   66,269
                                        -----------   ----------
                                        -----------   ----------
Net income applicable to common
  stock...............................  $    79,597   $   66,269
                                        -----------   ----------
                                        -----------   ----------
PER SHARE DATA (2)
Common shares outstanding at end of
  period (in thousands)...............      125,053       94,724
Preferred shares outstanding at end of
  period (in thousands)...............           --           --
Basic earnings per share:
  Before cumulative effect of change
    in accounting principle...........  $      0.60   $     0.58
  After cumulative effect of change in
    accounting principle..............         0.60         0.63
Diluted earnings per share:
  Before cumulative effect of change
    in accounting principle...........         0.58         0.56
  After cumulative effect of change in
    accounting principle..............         0.58         0.61
Book value per share at end of period
  (3).................................         5.24         5.37
Common share price at end of period...            4-7/8        7-1/2
Dividends paid per common share.......        0.083        0.079
Selected Financial Ratios
Dividend payout ratio.................        14.31%       13.04%
Return on average assets..............         0.88         0.89
Return on average stockholders'
  equity..............................        13.47        13.63
Equity to assets......................         6.27         6.37


------------------
(1) All selected financial data have been restated to reflect all acquisitions which have been accounted for under the pooling-of-interests method of accounting, including the acquisition of ML Bancorp on February 27, 1998.
(2) All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through the date of this Proxy Statement/Prospectus.
(3) Book Value is calculated using equity divided by common shares and assuming conversion of all outstanding shares of Series B Preferred Stock. As of the date of this Proxy Statement/Prospectus, the conversion rate for Sovereign's Series B Preferred Stock is 7.184 shares of Sovereign Common Stock for each share of Series B Preferred Stock.

                        CARNEGIE SELECTED FINANCIAL DATA


                                   AT OR FOR THE THREE
                                   MONTH PERIOD ENDED
                                        MARCH 31,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------   --------------------------------------------------------------
                                    1998         1997         1997         1996         1995         1994         1993
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Interest income................  $    8,384   $    7,445   $   32,414   $   24,464   $   18,706   $   13,555   $    9,877
Interest expense...............       4,257        3,645       16,037       10,884        8,464        5,149        3,639
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income............       4,127        3,800       16,377       13,580       10,242        8,406        6,238
Provisions for loan losses.....         160          146          446        1,609          369          650          429
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses....       3,967        3,654       15,931       11,971        9,873        7,756        5,809
Non-interest income............         166          187        1,034        1,360          744          495          471
Non-interest expense...........       2,853        2,693       11,482       10,054        7,724        6,056        4,696
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes.....       1,280        1,148        5,483        3,277        2,893        2,195        1,584
Income tax expense.............         413          381        1,858        1,133          765          656          520
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income                       $      867   $      767   $    3,625   $    2,144   $    2,128   $    1,539   $    1,064
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA
Net income - basic.............  $     0.31   $     0.37   $     1.55   $     1.10   $     1.11   $     1.11   $     0.98
           - diluted...........        0.30         0.33         1.42         1.00         1.08         1.11         0.98
Cash dividends(1)..............        0.14         0.14         0.56         0.49         0.48         0.40         0.32
Book Value.....................       12.97        11.91        12.80        11.65        11.27         9.56         9.90
Weighted average shares
  outstanding:
           - primary...........   2,752,641    2,062,246    2,336,058    1,943,760    1,925,158    1,381,622    1,090,680
           - fully diluted.....   2,937,605    2,338,795    2,544,075    2,141,255    1,964,590    1,381,622    1,090,680
FINANCIAL CONDITION DATA
Total assets...................  $  423,541   $  382,663   $  431,886   $  343,357   $  250,562   $  195,654   $  154,363
Federal funds sold.............       1,000       18,425        1,725           --           --           --        2,350
Loans, net.....................     286,076      266,378      284,789      263,797      162,587      138,897      116,266
Investment securities..........     110,764       75,724      121,471       53,374       70,577       44,920       28,728
Deposits.......................     317,188      341,607      332,897      302,562      210,201      176,789      143,178
Stockholders' equity...........      35,710       24,771       35,224       23,742       21,794       18,056       10,798
Average equity to average total
  assets.......................        8.36%        6.87%        7.39%        7.75%        8.84%        7.67%        7.10%
PERFORMANCE RATIOS
Return on average assets.......        0.83%        0.88%        0.94%        0.75%        0.95%        0.87%        0.81%
Return on average stockholders'
  equity.......................        9.97%       12.82%       12.69%        9.68%       10.72%       11.39%       11.38%
Net interest margin(2).........        4.22%        4.64%        4.50%        5.11%        5.02%        5.16%        5.08%
Ratio of earnings to fixed
  charges(3)...................        1.29         1.31         1.34         1.29         1.33         1.42         1.42
ASSET QUALITY RATIOS
Allowance for loan losses to
  total loans..................        1.00%        1.03%        1.03%        1.00%        1.07%        1.00%        0.84%
Allowance for loan losses to
  non-accrual loans............       71.40%       55.36%       68.19%       79.74%       43.56%       67.80%       30.44%
Non-performing loans to total
  loans........................        1.40%        1.85%        1.51%        1.25%        2.45%        1.47%        2.75%
Non-performing assets to total
  assets.......................        1.12%        1.47%        1.12%        1.11%        1.61%        1.06%        2.09%
Net charge-offs (recoveries) to
  average loans................        0.08%        0.02%        0.06%        0.34%        0.01%        0.19%        0.28%
LIQUIDITY AND CAPITAL RATIOS
Dividend payout................       44.45%       37.64%       36.09%       44.42%       43.42%       35.91%       32.80%
Loans to deposits..............       91.10%       78.79%       86.44%       88.07%       78.18%       79.36%       81.89%
Tier I risk-based capital......       12.03%        9.01%       11.81%        8.81%       12.04%       14.06%        9.61%
Total risk-based capital.......       13.01%       10.01%       12.80%        9.79%       13.03%       15.06%       10.48%
Leverage capital...............        8.45%        7.07%        8.36%        7.20%        8.87%       10.47%        8.20%


------------------
(1) Cash dividends per share have not been restated for stock dividends.

(2) Yields on tax-exempt obligations have been computed on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%.

(3) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before fixed charges and income taxes ("earnings") by fixed charges. Fixed charges consist of interest expense and that portion of rental expense that Carnegie believes to be representative of interest.

                    PRO FORMA COMBINED FINANCIAL INFORMATION


     The following tables set forth selected unaudited pro forma financial data reflecting the Merger (accounted for using the pooling of interests method of accounting). The unaudited pro forma combined financial statements also give effect to the acquisition by Sovereign of ML Bancorp, Inc., which was completed on February 27, 1998, and Sovereign's proposed acquisition of First Home Bancorp, Inc. which is pending and considered probable of completion. See "SUMMARY -- Recent Developments" and "THE MERGER -- Accounting Treatment."


     NO ASSURANCE CAN BE GIVEN THAT ANY OF THE TRANSACTIONS INCLUDED IN THE FOLLOWING PRO FORMA FINANCIAL INFORMATION NOT CLOSED ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS WILL BE COMPLETED ON THE TERMS AND CONDITIONS DESCRIBED HEREIN.

     THE PRO FORMA FINANCIAL INFORMATION DOES NOT NECESSARILY REFLECT WHAT THE ACTUAL RESULTS OF SOVEREIGN WOULD BE FOLLOWING COMPLETION OF THE TRANSACTIONS INCLUDED IN THE FOLLOWING PRO FORMA FINANCIAL INFORMATION.


     The pro forma information has been prepared based upon an Exchange Ratio of
2.081 shares of Sovereign Common Stock for each share of Carnegie Common Stock outstanding (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.06 as of June 22, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."


     Sovereign expects to achieve certain cost savings principally through the consolidation of certain back office and support functions and through elimination of redundant costs. No assurance can be given that any cost savings will be realized. The pro forma information does not reflect any of these anticipated operating costs savings. See "THE MERGER -- Management and Operations After the Merger."

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 1998


     The following unaudited pro forma combined condensed consolidated balance sheet information combines the historical consolidated balance sheets of Sovereign and Carnegie as of March 31, 1998. The Merger has been reflected as a pooling of interests. Sovereign historical financial information has been restated to include the effects of the acquisition of ML Bancorp on February 27, 1998, which was accounted for as a pooling of interests. Combined Sovereign and Carnegie information also includes the effects of Sovereign's pending acquisition of First Home, which will be accounted for a pooling of interests. (The Merger and the First Home transaction are referred to collectively as the "Transactions.") This pro forma information should be read in conjunction with the historical consolidated financial statements of Sovereign and Carnegie, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "SUMMARY -- Recent Developments."

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)


                                                                                                  SOVEREIGN
                                                                                                 FIRST HOME
                                                                                    PRO FORMA     CARNEGIE
                                              SOVEREIGN    FIRST HOME   CARNEGIE   ADJUSTMENTS    COMBINED
                                             -----------   ----------   --------   -----------   -----------
Cash and amounts due from depository
  institutions.............................  $   362,704    $  5,464    $ 17,960          --     $   386,128
Investment and mortgage-backed
  securities...............................    6,302,333     257,040     110,764          --       6,670,137
Loans......................................   10,704,728     278,724     288,967          --      11,272,419
Allowance for possible loan losses.........     (111,908)     (3,626)     (2,891)         --        (118,425)
Goodwill and other intangible assets.......      126,534         487          --          --         127,021
Other assets...............................      711,730       7,686       8,741          --         728,157
                                             -----------    --------    --------    --------     -----------
  Total assets.............................  $18,096,121    $545,775    $423,541          --     $19,065,437
                                             ===========    ========    ========    ========     ===========
Deposits...................................  $ 9,247,612    $328,249    $317,188          --     $ 9,893,049
Borrowings.................................    7,159,562     175,928      68,675          --       7,404,165
Other liabilities..........................      572,708       3,422       1,968          --         578,098
                                             -----------    --------    --------    --------     -----------
  Total liabilities........................   16,979,882     507,599     387,831          --      17,875,312
                                             -----------    --------    --------    --------     -----------
Trust Preferred Securities.................      128,985          --          --          --         128,985
Preferred Stock............................       96,235          --          --          --          96,235
Common Stock(1)............................      491,889       8,923      33,260          --         534,072
Unallocated common stock held by ESOP......      (31,194)         --          --          --         (31,194)
Treasury Stock.............................         (171)         --          --          --            (171)
Unrecognized gain on investments...........        8,969          82          26          --           9,077
Retained Earnings..........................      421,526      29,171       2,424          --         453,121
                                             -----------    --------    --------    --------     -----------
Total shareholders' equity.................      987,254      38,176      35,710          --       1,061,140
                                             -----------    --------    --------    --------     -----------
Total liabilities and shareholders'
  equity...................................  $18,096,121    $545,775    $423,541    $     --     $19,065,437
                                             ===========    ========    ========    ========     ===========


------------------
(1) Sovereign Common Stock has no par value; accordingly, amounts shown include surplus.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1998, AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     The following unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 1998, and the years ended December 31, 1997, 1996, and 1995 give effect to the Transactions as if they had occurred on January 1, 1998, 1997, 1996 and 1995, respectively. The Transactions have been reflected as poolings of interests. This pro forma information should be read in conjunction with the historical consolidated financial statements of Sovereign and Carnegie, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "SUMMARY -- Recent Developments."



                     PRO FORMA UNAUDITED COMBINED CONDENSED
                     INCOME STATEMENT FOR THE THREE MONTHS
                            ENDED MARCH 31, 1998(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                             SOVEREIGN
                                                                                             FIRST HOME
                                                                                              CARNEGIE
                                                SOVEREIGN      FIRST HOME      CARNEGIE       COMBINED
                                                ---------      ----------      --------      ----------
Interest income...........................      $305,761         $9,967         $8,384        $324,112
Interest expense..........................       193,162          6,076          4,257         203,495
                                                --------         ------         ------        --------
Net interest income.......................       112,599          3,891          4,127         120,617
Provision for possible loan losses........         6,500            100            160           6,760
                                                --------         ------         ------        --------
Net interest income after provision for
  possible loan losses....................       106,099          3,791          3,967         113,857
                                                --------         ------         ------        --------
Other non-interest income.................        22,300            357            166          22,823
Non-interest expense......................       106,225          2,302          2,853         111,380
                                                --------         ------         ------        --------
Income before taxes.......................        22,174          1,846          1,280          25,300
Income taxes..............................         9,147            640            413          10,200
                                                --------         ------         ------        --------
Net income................................      $ 13,027         $1,206         $  867        $ 15,100
                                                ========         ======         ======        ========
Net income applicable to common stock.....      $ 11,468         $1,206         $  867        $ 13,541
                                                ========         ======         ======        ========
Basic earnings per share(2)...............      $   0.09         $ 0.45         $ 0.31        $   0.10
                                                ========         ======         ======        ========
Diluted earnings per share(2).............      $   0.09         $ 0.43         $ 0.30        $   0.09
                                                ========         ======         ======        ========


------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses for the Merger or the First Home acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $7.0 million to $8.0 million, or $.04 to $.05 per share, related to the Merger, expected to be taken in the third quarter of 1998 and
    (ii) $4.0 million to $5.0 million, or $.02 to $.03 per share, related to the First Home acquisition, expected to be taken in the third quarter of 1998.



(2) For Carnegie, based on a weighted average of shares outstanding equal to 2,753 for basic earnings and 2,938 for earnings on a diluted basis.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1997(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           SOVEREIGN
                                                                                           FIRST HOME
                                                                                            CARNEGIE
                                             SOVEREIGN       FIRST HOME      CARNEGIE       COMBINED
                                             ----------      ----------      --------      ----------
Interest income........................      $1,107,395       $38,968        $32,414       $1,178,777
Interest expense.......................         706,978        23,680         16,037          746,695
                                             ----------       -------        -------       ----------
Net interest income....................         400,417        15,288         16,377          432,082
Provision for possible loan losses.....          40,279           400            446           41,125
                                             ----------       -------        -------       ----------
Net interest income after provision for
  possible loan losses.................         360,138        14,888         15,931          390,957
                                             ----------       -------        -------       ----------
Other non-interest income..............          56,472         1,333          1,034           58,839
Non-interest expense...................         259,322         9,127         11,482          279,931
                                             ----------       -------        -------       ----------
Income before taxes....................         157,288         7,094          5,483          169,865
Income taxes...........................          63,100         2,366          1,858           67,324
                                             ----------       -------        -------       ----------
Net income.............................      $   94,188       $ 4,728        $ 3,625       $  102,541
                                             ==========       =======        =======       ==========
Net income applicable to common
  stock................................      $   87,944       $ 4,728        $ 3,625       $   96,297
                                             ==========       =======        =======       ==========
Basic earnings per share(2)............      $     0.69       $  1.75        $  1.55       $     0.70
                                             ==========       =======        =======       ==========
Diluted earnings per share(2)..........      $     0.65       $  1.72        $  1.42       $     0.66
                                             ==========       =======        =======       ==========


------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses related to the Merger or the First Home acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $7.0 to $8.0 million, or $.04 to $.05 per share, related to the Merger, expected to be taken in the third quarter of 1998; and (ii) $4.0 to $5.0 million, or $.02 or $.03 per share, related to the First Home acquisition expected to be taken in the third quarter of 1998.


(2) For Carnegie, based on a weighted average of shares outstanding equal to 2,336 for basic earnings and 2,544 for earnings on a diluted basis.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1996(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           SOVEREIGN
                                                                                           FIRST HOME
                                                                                            CARNEGIE
                                              SOVEREIGN      FIRST HOME      CARNEGIE       COMBINED
                                              ---------      ----------      --------      ----------
Interest income.........................      $955,912        $36,450        $24,464       $1,016,826
Interest expense........................       597,612         21,364         10,884          629,860
                                              --------        -------        -------       ----------
Net interest income.....................       358,300         15,086         13,580          386,966
Provision for possible loan losses......        20,676            400          1,609           22,685
                                              --------        -------        -------       ----------
Net interest income after provision for
  possible loan losses..................       337,624         14,686         11,971          364,281
                                              --------        -------        -------       ----------
Other non-interest income...............        61,175          1,387          1,360           63,922
Non-interest expense....................       269,509         10,753         10,054          290,316
                                              --------        -------        -------       ----------
Income before taxes.....................       129,290          5,320          3,277          137,887
Income taxes............................        45,341          1,035          1,133           47,509
                                              --------        -------        -------       ----------
Net income..............................      $ 83,949        $ 4,285        $ 2,144       $   90,378
                                              ========        =======        =======       ==========
Net income applicable to common stock...      $ 77,699        $ 4,285        $ 2,144       $   84,128
                                              ========        =======        =======       ==========
Basic earnings per share(2).............      $   0.62        $  1.58        $  1.10       $     0.63
                                              ========        =======        =======       ==========
Diluted earnings per share(2)...........      $   0.59        $  1.57        $  1.00       $     0.60
                                              ========        =======        =======       ==========

------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses related to the Merger or the First Home acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $7.0 to $8.0 million, or $.04 to $.05 per share, related to the Merger, expected to be taken in the third quarter of 1998; and (ii) $4.0 to $5.0 million, or $.02 or $.03 per share related to the First Home acquisition expected to be taken in the third quarter of 1998.


(2) For Carnegie, based on a weighted average of shares outstanding equal to 1,944 for basic earnings and 2,141 for earnings on a diluted basis.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1995(1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             SOVEREIGN
                                                                                             FIRST HOME
                                                                                              CARNEGIE
                                                SOVEREIGN      FIRST HOME      CARNEGIE       COMBINED
                                                ---------      ----------      --------      ----------
Interest income...........................      $787,066        $32,489        $18,706        $838,261
Interest expense..........................       491,047         18,972          8,464         518,483
                                                --------        -------        -------        --------
Net interest income.......................       296,019         13,517         10,242         319,778
Provision for possible loan losses........        12,150            600            369          13,119
                                                --------        -------        -------        --------
Net interest income after provision for
  possible loan losses....................       283,869         12,917          9,873         306,659
                                                --------        -------        -------        --------
Other non-interest income.................        40,106          2,307            744          43,157
Non-interest expense......................       184,319          7,853          7,724         199,896
                                                --------        -------        -------        --------
Income before taxes.......................       139,656          7,371          2,893         149,920
Income taxes..............................        47,626          2,660            765          51,051
                                                --------        -------        -------        --------
Net income................................      $ 92,030        $ 4,711        $ 2,128        $ 98,869
                                                ========        =======        =======        ========
Net income applicable to common stock.....      $ 87,342        $ 4,711        $ 2,128        $ 94,181
                                                ========        =======        =======        ========
Basic earnings per share(2)...............      $   0.68        $  1.74        $  1.11        $   0.68
                                                ========        =======        =======        ========
Diluted earnings per share(2).............      $   0.65        $  1.74        $  1.08        $   0.66
                                                ========        =======        =======        ========


------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses related to the Merger or the First Home acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $7.0 to $8.0 million, or $.04 to $.05 per share, related to the Merger, expected to be taken in the third quarter of 1998; and (ii) $4.0 to $5.0 million, or $.02 or $.03 per share, related to the First Home acquisition expected to be taken in the third quarter of 1998.



(2) For Carnegie, based on a weighted average of shares outstanding equal to 1,925 for basic earnings and 1,965 for earnings on a diluted basis.

                               THE ANNUAL MEETING

DATE, TIME AND PLACE


     The Annual Meeting will be held at the main office of Carnegie Bank, the wholly-owned subsidiary of Carnegie, located at 619 Alexander Road, Princeton, New Jersey 08540, at 4:00 p.m. local time, on July 30, 1998.


MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, holders of Carnegie Common Stock will be asked to consider and vote upon proposals to: (i) approve and adopt the Merger Agreement,
(ii) approve the Adjournment Proposal and alternatively, (iii) to account for the possibility that the Merger Agreement will not be approved by the shareholders of Carnegie or that the Merger will not be consummated for any other reason, to elect nine (9) directors to the Carnegie Board of Directors. Shareholders may also consider such other matters as may properly be brought before the Annual Meeting.

     THE BOARD OF DIRECTORS OF CARNEGIE HAS (WITH ALL DIRECTORS PRESENT), BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ADJOURNMENT PROPOSAL. THE FOLLOWING NINE INDIVIDUALS HAVE BEEN NOMINATED AS DIRECTORS OF CARNEGIE IN THE EVENT THE MERGER IS NOT CONSUMMATED: THEODORE H. DOLCI, JR., MICHAEL E. GOLDEN, THOMAS L. GRAY, JR., BRUCE A. MAHON, JAMES E. QUACKENBUSH, STEVEN L. SHAPIRO, SHELLEY M. ZEIGER, MARK A. WOLTERS, AND JOSEPH J. OAKES, III. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING PROXY TO VOTE FOR THE ELECTION OF THE NINE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE GIVEN OR AUTHORITY TO DO SO IS WITHHELD.

VOTES REQUIRED

     The approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Directors of Carnegie will be elected by a plurality of the votes cast by the shareholders of Carnegie. The election of Carnegie directors will only be given effect if the Merger Agreement is not approved by the shareholders of Carnegie or if the Merger is not otherwise consummated.

     Each holder of shares of Carnegie Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Annual Meeting.


     The directors and executive officers of Carnegie have agreed to vote all shares of Carnegie Common Stock that they own on the Record Date for approval and adoption of the Merger Agreement. As of May 1, 1998, directors and executive officers of Carnegie and their affiliates beneficially owned and were entitled to vote approximately 178,551 shares of Carnegie Common Stock, which represented approximately 6.5% of the shares of Carnegie Common Stock outstanding on the Record Date. Except for John Hancock Advisers, Inc. which owns 5.0% of the outstanding common stock of Carnegie based upon a recently filed Schedule 13G, management of Carnegie is not aware of any person or entity owning 5% or more of the outstanding shares of Carnegie Common Stock as of the Record Date.


VOTING OF PROXIES

     Carnegie intends to count shares of Carnegie Common Stock present in person at the Annual Meeting but not voting, shares of Carnegie Common Stock for which it had received proxies but with respect to which holders of shares have abstained on any matter, and shares of Carnegie Common Stock for which it received proxies from a broker with no indication of how shares are to be voted (a "broker non-vote") as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

     Shares represented by all properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified therein by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of the Merger

Agreement and in favor of the Adjournment Proposal and for the election of the nine (9) nominated directors.

     Under New Jersey Law, Carnegie's Certificate of Incorporation and the rules of the National Association of Securities Dealers ("NASD") applicable to Carnegie, the affirmative vote of a majority of votes cast in person or by proxy at the Annual Meeting is required to approve the Merger Agreement and the Carnegie Adjournment Proposal. Directors of Carnegie will be elected by a plurality of the votes cast by shareholders of Carnegie. Abstentions and broker non-votes relating to shares of Carnegie Common Stock will not constitute or be counted as votes "cast" for purposes of the Annual Meeting.

     It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Carnegie form does not preclude a Carnegie shareholder from voting in person. A Carnegie shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Carnegie a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person at such Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Only holders of record of Carnegie Common Stock on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 2,764,341 shares of Carnegie Common Stock were issued and outstanding and held by approximately 536 holders of record.



     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Carnegie Record Date must be represented in person or by proxy at the Carnegie Annual Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement and the Adjournment and Election Proposals at the Annual Meeting.


SOLICITATION OF PROXIES

     Carnegie will bear the cost of the solicitation of proxies from its shareholders. Sovereign and Carnegie will share equally the cost of printing this Proxy Statement/Prospectus and, under the Merger Agreement, Sovereign has agreed to bear the expense of the proxy solicitor engaged by Carnegie at Sovereign's request. In addition to solicitation by mail, the directors, officers and employees of Carnegie and its subsidiaries may solicit proxies from shareholders by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Carnegie will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.


     Corporate Investor Communications, Inc. will assist in the distribution of proxy materials and the solicitation of proxies by Carnegie for a fee of $3,500, plus reasonable out-of-pocket expenses.


     CARNEGIE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE CAPTION "THE MERGER -- EXCHANGE OF CARNEGIE STOCK CERTIFICATES," EACH CARNEGIE SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF CARNEGIE COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                                   THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

     In September 1997, Carnegie's Vice Chairman, Michael E. Golden received an unsolicited letter (the "Unsolicited Offer") from a Pennsylvania-based bank holding company, in which the bank holding company expressed an interest in acquiring or combining with Carnegie. A copy of the solicitation was forwarded to Carnegie's President, Thomas L. Gray, Jr., and Carnegie's Board of Directors.


     In response to the Unsolicited Offer, Carnegie's Board determined to retain an independent investment banking firm to act as financial advisors to the Board in evaluating and responding to the Unsolicited Offer and to advise the board with respect to potential alternative strategies. Following interviews of six investment banking firms, in early October Carnegie's Board retained Janney Montgomery Scott Inc. ("JMS") and First Colonial Securities Group, Inc. (collectively, the "Co-advisors"). With the assistance of the Co-advisors, the Board then conducted a further review of the Unsolicited Offer and determined that the Unsolicited Offer previously submitted was inadequate and not in the best interests of Carnegie's shareholders. Accordingly, the offer was rejected.


     As part of its subsequent review of strategic alternatives for Carnegie and its shareholders, management and Carnegie's Board, with the advice of the Co-advisors, considered the possible affiliation of Carnegie with a larger financial institution. To this end, JMS was authorized, among other things, to contact potential merger partners to determine their interest in a possible business combination with Carnegie. JMS prepared an information booklet and contacted certain potential acquirers, including Sovereign.

     Four financial institutions submitted expressions of interest to acquire Carnegie and JMS was authorized by Carnegie's Board to conduct further negotiations with the three financial institutions which had submitted expressions of interest containing the most favorable terms to Carnegie and its shareholders.

     At the same time, a committee of Carnegie's board and senior management, consisting of Messrs. Mahon, Gray, Wolters and Rosa, and the Co-advisors met with representatives of each of the three potential acquirers to further discuss terms and conditions of potential transactions. Following these discussions, Carnegie requested that revised expressions of interest be submitted by November 24, 1997 to Carnegie by each of the three parties.

     On November 26, 1997, Carnegie's Board of Directors met with the Co-advisors to consider and discuss revised proposals to acquire Carnegie which had been received from the three financial institutions. At this meeting, the Carnegie Board determined that the terms presented by Sovereign in its proposals were superior to the other two offers. This determination was based upon, among other things, a comparison of the three proposed transactions, the analysis of each transaction made by the Co-advisors and Carnegie's legal counsel, and a detailed review and analysis of the history, business and the financial and market factors affecting each institution. See "THE MERGER -- Reasons for the Merger." The Carnegie Board also evaluated the liquidity and trading characteristics of Sovereign Common Stock and concluded that Sovereign's acquisition of Carnegie would afford Carnegie shareholders greater liquidity and an ownership interest in a larger entity capable of competing more effectively with other financial institutions.

     At the conclusion of its November 26 meeting, the Board authorized Carnegie's management, with the assistance of the Co-advisors and legal counsel, to conduct further due diligence and to begin negotiating a definitive merger agreement with Sovereign.

     The Carnegie Board met again on December 12, 1997 following completion of Carnegie's due diligence examination of Sovereign, to consider approval of a definitive agreement with Sovereign. At that meeting, the Carnegie Board received the verbal opinion of the Co-advisors to the effect that the proposed consideration to be received by Carnegie's shareholders pursuant to the Merger was fair to such shareholders from a financial point of view. After further deliberation, the Carnegie Board approved the Merger Agreement and the Agreement was executed on behalf of Carnegie as of December 12, 1997.

  Reasons for the Merger


     The Carnegie Board of Directors has unanimously approved the Merger, and believe that the Merger is in the best interests of Carnegie and its shareholders.



     Prior to reaching its conclusion, Carnegie's Board reviewed and considered the results of a comprehensive due diligence process and reviewed the terms of the Merger with Carnegie management, the Co-advisors and Carnegie's counsel. In reaching its conclusion to accept Sovereign's offer and to enter into the Merger Agreement, Carnegie's Board considered a number of factors, including the following:


          (i) Information provided by Sovereign concerning the financial condition, results of operations and business of Sovereign on a historical and prospective basis, together with current industry, economic and market conditions applicable to financial institutions, indicated that Sovereign's management had been successful in profitably expanding Sovereign's business and increasing its revenues.

          (ii) Pro forma financial information on the Merger reflected pro forma book value and earnings per share favorable to Carnegie's shareholders.


          (iii) The price being paid by Sovereign in the Merger compared favorably in terms of multiples of book value and earnings to recent mergers involving comparable financial institutions (see "THE MERGER -- Fairness Opinion of Carnegie's Financial Advisors").


          (iv) The financial aspects of the written proposals, including the Unsolicited Offer, received from the other financial institutions which submitted expressions of interest to Carnegie's representatives were less favorable to Carnegie and its shareholders in terms of proposed exchange ratios and multiples of book value and earnings.

          (v) The tax-free nature of the transaction would benefit Carnegie's shareholders.


          (vi) The Co-advisor's extensive efforts to elicit interest from other entities which might be interested in a business combination with Carnegie indicated that the proposals received represented a thorough check of the acquisition market.


          (vii) The greater liquidity of Sovereign Common Stock as compared to Carnegie Common Stock would benefit Carnegie's shareholders.

          (viii) The Carnegie Board's belief that consolidation in the financial services industry is likely to continue.


          (ix) The favorable opinion of the Co-advisors that the consideration to be received by Carnegie's shareholders was fair from a financial point of view.


     The Board of Directors of Carnegie also took into account that Carnegie's shareholders would have the opportunity to participate in the future growth of Sovereign by obtaining Sovereign Common Stock in the Merger. The Carnegie Board believes that the Merger will result in a stronger and more effective competitor in Carnegie's markets, better able to compete effectively in the rapidly changing marketplace for banking and financial services to take advantage of opportunities that might not be available to Carnegie on its own.

     The foregoing does not purport to be a complete list of the matters considered by Carnegie's Board of Directors in approving the Merger. In approving the Merger, the Board did not identify any one factor or group of factors as being more significant than any other factor in the decision-making process.

  Recommendation of the Carnegie Board of Directors

     THE BOARD OF DIRECTORS OF CARNEGIE BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARNEGIE AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF CARNEGIE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CARNEGIE APPROVE THE MERGER AGREEMENT.

TERMS OF THE MERGER

     The Merger Agreement provides that upon completion of the Merger, Carnegie will merge with and into Sovereign, and the separate legal existence of Carnegie will cease. As a consequence of the Merger, all property, rights, powers, duties, obligations, debts and liabilities of Carnegie will automatically be taken and deemed to be transferred to and vested in Sovereign, in accordance with Pennsylvania and New Jersey law. Sovereign, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Sovereign in effect immediately prior to completion of the Merger. The directors and executive officers of Sovereign prior to the Merger will continue, in their respective capacities, as the directors and executive officers of Sovereign after the Merger.

     Upon completion of the Merger, each outstanding share of Carnegie Common Stock (other than Excluded Shares) will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock as shall equal $35.50 divided by the average of the prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the Effective Date (the "Sovereign Market Value"), provided that such Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of Carnegie will be entitled to receive a fixed number of shares of Sovereign Common Stock as follows:

          (i) If, as of the Effective Date, the Sovereign Market Value is less than $15.00 per share, each outstanding share of Carnegie Common Stock (other than Excluded Shares) will be converted into and become a right to receive 2.366 shares of Sovereign Common Stock.

          (ii) If, as of the Effective Date, the Sovereign Market Value is greater than $18.33 per share, each outstanding share of Carnegie Common Stock (other than Excluded Shares) will be converted into and become a right to receive 1.937 shares of Sovereign Common Stock.

     In addition, Carnegie may elect to terminate the Merger Agreement if (i) the Sovereign Market Value as of the date immediately preceding the Effective Date is less than $12.06 and (ii) the weighted average prices of a comparable group of nine thrift holding companies have not declined by a specific amount. However, Sovereign may override Carnegie's termination election by increasing the number of shares issuable in exchange for each share of Carnegie Common Stock from 2.366 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $28.53 based on the Sovereign Market Value as of the date immediately preceding the Effective Date. See "THE MERGER -- Termination; Effect of Termination."

     The number of shares of Sovereign Common Stock issuable in exchange for shares of Carnegie Common Stock (as finally determined, the "Exchange Ratio") accounts for the Stock Split. Further, adjustments will be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

     Shareholders of Carnegie will receive cash in lieu of fractional shares of Sovereign Common Stock. See " -- Exchange of Carnegie Stock Certificates" herein.


     As of the Record Date, directors and executive officers of Carnegie and/or Carnegie Bank have been granted options to purchase 378,248 shares of Carnegie Common Stock (the "Management Options"). On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, will cease to be outstanding and will be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of Carnegie Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock will be issuable in accordance with the terms of the respective plans and grant agreements of Carnegie under which they were issued.



     The Sovereign Common Stock and cash (in the case of fractional shares) to be received by the holders of Carnegie Common Stock (including the holders of options to acquire Carnegie Common Stock) in exchange for each share (other than Excluded Shares) of Carnegie Common Stock (including shares subject to options) are referred to herein as the "Merger Consideration."


FAIRNESS OPINION OF CARNEGIE'S FINANCIAL ADVISOR

     Carnegie has retained Janney Montgomery Scott ("JMS") to act as its financial advisor and to render a fairness opinion. JMS has delivered opinions to Carnegie's Board of Directors that, based upon and subject to the various considerations set forth therein, as of December 12, 1997, and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio is fair, from a financial point of view, to the holders of Carnegie Common Stock.


     The full text of JMS' opinion as of the date thereof (the "Proxy Opinion"), which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of JMS set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Annex C to this Proxy Statement/Prospectus. The Proxy Opinion of JMS is directed only to the Exchange Ratio and does not constitute a recommendation to any holder of Carnegie Common Stock as to how such shareholder should vote at the Annual Meeting.


     JMS was selected to render its opinions based upon its qualifications, expertise and experience. JMS has knowledge of, and experience with, New Jersey and Pennsylvania banking markets and banking organizations operating in those markets and was selected by Carnegie because of its knowledge of, experience with, and reputation in the financial services industry. In addition, JMS lead-managed a unit offering for Carnegie in August 1994 and assisted in the exercise of warrants in August 1998.

     On December 12, 1997, the Carnegie Board of Directors approved the Merger Agreement and JMS delivered an oral opinion (the "Preliminary Opinion") to the Carnegie Board of Directors stating that, as of such date, the Carnegie Exchange Ratio was fair to the holders of Carnegie Common Stock from a financial point of view. JMS reached the same opinion as of the date of this Proxy Statement/Prospectus.

     In connection with rendering its Proxy Opinion, JMS, among other things:
(i) reviewed the historical financial performances, current financial positions and general prospects of Carnegie and Sovereign, (ii) considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings per share and book value per share of Carnegie Common Stock, (iii) to the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Carnegie and Sovereign from a financial point of view to these other banks and bank holding companies, (iv) reviewed the historical market price ranges and trading activity performance of the common stocks of Carnegie and Sovereign, (v) reviewed publicly available information such as annual reports, SEC filings and research reports, (vi) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available,
(vii) discussed with certain members of senior management of Carnegie and Sovereign the strategic aspects of the Merger, including estimated cost savings from the Merger, (viii) reviewed the Merger Agreement and (ix) performed such other analyses and examinations as deemed necessary. JMS has also had conversations with various senior officers of Carnegie and Sovereign to discuss the foregoing as well as other matters believed relevant to its opinion.

     JMS relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to Carnegie's financial forecasts reviewed by JMS in rendering its opinion, JMS assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Carnegie as to the future financial performance of Carnegie. JMS did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Carnegie or Sovereign nor was it furnished with any such appraisal. JMS also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Carnegie and Sovereign were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.


     The following is a summary of selected analyses prepared and analyzed by JMS in connection with its Preliminary and Proxy Opinions but does not purport to be a complete description of the analyses undertaken by JMS. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. JMS believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Preliminary and Proxy Opinions. In performing its analyses, JMS made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Carnegie, Sovereign and JMS. Any estimates contained in JMS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Carnegie nor JMS assumes responsibility if future results or actual values are materially different from these estimates.


     Comparable Company Analysis. JMS compared selected financial and operating data for Carnegie with those of a peer group of selected banks and bank holding companies located in Pennsylvania and New Jersey with assets between $250 and $500 million (the "Peer Group"). The analysis compared price per share as a multiple of latest twelve month earnings per share, price per share as a percentage of estimated 1998 earnings per share, price per share as a percentage of book value per share, equity as a percentage of assets, nonperforming assets plus loans 90 days past due as a percentage of assets, loan loss reserve as a percentage of nonperforming assets plus loans 90 days past due, return on average assets, return on average equity and efficiency ratios. The analysis also compared the compound annual growth rates of assets, loans, deposits and earnings per share.

     In addition, JMS also compared selected financial and operating data for Sovereign with those of a peer group of selected thrift holding companies located nationally with assets between $5 billion and $25.0 billion (the "Sovereign Peer Group"). The analysis compared price per share as a multiple of latest twelve month core earnings per share, price per share as a percentage of estimated 1998 earnings per share, price per share as a percentage of book value per share, equity as a percentage of assets, nonperforming assets plus loans 90 days past due as a percentage of assets, loan loss reserves as a percentage of nonperforming assets plus loans 90 days past due, return on average assets, return on average equity and efficiency ratios.

     Analysis of Selected Merger and Acquisition Transactions. JMS analyzed certain financial aspects of selected mergers and acquisitions of New Jersey banks and bank holding companies announced since January 1, 1995, where the selling institution was located in New Jersey, and compared the multiples of book value, tangible book value and latest twelve months earnings for the Merger with the multiples paid in the subject transactions. In summary, the indicated value to be received by shareholders of Carnegie compared favorably to the value received in the transactions described herein.

     In addition, JMS analyzed certain financial aspects of selected mergers and acquisitions of banks and bank holding companies announced since December 1, 1996 where the selling institution was located in Connecticut, Maryland, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, Virginia and West Virginia and compared the multiples of book value, tangible book value and latest twelve months earnings for the Merger with the multiples paid in the subject transactions. Particular distinction was noted for transactions involving sellers located in New Jersey and for transactions involving sellers with total assets between $250 million and $500 million. In summary, the indicated value to be received by shareholders of Carnegie compared favorably to the value received in the transactions described herein.

     Discounted Dividend Analyses. Using discounted dividend analyses, JMS estimated the present value of the future dividend streams that Carnegie could produce on a stand-alone basis over a five-year period under different assumptions, if Carnegie performed in accordance with various earnings growth forecasts. JMS also estimated the terminal value for Carnegie's Common Stock after the five year period by applying a range of earnings multiples from 14 to 18 times Carnegie's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Carnegie. The dividend streams and terminal values were then discounted to present value using discount rates ranging from 10% to 15%, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Carnegie's Common Stock.


     Analysis of Stock Price and Volume. JMS compared the stock price per share performance for the 52-week period for both Carnegie and Sovereign and the daily trading volume for the same period.


     Pro Forma Merger Analysis. JMS analyzed, using earnings estimates for Carnegie and Sovereign as reported by First Call, certain pro forma effects resulting from the Merger based on the proposed Exchange Ratios. The analysis indicated that, relative to Carnegie on a stand-alone basis, the Merger would be accretive to Carnegie's earnings per share and book value per share and dilutive to tangible book value per share and cash dividends per share.

     In reaching its opinion as to fairness, none of the analyses performed by JMS was assigned a greater significance by JMS than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, JMS reached the conclusion, and opined, that the Exchange Ratio, as set forth in the Agreement is fair from a financial point of view to holders of Carnegie Common Stock.

     In connection with delivering its Proxy Opinion, JMS updated certain analyses described above to reflect current market conditions and events occurring since the date of the Agreement. Such reviews and updates led JMS to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the Preliminary Opinion.

     JMS, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

     The Proxy Opinion of JMS was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its Proxy Opinion. JMS has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date hereof.

     In delivering its Preliminary Opinion and Proxy Opinion, JMS assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restrictions will be imposed on Carnegie that would have a material adverse effect on the contemplated benefits of the Merger. JMS also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Carnegie and Sovereign after the Merger.


     Pursuant to the terms of the engagement letter dated October 6, 1997, Carnegie paid JMS and First Colonial Securities, its co-financial advisor, $25,000 upon the signing of the engagement agreement. Carnegie paid $100,000 to JMS and First Colonial Securities upon signing of the Merger Agreement. In addition, Carnegie has also agreed to pay each of JMS and First Colonial Securities one-half of 1.5% of the aggregate consideration received by Carnegie or its shareholders upon consummation of the Merger, less its respective portion of the $125,000 paid in 1997 and to reimburse JMS and First Colonial Securities for its reasonable out-of-pocket expenses. Whether or not the Merger is completed, Carnegie has agreed to indemnify JMS and First Colonial Securities and certain related persons against certain liabilities relating to or arising out of its engagement.

     THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF JMS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS.

EFFECTIVE DATE OF THE MERGER


     Under the Merger Agreement, the Effective Date is the date determined by Sovereign, in its sole discretion, upon five days prior written notice to Carnegie, but in no event will the Effective Date be later than 30 days after
(i) all required regulatory approvals for the Merger have been obtained and (ii) all actions required to be taken by Carnegie and Sovereign to authorize the Merger and the Bank Merger shall have been duly and validly taken, or such other date as Sovereign and Carnegie may agree. The parties presently expect that the Effective Date will occur on or about July 31, 1998. See " -- Conditions to the Merger" herein.


     On or prior to the Effective Date, Articles of Merger between Sovereign and Carnegie will be filed with the Pennsylvania Department of State and the New Jersey Secretary of State, and each such document will set forth the Effective Date. The Merger Agreement may be terminated by either party if, among other reasons, the Merger closing does not occur on or before September 30, 1998 and the terminating party is not in breach of or has not failed to perform or observe any of the agreements under the Merger Agreement to be performed or observed by it. See " -- Termination; Effect of Termination."

EXCHANGE OF CARNEGIE STOCK CERTIFICATES


     The conversion of Carnegie Common Stock into Sovereign Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Sovereign, or a bank or trust company designated by Sovereign, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Carnegie shareholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing Carnegie Common Stock to be exchanged for Sovereign Common Stock. Under the Merger Agreement, certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares must be mailed to former shareholders of Carnegie as soon as reasonably possible but in no event later than 15 business days following the receipt of duly endorsed certificates representing former shares of Carnegie Common Stock (except in the case of share certificates containing a restrictive legend or with respect to which stop transfer instructions pertain).


     CARNEGIE SHAREHOLDERS SHOULD NOT FORWARD CARNEGIE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. CARNEGIE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Until the certificates representing Carnegie Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the Sovereign Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Carnegie Common Stock outstanding at the Effective Date (other than Excluded Shares) will be deemed to evidence ownership of and the right to receive the shares of Sovereign Common Stock (and cash in lieu of fractional shares) into which those shares have been converted by virtue of the Merger. Neither Sovereign nor Carnegie will be liable to any holder of shares of Carnegie Common Stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     All shares of Sovereign Common Stock issued upon conversion of shares of Carnegie Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Carnegie Common Stock, subject, however, to Sovereign's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by Carnegie on such shares of Carnegie Common Stock in accordance with the Merger Agreement and which remain unpaid at the Effective Date.

     No fractional shares of Sovereign Common Stock will be issued to any shareholder of Carnegie upon completion of the Merger. For each fractional share that would otherwise be issued, Sovereign will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Sovereign Market Value.

CONDITIONS TO THE MERGER

     The obligations of Sovereign and Carnegie to effect the Merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

          (a) the Merger Agreement shall have been duly approved by the holders of Carnegie Common Stock;

          (b) all necessary governmental approvals for the Merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the Merger shall have expired (see " -- Regulatory Approvals" herein);

          (c) there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;

          (d) there shall have been delivered to each of Sovereign and Carnegie an opinion of counsel that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (see " -- Certain Federal Income Tax Consequences"); and


          (e) there shall not have been any material adverse effect (a "Material Adverse Effect") on the consolidated assets, financial condition or results of operations of the other since December 31, 1996, except for any Material Adverse Effect caused by any change in the value of the respective investment portfolios of Sovereign or Carnegie resulting from a change in interest rates generally or any change occurring after the date of the Merger Agreement in any federal or state law, rule or regulation or in generally accepted accounting principles ("GAAP"), which change affects banking institutions generally, including any change affecting the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation.


     In addition, Sovereign's obligation to effect the Merger is subject to, among others, the following additional condition that Sovereign shall have received an opinion from its independent certified public accountant that the Merger will be treated as a pooling of interests for financial accounting purposes (see " -- Accounting Treatment" herein).

     Except for the requirements of shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived in the manner and to the extent described in " -- Amendment; Waivers" herein. Sovereign does not, however, anticipate waiving the condition that it receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes. As of the date of this Proxy Statement/Prospectus, Sovereign has no reason to believe that it will not receive such an opinion from its independent auditors.

SUBSIDIARY BANK MERGER

     In connection with the Merger, Sovereign Bank and Carnegie Bank entered into the Bank Plan of Merger. Pursuant to the Bank Plan of Merger, concurrently with or as soon as practicable after completion of the Merger, Carnegie Bank will merge with and into Sovereign Bank, with Sovereign Bank surviving. Sovereign and Carnegie anticipate that the Bank Merger will be completed concurrently with the completion of the Merger.

REGULATORY APPROVALS

     The Bank Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") under the Bank Merger Act and the OTS regulations adopted thereunder. An application for approval of the Bank Merger was filed with the OTS on March 13, 1998. Under applicable OTS regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk to the BIF and the SAIF and the convenience and needs of the community to be served. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States or (ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.

     In addition, the OTS has the responsibility by statute and regulation to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act ("CRA"), which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Both Carnegie Bank and Sovereign Bank received ratings of "satisfactory" in their last CRA examinations. No protest of the Merger has been filed with the OTS under the CRA as of the date of this Proxy Statement/Prospectus.

     Because Carnegie is presently a bank holding company and Sovereign is not, and will not be after the Merger, and because the Bank Merger is expected to be completed concurrently with the Merger, Sovereign has requested confirmation from the Federal Reserve Bank of Philadelphia that no application is necessary under the Bank Holding Company Act in connection with the Merger. Sovereign has received such confirmation in the past in similar transactions.

     There can be no assurance that the regulatory authorities described above will approve the Bank Merger, and, if approved, there can be no assurance as to the date of such approvals. The Bank Merger may not be consummated until 30 days (15 days if the Attorney General does not object) after the date of the OTS approval, during which time the Department of Justice has the opportunity to challenge the Bank Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the Bank Merger, the Department of Justice could analyze the Bank Merger's effect on competition differently than the OTS, and thus it is possible that the Department of Justice could reach a different conclusion than the OTS regarding the Bank Merger's competitive effects. Failure of the Department of Justice to object to the Bank Merger does not prevent the filing of antitrust actions by private persons.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of Sovereign, Sovereign Bank, Carnegie and Carnegie Bank; (b) the capital structures of Sovereign and Carnegie; (c) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Bank Plan of Merger; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger and the Bank Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse changes, since December 31, 1996, in the consolidated assets, business, financial condition or results of operations of Sovereign or Carnegie;
(g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; (k) the quality of title to assets and properties; (l) the maintenance of adequate insurance; (m) the absence of undisclosed brokers' or finders' fees; (n) the absence of material environmental violations, actions or liabilities; (o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; (p) the accuracy of information supplied by Sovereign and Carnegie in connection with the Registration Statement on Form S-4 filed with the Commission in connection with the issuance of Sovereign Common Stock in the Merger, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger and the Bank Merger; and (q) documents filed with the Commission and the accuracy of information contained therein.

     The Merger Agreement also contains other representations and warranties by Carnegie relating to, among other things, (a) certain contracts relating to employment, consulting and benefits matters; (b) the validity and binding nature of loans reflected as assets in the financial statements of Carnegie; (c) the inapplicability of certain antitakeover provisions of New Jersey law to the Merger; and (d) transactions with affiliates.

BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Sovereign and Carnegie have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Carnegie has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Sovereign.


     In addition, Carnegie has agreed in the Merger Agreement that neither it nor Carnegie Bank may, without the written consent of Sovereign, among other things, (i) change its certificate of incorporation, charter or bylaws; (ii) change the number of authorized or issued shares of its capital stock, except for the possible issuance of up to 384,921 shares of Carnegie Common Stock upon the exercise of then outstanding stock options; (iii) grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the Merger Agreement (see "-- Dividends" herein); (vi) grant any severance pay, except in accordance with written policies or written agreements in effect on the date of the Merger Agreement (see " -- Employee Benefits and Severance" herein), or enter into or amend any employment agreement; (vii) grant any pay increase except for routine periodic increases in accordance with past practice;
(viii) engage in any merger, acquisition or similar transaction; (ix) dispose of any assets other than in the ordinary course of business; (x) change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date); (xi) implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost except as expressly permitted by the Merger Agreement; (xii) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.; (xiii) make, enter into, renew, extend, modify or compromise any transaction (including loans and commitments to lend) with any affiliate of Carnegie; (xiv) enter into any interest rate swap or similar arrangement; (xv) other than as a result of the execution and delivery of the Merger Agreement, take any action which would give rise to a right of payment to any individual under any employment agreement; (xvi) intentionally and knowingly take any action that would preclude the treatment of the Merger as a pooling of interests for financial accounting purposes; (xvii) make any loan or other credit facility commitment to any borrower in excess of $1,000,000, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $1,000,000; (xviii) waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing agreement to which Carnegie or any Carnegie subsidiary is a party, other than in the ordinary course of business, consistent with past practice; (xix) take any action which would cause any of the representations and warranties of Carnegie set forth in the Merger Agreement to be untrue or the conditions set forth in the Merger Agreement to be unsatisfied; or (xx) agree to do any of the foregoing.


     Carnegie has also agreed in the Merger Agreement, among other things, (i) to permit Sovereign, if Sovereign elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by Carnegie or any subsidiary of Carnegie; (ii) to permit a representative of Sovereign to attend committee meetings of the management of Carnegie and Carnegie Bank, and to reasonably consider Sovereign's requests that its representatives be permitted to attend meetings of Carnegie's Board of Directors or Executive Committee; (iii) if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor in connection with the solicitation of Carnegie shareholder approval of the Merger Agreement; (iv) if Sovereign requests, to cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71, and to issue their report on such financial statements; (v) if Sovereign requests, to use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Carnegie or any Carnegie subsidiary, on terms and conditions mutually acceptable to Carnegie and Sovereign; (vi) to submit the Merger Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to unanimously recommend approval of the Merger Agreement to Carnegie's shareholders; (vii) to provide to Sovereign copies of the minutes of all meetings of the Board of Directors of Carnegie and its subsidiaries, and of any of their respective committees or of any senior management committee; and (viii) to approve the Bank Merger as sole shareholder of Carnegie Bank.

     Sovereign and Carnegie have jointly agreed, among other things, (i) to prepare all applications for, and use their best efforts to obtain, all required regulatory consents; (ii) to take all actions necessary to complete the transactions contemplated by the Merger Agreement; (iii) to maintain adequate insurance; (iv) to maintain accurate books and records; (v) to file all tax returns and pay all taxes when due; (vi) to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of Carnegie; (vii) to agree upon the form and substance of any press release or public disclosure related to the Merger Agreement, the Merger and the Bank Merger; and (viii) to deliver to the other copies of all securities documents when filed.

DIVIDENDS

     The Merger Agreement permits Carnegie to pay a regular quarterly cash dividend not to exceed $.14 per share of Carnegie Common Stock outstanding. Carnegie agreed in the Merger Agreement to cause, as promptly as practicable, the regular quarterly dividend record dates and payment dates with respect to Carnegie Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates with respect to Sovereign Common Stock. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of Carnegie to receive two dividends either from Carnegie or Sovereign in any quarter or to deny or prohibit shareholders of Carnegie from receiving one dividend from Carnegie or Sovereign in any quarter. Carnegie Bank may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by Carnegie. No other dividends may be paid by Carnegie or Carnegie Bank without the prior written consent of Sovereign.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that during the term of the Merger Agreement, Carnegie shall not, nor shall it permit any Carnegie subsidiary or any other affiliate of Carnegie or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by Carnegie, any Carnegie subsidiary or any other Carnegie affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, the Merger Agreement, or concerning any acquisition of Carnegie, any Carnegie subsidiary, or any assets or business thereof, except
(i) the Board of Directors of Carnegie may respond to unsolicited inquiries from third parties to the extent required in order to fulfill its fiduciary duty and
(ii) Carnegie's officers may respond to inquiries from analysts, regulatory authorities and holders of Carnegie Common Stock in the ordinary course of business. The Merger Agreement provides that Carnegie shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with Carnegie by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

     The directors and executive officers of Carnegie have executed a letter agreement containing provisions similar to those described above relating to Carnegie, and such directors and executive officers have also agreed to vote such shares of Carnegie Common Stock in favor of the Merger Agreement. A copy of the form of letter agreement executed by the directors and executive officers of Carnegie is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A.

AMENDMENT; WAIVERS

     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Merger Agreement, Sovereign and Carnegie may
(a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of Sovereign and Carnegie required in the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated on or at any time prior to the Effective Date, which Sovereign and Carnegie presently anticipate to occur on or about July 31, 1998, (a) by the mutual written consent of Sovereign and Carnegie; or (b) by Sovereign or Carnegie (i) if there shall have been any breach of any material covenant or undertaking, representation or warranty of Sovereign which results in a Material Adverse Effect with respect to Sovereign, on the one hand, or of Carnegie which results in a Material Adverse Effect with respect to Carnegie, on the other hand, and such breach has not been substantially cured by the earlier of (A) within 30 days after the date written notice of such breach is given to the party committing such breach or (B) the Effective Date; (ii) if the Closing Date shall not have occurred on or before September 30, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by such party on or before the Effective Date; or (iii) if either party has been informed in writing by any banking agency or department of any federal or state government whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement and required to be performed or observed by such party on or before the Effective Date.

     In addition, the Merger Agreement may be terminated by Carnegie on the Closing Date, if both:

          (a) the Sovereign Market Value as of the Determination Date (i.e., the date immediately preceding the Closing Date) is less than $12.06; and


          (b) the quotient obtained by dividing the Sovereign Market Value as of the Determination Date by $16.08 (being the closing sale price of Sovereign Common Stock immediately prior to public announcement of the Merger) (the "Sovereign Ratio") is less than the quotient obtained by dividing the weighted average closing price per share (the "Index Price") of the common stocks of a group of nine specified thrift holding companies (the "Index Group"), which are identified below, as of the Determination Date by $31.76 (being the Index Price on December 11, 1997) and subtracting 0.15 from such latter number (after such subtraction, the "Index Ratio").


Notwithstanding Carnegie's right to terminate the Merger Agreement, as a result of the foregoing, Sovereign may override Carnegie's election to terminate by increasing the Exchange Ratio to equal the quotient obtained by dividing $28.53 by the Sovereign Market Value. There can be no assurance that Carnegie would exercise its right to terminate the Merger Agreement if a Termination Event (i.e., the conditions described above) exists, and if Carnegie does elect to so terminate the Merger Agreement, there can be no assurance that Sovereign will elect to increase the Exchange Ratio as provided in the Merger Agreement and as illustrated below.

     Certain possible effects of the above provisions of the Exchange Ratio may be illustrated by the following three scenarios:

          (1) If the Sovereign Market Value as of the Determination Date is not less than $12.06 (as adjusted for the Stock Split), there would be no Termination Event and no adjustment to the Exchange Ratio.

          (2) If the Sovereign Market Value on the Determination Date is less than $12.06, but the Sovereign Ratio is equal to or greater than the Index Ratio, there would be no Termination Event and no increase in the Exchange Ratio.

          (3) If the Sovereign Market Value on the Determination Date is less than $12.06 and the Sovereign Ratio is less than the Index Ratio, there would be a Termination Event and the Carnegie Board of Directors could, at its sole option, elect to terminate the Merger Agreement; provided that Sovereign could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the quotient obtained by dividing $28.53 by the Sovereign Market Value as of the Determination Date.

     The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the Sovereign Common Stock that may actually be received by holders of Carnegie Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.

     Carnegie shareholders should be aware that the Sovereign Market Value as of the Determination Date, on which the occurrence of a Termination Event and the subsequent increase, if any, in the Exchange Ratio may be determined, will be based on the average of the closing sale prices of Sovereign Common Stock during a 15-day trading period ending on the Determination Date. Accordingly, because the market price of Sovereign Common Stock between the Determination Date and the Effective Date, as well as on the date certificates representing shares of Sovereign Common Stock are delivered in exchange for shares of Carnegie Common Stock following consummation of the Merger, will fluctuate and possibly decline, the value of the Sovereign Common Stock actually received by holders of Carnegie Common Stock may be more or less than (i) the Sovereign Market Value as of the Determination Date, or (ii) the value of the Sovereign Common Stock on the Closing Date resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above.

     The Index Group consists of nine thrift holding companies selected by Sovereign and Carnegie as being directly relevant for purposes of distinguishing changes in Sovereign's stock prices that are unique from those reflective of general changes in comparable companies. The nine thrift holding companies are GreenPoint Financial Corp., Charter One Financial, Dime Bancorp, Inc., Washington Federal, Inc., Long Island Bancorp, Inc., Bank United Corp., Astoria Financial Corporation, Peoples Heritage Financial Group, and Golden State Bancorp. If Sovereign or any company belonging to the Index Group undergoes a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between December 11, 1997 and the Determination Date, the prices of Sovereign Common Stock or such other common stocks shall be appropriately adjusted. In the event the common stock of any such company ceases to be publicly traded or there has been an announcement of a proposal for the acquisition or sale of such company, such company will be removed from the Index Group and the weights will be redistributed proportionately for purposes of determining whether there has been a Termination Event.

     It is not possible to know whether a Termination Event will occur until after the Determination Date. The Carnegie Board of Directors has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the Carnegie Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of Carnegie at the Annual Meeting will confer on the Carnegie Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of Carnegie. If the Carnegie Board of Directors elects to exercise its termination right, Carnegie must give Sovereign prompt notice of that decision on the Closing Date. Sovereign has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Merger Agreement. However, Sovereign is under no obligation to increase the Exchange Ratio, and there can be no assurance that Sovereign would elect to increase the Exchange Ratio if the Carnegie Board of Directors were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by Sovereign in light of the circumstances existing at the time Sovereign has the opportunity to make such an election.

     The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Annex A to this Proxy Statement/ Prospectus) relating to possible increase of the Exchange Ratio as the result of a Termination Event.

     In the event of termination of the Merger Agreement by either Sovereign or Carnegie, there will be no liability or obligation on the part of Sovereign or Carnegie other than the obligation dealing with confidentiality and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Directors and Executive Officers

     The Board of Directors and executive officers of Sovereign in office immediately prior to the Effective Date of the Merger will constitute Sovereign's Board of Directors and executive officers after completion of the Merger.

     The Board of Directors and executive officers of Sovereign Bank in office immediately prior to the Effective Date of the Bank Merger will constitute Sovereign Bank's Board of Directors and executive officers after completion of the Bank Merger.

  Consolidation of Operations


     Sovereign expects to achieve certain cost savings and operating synergies as a result of the Merger. These costs savings and operating synergies are anticipated to aggregate approximately 40% to 50% of Carnegie's recurring operating expenses, and are expected to be substantially realized within twelve
(12) months following the Effective Date. Sovereign expects that such cost savings and operating synergies will be realized primarily as the result of the elimination of duplicative administrative and back office functions. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses relating to integrating the two companies.



     Any such expected cost savings or synergies do not give effect to an expected one-time after-tax charge of approximately $7.0 to $8.0 million, relating to Merger expenses, which will be incurred upon completion of the Merger. Such expenses will be incurred principally as a result of an addition to the allowance for possible loan losses which Sovereign has determined will be necessary in connection with a change in strategy related to problem assets, losses on sales of assets, payments to executive officers of Carnegie under existing employment contracts containing change in control related obligations, other severance payments and asset writedowns and transaction costs directly related to the Merger.


EMPLOYEE BENEFITS AND SEVERANCE

     Sovereign intends to maintain employee benefits for Carnegie and Carnegie Bank employees at levels which, in the aggregate, are at least as favorable as such benefits which existed as of December 12, 1997. On and after the Effective Date, so long as such benefits are so maintained, the employee pension and welfare benefit plans of Sovereign and Carnegie may, at Sovereign's election, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans,

Carnegie and Carnegie Bank employees shall receive credit for service with Carnegie or Carnegie Bank under Sovereign's pension and 401(k) plans, but not under Sovereign's Employee Stock Ownership Plan, for purposes of eligibility and vesting determination.


     In the Merger Agreement, Sovereign agreed to cause Sovereign Bank to provide severance to employees of Carnegie Bank whose employment is terminated in connection with the Merger within three (3) months of the Effective Date, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within 30 miles from an employee's work location), excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for cause, as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) employees with a title of vice president or higher and employees with five or more years of service shall be entitled to two weeks of base salary as severance pay for each year of service with Carnegie or Carnegie Bank, with a two-week minimum; and (ii) employees with a title lower than vice president (other than employees with five or more years of service) shall be entitled to one week of base salary as severance pay for each year of service with Carnegie or Carnegie Bank, with a one-week minimum. Employees of Carnegie Bank who do not execute the documentation required by Sovereign with respect to termination benefits will be entitled to the termination benefits provided under Carnegie Bank's severance policies.


ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sovereign and Carnegie will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both Sovereign and Carnegie for the entire fiscal year of Sovereign in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Sovereign's independent auditors confirming that the Merger will qualify for pooling of interests accounting is a condition to Sovereign's obligation to complete the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Completion of the Merger is conditioned upon delivery to Sovereign and to Carnegie of an opinion of Stevens & Lee, P.C., counsel to Sovereign, that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Sovereign and Carnegie will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     In that case, in the opinion of Stevens & Lee, P.C., the following would be the material federal income tax consequences of the Merger:

          (i) no gain or loss will be recognized by Sovereign or Carnegie in the Merger;

          (ii) no gain or loss will be recognized by holders of shares of Carnegie Common Stock upon their receipt of Sovereign Common Stock in exchange for their Carnegie Common Stock, except that shareholders who receive cash proceeds for fractional interests in Sovereign Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Carnegie Common Stock is held as a capital asset at the Effective Date;

          (iii) the tax basis of the shares of Sovereign Common Stock (including fractional share interests) received by the shareholders of Carnegie will be the same as the tax basis of their Carnegie Common Stock exchanged therefor; and

          (iv) the holding period of the Sovereign Common Stock in the hands of the Carnegie shareholders will include the holding period of their Carnegie Common Stock exchanged therefor, provided such Carnegie Common Stock is held as a capital asset at the Effective Date.

     Under the Merger Agreement, the condition that Stevens & Lee, P.C. deliver the opinion described above can be waived by Sovereign and Carnegie. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, Carnegie intends to resolicit proxies as required in accordance with the rules and regulations of the Commission.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT May AFFECT THE TREATMENT OF SHAREHOLDERS WHO ACQUIRED THEIR CARNEGIE COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR SHAREHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES May AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH CARNEGIE SHAREHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

EXPENSES

     Sovereign and Carnegie will each pay all their respective costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of financial consultants, accountants and legal counsel, except that (i) the cost of printing and mailing this Proxy Statement/Prospectus will be shared equally by Sovereign and Carnegie and (ii) if Sovereign requests Carnegie to retain a proxy solicitor in connection with the solicitation of Carnegie shareholder approval of the Merger Agreement, Sovereign will bear the expense of such proxy solicitor.

RESALE OF SOVEREIGN COMMON STOCK

     The Sovereign Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Carnegie shareholder who may be deemed to be an "affiliate" of Carnegie or Sovereign for purposes of Rule 145 under the Securities Act. Each director and executive officer of Carnegie has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any Sovereign Common Stock or Carnegie Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Sovereign and Carnegie after the Merger have been made public. This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received by any person who may be deemed an affiliate of Carnegie or Sovereign.

NO DISSENTERS' RIGHTS OF APPRAISAL


     Holders of shares of Carnegie Common Stock will not be entitled to dissenters' rights under the New Jersey BCA in connection with the matters to be acted on at the Annual Meeting. See "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights" for a more detailed discussion.


DIVIDEND REINVESTMENT PLAN

     Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign Common Stock, without payment of any brokerage commission or service charge. It is anticipated that, after the Effective Date, Sovereign will continue to offer this plan, and shareholders of Carnegie who become shareholders of Sovereign will be eligible to participate therein.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Carnegie's management, Carnegie Bank's management, the Board of Directors of Carnegie and the Board of Directors of Carnegie Bank may be deemed to have interests in the Merger in addition to their interests, if any, in Carnegie Common Stock. The Carnegie Board of Directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

STOCK OPTIONS


     As of May 1, 1998, the directors and executive officers of Carnegie beneficially own approximately 556,799 shares of Carnegie Common Stock, including Management Options to purchase 378,248 shares of Carnegie Common Stock. On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, shall cease to be outstanding and shall be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of Carnegie Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements of Carnegie under which they were issued.


INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

     Sovereign has agreed in the Merger Agreement that, on or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Carnegie and Carnegie Bank against
(i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Carnegie or any Carnegie subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, to the same extent as such officer, director or employee would be indemnified by Carnegie or Carnegie Bank as of December 12, 1997, including the right to advancement of expenses, provided, however, that any such officer, director or employee of Carnegie or Carnegie Bank may not be indemnified by Sovereign and/or Carnegie Bank if such indemnification is prohibited by applicable law.

     Sovereign has agreed to maintain Carnegie's existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, including Sovereign's existing policy if it meets the foregoing standard, covering persons currently covered by such insurance for a period of six years after the Effective Date, subject to certain maximum cost limits.

EMPLOYMENT AND OTHER AGREEMENTS

     In the Merger Agreement, Sovereign has agreed to honor the employment agreements Carnegie entered into with Mr. Thomas L. Gray, Jr., President and Chief Executive Officer of Carnegie, and Mr. Mark A. Wolters, Executive Vice President of Carnegie.


     Carnegie's employment agreement with Mr. Gray, dated January 1, 1997, (the "Gray Employment Agreement") provides for a three-year term, and further provides that it will automatically be renewed for a one-year term on each anniversary date unless, ninety days prior to such anniversary date, either party provides written notice of its intention not to renew. The Gray Employment Agreement provides that Mr. Gray will receive an annual base salary of $210,000 for fiscal 1998, and that his base salary will be reviewed annually by the Carnegie Board of Directors. In addition, the Gray Employment Agreement provides that Mr. Gray is to receive an annual bonus of not less than 6% of the adjusted net after tax income of Carnegie and such other compensation as determined by Carnegie Board of Directors. The Gray Employment Agreement permits Carnegie to terminate Mr. Gray's employment for cause at any time. The Gray Employment Agreement defines cause to mean (i) willful and continued failure to perform duties; (ii) fraud, misappropriation or material damage to the property or business of Carnegie; (iii) willful violation of law or conviction or admission of, or plea of nolo contendere to, any felony which would adversely effect the executive's ability to perform his duties; or (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by, or regulatory consent agreement with, any banking regulatory agency having jurisdiction over Carnegie or any of its subsidiaries. In the event Mr. Gray is terminated for reasons other than cause prior to the expiration of the term of the Agreement, Mr. Gray shall be entitled to receive his base salary and bonus for the remaining term. In addition, Carnegie is to maintain medical and life insurance benefits for Mr. Gray for the remaining term. Mr. Gray may terminate his employment upon 60 days' notice to Carnegie. Upon the occurrence of a change in control (as defined in the Gray Employment Agreement) which results in Mr. Gray's involuntary termination without cause or Mr. Gray's voluntary resignation within 18 months of such change in control because (i) he is reassigned to a position of lesser rank or status than Chief Executive Officer; (ii) his place of employment is relocated by more than thirty miles from its location as of the date of the Employment Agreement; or (iii) his compensation or other benefits are reduced, Mr. Gray will be entitled to receive his base salary and bonuses for a period of thirty
(30) months after such termination. In addition, Carnegie will continue to maintain Mr. Gray's medical and dental insurance and other benefits in effect through the end of such 30-month period. Mr. Gray has indicated his intention to terminate his employment upon the Effective Date. Sovereign has agreed that Mr. Gray shall be paid his termination benefits under his employment agreement calculated as though a change in control had occurred on June 30, 1998. Accordingly, in connection with consummation of the Merger, Mr. Gray will receive payments, including the value of non-cash benefits, having a present value of approximately $1,123,565 under his employment agreement.



     Carnegie's employment agreement with Mr. Wolters, dated January 1, 1997, (the "Wolters Employment Agreement") provides for a term of three years and his employment is subject to automatic renewal for an additional one-year term on each anniversary date unless, ninety days prior to such anniversary date, either party provides written notice of its intention not to renew. Mr. Wolters' annual base salary is $100,000 for fiscal 1998 and his base salary is subject to annual review by the Carnegie Board of Directors. In addition, Mr. Wolters is entitled to receive a bonus in an amount equal to 2% of the adjusted net after-tax income of Carnegie and such other compensation as determined by the Carnegie Board of Directors. The Wolters Employment Agreement permits Carnegie to terminate Mr. Wolters' employment for cause. Cause is defined under the Wolters Employment Agreement in the same manner as it is defined under the Gray Employment Agreement. In the event Mr. Wolters is terminated for reasons other than cause prior to the expiration of the initial three year term, Mr. Wolters shall be entitled to receive his salary and bonus for the remaining term. Mr. Wolters may terminate his employment upon 60 days' written notice to Carnegie. In addition, Carnegie shall maintain Mr. Wolters' medical and dental insurance and other benefits for the remaining term. Upon the occurrence of a change in control (as defined in the Wolters Employment Agreement) and the subsequent involuntary termination of Mr. Wolters without cause or his voluntary resignation within 18 months of such change in control because (i) he is reassigned to a position of lesser rank or status than Executive Vice President, (ii) his principal place of employment is moved by more than 30 miles from its current place, or (iii) his compensation or other benefits are reduced, Mr. Wolters will be entitled to receive his then current base salary and bonus for 18 months after such termination. In addition, Carnegie will continue to maintain Mr. Wolters' medical and dental insurance and other benefits in effect through the end of such 18 month period. Mr. Wolters has indicated his intention to terminate his employment upon the Effective Date. Sovereign has agreed that Mr. Wolters shall be paid his termination benefits under his employment agreement calculated as though a change in control had occurred on June 30, 1998. Accordingly, in connection with consummation of the Merger, Mr. Wolters will receive payments, including the value of non-cash benefits, having a present value of approximately $308,663, under his employment agreement.



     In the Merger Agreement, Sovereign has agreed to honor the consulting agreement, dated January 1, 1997, between Carnegie and Mr. Bruce Mahon, Chairman of the Board of Carnegie. Pursuant to the consulting agreement, Mr. Mahon receives an annual consulting fee of $100,000. The consulting agreement has a term of two and one-half (2 1/2) years from the Closing Date. The consulting agreement can be terminated at any time for cause. Cause is defined in the consulting agreement as (i) the consultant's willful and continued failure to perform his duties; (ii) fraud, misappropriation or other intentional damage to the property or business of Carnegie; or (iii) the consultant's admission or conviction of, or plea of nolo contendere to any felony that adversely affects Carnegie. In the event of Mr. Mahon's death, Carnegie is obligated to reimburse his estate for any unpaid fees and expenses for services rendered prior to his death.



     The consulting agreement provides, among other things, that upon the voluntary or involuntary termination of the agreement following a "change in control" of Carnegie (which would include the Merger) he would be entitled to receive the consulting fee for a period of 30 months after such termination. Mr. Mahon has indicated his intention to terminate the consulting agreement upon the Effective Date. Sovereign has agreed that Mr. Mahon shall be paid the termination benefits under the consulting agreement calculated as though a change in control had occurred on June 30, 1998. Accordingly, in connection with consummation of the Merger, Mr. Mahon will receive payments, including the value of non-cash benefits, having a present value of approximately $216,019 under his employment agreement.


     In the Merger Agreement, Sovereign has agreed that Mr. Richard Rosa, Senior Vice President and Chief Financial Officer of Carnegie, will be entitled to six months of base salary which by agreement includes an allowance for car expenses, medical and dental benefits, and bonus (based on his 1997 bonus), as severance pay in the event Mr. Rosa's employment is terminated in connection with the Merger within three months of the Effective Date, either because his position is eliminated or he is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within 30 miles of his present work location). Assuming a change in control occurred on June 30, 1998, followed by Mr. Rosa's termination of employment, he would receive payments, including the value of non-cash benefits, having a present value of approximately $61,183.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

     General. As a condition to Sovereign entering into the Merger Agreement, Carnegie executed and delivered to Sovereign the Stock Option Agreement, dated December 12, 1997 (the "Stock Option Agreement"), which permits Sovereign to purchase Carnegie Common Stock under certain circumstances. Pursuant to the Stock Option Agreement, Sovereign was granted an option (the "Option") to purchase up to 543,888 shares of Carnegie Common Stock (representing approximately 19.9% of the issued and outstanding shares of Carnegie Common Stock on December 11, 1997). The exercise price per share to purchase Carnegie Common Stock under the Option is equal to the lower of $31.00 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for Carnegie Common Stock upon the occurrence of one of the specified events that trigger exercise of the option. The Option may only be exercised, in whole or in part, upon the occurrence of certain events (collectively, "Triggering Events"), which are described below (none of which have occurred to the best of Sovereign's or Carnegie's knowledge as of the date of this Proxy Statement/Prospectus).

     Effect of Stock Option Agreement. The Stock Option Agreement, together with (i) Carnegie's agreement to not solicit other transactions relating to the acquisition of Carnegie by a third party and (ii) the agreement of Carnegie's directors and executive officers to vote their shares in favor of the Merger Agreement (see "THE MERGER -- No Solicitation of Transactions"), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in Carnegie from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Carnegie Common Stock than the price per share implicit in the Merger Consideration. Certain attempts to acquire Carnegie or an interest in Carnegie would cause the Option to become exercisable as described above. Sovereign's exercise of such Option would significantly increase a potential acquiror's cost of acquiring Carnegie compared to the cost that would be incurred without the Stock Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Carnegie than it might otherwise have proposed to pay. In addition, the management of Sovereign and Carnegie believe that the existence of the Stock Option Agreement is likely to prohibit any acquiror of Carnegie from accounting for any acquisition of Carnegie using the "pooling of interests" accounting method. In addition, exercise of the Option would increase the ability of Sovereign to obtain the approval of Carnegie's shareholders necessary to complete the Merger and adversely affect the ability of a third party to obtain any necessary approval of such shareholders to complete an alternative transaction.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the Stock Option Agreement, a complete copy of which is included as Annex B to this Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     The Option is exercisable only upon the occurrence of a Triggering Event. As used in the Stock Option Agreement, the term "Triggering Event" means the occurrence of any of the following events:

          (a) a person or group, other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership of 10% or more of the then outstanding shares of Carnegie Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Commission); or

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with Carnegie pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Carnegie, (ii) acquire all or substantially all of the assets or liabilities of Carnegie or all or substantially all of the assets or liabilities of Carnegie Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Carnegie Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Commission) or the then outstanding shares of common stock of Carnegie Bank, or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Carnegie or all or substantially all the assets or liabilities of Carnegie Bank, or any other business combination involving Carnegie or Carnegie Bank or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Carnegie Common Stock or the then outstanding shares of common stock of Carnegie Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as defined in the Stock Option Agreement) at least 30 days prior to the meeting of shareholders of Carnegie called to vote on the Merger, Carnegie's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Carnegie willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) Carnegie breaches, in any material respect, any binding term of the Merger Agreement or the Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or Carnegie publicly announces an intention to authorize, recommend or accept any such Proposal.

     The Option expires on the earlier of (i) the Effective Date of the Merger or (ii) termination of the Merger Agreement in accordance with its terms, except that if (A) the Merger Agreement is terminated by Sovereign as a result of a breach by Carnegie of any representation, warranty, covenant or other obligation of Carnegie which results in a Material Adverse Effect with respect to Carnegie (and such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to Carnegie) or the Effective Date or (B) the Closing Date shall not have occurred by September 30, 1998 and such failure to close by September 30, 1998 shall be due to the failure by Carnegie to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by Carnegie, then the Stock Option Agreement shall not terminate until one year after the date of termination of the Merger Agreement. The closing of a purchase of shares pursuant to the Stock Option Agreement will be deferred until receipt of all governmental or regulatory approvals (including applicable waiting periods) necessary for Carnegie to issue the shares subject to the Option.

     In the event of any change in Carnegie Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable pursuant to the Option will be adjusted appropriately.

     Carnegie has granted Sovereign certain registration rights with respect to shares of Carnegie Common Stock issuable upon exercise of the Option.

                     INFORMATION WITH RESPECT TO SOVEREIGN

GENERAL

     Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

MARKET PRICE OF AND DIVIDENDS ON SOVEREIGN COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     The Sovereign Common Stock is listed on the Nasdaq Stock Market National Market under the symbol SVRN. As of June 15, 1998, Sovereign had approximately 13,300 shareholders of record. The table below sets forth for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Sovereign Common Stock as reported by the Nasdaq Stock Market National Market and does not necessarily reflect mark-ups, mark-downs or commissions.



                                                            QUARTERLY
                                                  ------------------------------
                 QUARTER ENDED                    DIVIDEND     HIGH       LOW
                 -------------                    --------   --------   --------
June 30, 1998(1)................................   $.0200    $22.1875   $16.3125
March 31, 1998..................................    .0174     18.9375    14.9375
December 31, 1997...............................    .0137     18.0000    14.3125
September 30, 1997..............................    .0337     14.5625    12.2500
June 30, 1997...................................    .0357     12.6875     9.5000
March 31, 1997..................................    .0357     11.6875     9.1250
December 31, 1996...............................    .0336      9.4375     7.5625
September 30, 1996..............................    .0344      7.6250     6.6875


------------------

(1) Through June 22, 1998.



     On December 11, 1997, the last business day preceding public announcement of the Merger, the last sale price for Sovereign Common Stock was $17.92 per share. On June 25, 1998, the last sale price for the Sovereign Common Stock was $16.625 per share. The average weekly trading volume for the Sovereign Common Stock during the quarter ended March 31, 1998 was approximately 927,000 shares.


     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      INFORMATION WITH RESPECT TO CARNEGIE

BUSINESS


     Carnegie is a New Jersey business corporation and a bank holding company registered with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Carnegie was incorporated on October 6, 1993 for the purpose of acquiring Carnegie Bank and thereby enabling Carnegie Bank to operate within the bank holding company structure. On April 12, 1994, Carnegie acquired one hundred percent (100%) of the outstanding shares of Carnegie Bank. The principal activities of Carnegie are owning and supervising Carnegie Bank, which engages in a commercial banking business in Mercer, Burlington, Hunterdon, Morris, Ocean and Somerset counties, New Jersey and Bucks County, Pennsylvania. Carnegie directs the policies and coordinates the financial resources of Carnegie Bank.


     Carnegie's principal executive offices are located at 619 Alexander Avenue, Princeton, New Jersey 08540, telephone (609) 243-7500.


     Simultaneously herewith, Carnegie is furnishing to its shareholders its 1997 Annual Report to Shareholders. The Annual Report, which includes portions of Carnegie's Annual Report on Form 10-K for the year ended December 31, 1997, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


DIRECTORS

     Following is a list of the names of all directors of Carnegie, together with: their ages, their positions and offices with Carnegie, their principal occupations during the past five years, and the years during which their current consecutive terms as directors of Carnegie first commenced:


                                                              PRINCIPAL OCCUPATIONS                    DIRECTOR
   NAME AND POSITION WITH CARNEGIE     AGE                    DURING PAST FIVE YEARS                   SINCE(1)
   -------------------------------     ---                    ----------------------                   ---------
Theodore H. Dolci, Jr.                41    President, Ted Dolci Excavating, Inc.                       1989

Michael E. Golden                     54    Chairman and Chief Executive Officer, First Colonial        1988
                                            Securities Group, Inc., a full service stock and bond
                                            brokerage; Vice Chairman, Admiralty Bank (Palm Beach
                                            Gardens, Florida)

Thomas L. Gray, Jr.                   53    President and Chief Executive Officer of Carnegie and       1988
President and Chief                         Carnegie Bank; Director, Admiralty Bank (Palm Beach
Executive Officer                           Gardens, Florida)

Bruce A. Mahon                        67    Chairman of the Board of Carnegie and Carnegie Bank;        1988
Chairman of the Board                       Chairman, Admiralty Bank (Palm Beach Gardens, Florida)

James E. Quackenbush                  68    Retired; formerly Managing Partner, Malesard,               1988
                                            Quackenbush, Swift & Company, Certified Public
                                            Accountants

Steven L. Shapiro                     57    Chairman of Alloy, Silverstein, Shapiro, Adams, Mulford     1992
                                            & Co., Certified Public Accountants, Cherry Hill, New
                                            Jersey. Mr. Shapiro is Commissioner of the New Jersey
                                            Casino Redevelopment Authority and Trustee of the New
                                            Jersey Hospital Foundation. Mr. Shapiro is also a member
                                            of the Executive Advisory Council of Rutgers University
                                            and serves on the board of the Student Loan Marketing
                                            Corporation in Washington, D.C.

Shelley M. Zeiger                     62    Chairman, Zeiger Enterprises, Inc., import company          1992

Mark A. Wolters                       37    Executive Vice President of Carnegie and Carnegie Bank;     1994
Executive Vice President                    Director, Admiralty Bank (Palm Beach Gardens, Florida)

Joseph J. Oakes, III                  55    President, Acorn Financial Services, a financial            1988
                                            services and insurance brokerage firm


------------------

(1) Includes prior service on Board of Directors of Carnegie Bank. No director of Carnegie is also a director of any other company registered pursuant to
    Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940.

     All of Carnegie's directors serve for a period of one year and until their successors are elected and qualified.

EXECUTIVE OFFICERS


     Following is a list of the names of all executive officers of Carnegie who are not also directors, together with their ages, their positions and offices with Carnegie, and their principal occupations during the past five years:



                                                               PRINCIPAL OCCUPATIONS                    OFFICER
   NAME AND POSITION WITH CARNEGIE      AGE                    DURING PAST FIVE YEARS                     SINCE
   -------------------------------      ---                    ----------------------                    -------
Richard P. Rosa                         46    Chief Financial Officer of Carnegie Bank since April        1995
Chief Financial Officer                       1995; Director, Admiralty Bank (Palm Beach Gardens,
                                              Florida); formerly, Executive Vice President and Chief
                                              Financial Officer of Lakeland First Financial Group, Inc.
                                              and its wholly-owned subsidiary, Lakeland Savings Bank


BOARD OF DIRECTORS MEETINGS AND COMMITTEES

  Attendance at Board and Committee Meetings


     During the fiscal year ended December 31, 1997, the Board of Directors of Carnegie held thirteen (13) meetings. During that fiscal year, no director attended less than 80% of the aggregate of (i) the meetings of the Board of Directors and (ii) meetings of the committees of the Board of Directors on which such directors served.


  Committees of the Board


     The Board of Directors maintains an Audit committee (the "Audit Committee") which consisted of Messrs. Quackenbush, Shapiro and Oakes during the fiscal year ended December 31, 1997. The Audit Committee arranges for Carnegie Bank's directors examination through its independent certified public accounts, reviews and evaluates the recommendations of the directors examinations, receives all reports of examination of Carnegie and Carnegie Bank by regulatory agencies, analyzes such reports, and reports to Carnegie's Board the results of its analysis of the regulatory reports. The Audit Committee met five (5) times in 1997.


     The Board of Directors does not have a Compensation Committee. The entire Board acts as a Compensation Committee. Any compensation matter concerning Messrs. Gray and Wolters is not voted on by either individual.

     The Board of Directors does not have a Nominating Committee. The entire Board acts as a Nominating Committee.

DIRECTORS COMPENSATION


     Directors of Carnegie receive no remuneration for their service on the Board of Directors of Carnegie. Directors of Carnegie Bank, other than full-time employees of the Bank, receive a $5,000 annual retainer, payable quarterly. All directors of Carnegie Bank receive fees of $750 per Board meeting attended and $300 per committee meeting attended, except that the Chairman of the Audit Committee receives $600 per Audit Committee meeting attended. In addition, Mr. Michael Golden, in his capacity as Vice Chairman of Carnegie Bank, receives an annual stipend of $12,000. Mr. Gray does receive Board meeting and Loan Committee (of the Bank) meeting fees and Mr. Wolters does receive Board meeting fees.



     Carnegie has entered into a consulting agreement with Mr. Bruce A. Mahon, Chairman of the Board of Carnegie. Pursuant to the consulting agreement, Mr. Mahon receives an annual consulting fee of $100,000. The consulting agreement has an unexpired term of two and one-half (2 1/2) years. The consulting agreement can be terminated by Carnegie at any time for cause. Cause is defined in the consulting agreement as (i) consultant's willful and continued failure to perform his duties; (ii) fraud, misappropriation or other intentional damage to the property or business of Carnegie or (iii) the consultant's admission or conviction of, or plea of nolo contendere to, any felony that adversely affects Carnegie. In the event of Mr. Mahon's death, Carnegie is obligated to reimburse his estate for any unpaid fees and expenses for services rendered prior to his death. In addition, Mr. Mahon also receives certain insurance benefits directly from Carnegie which are not included in the consulting agreement.



     The consulting agreement provides, among other things, that upon the voluntary or involuntary termination of the agreement following a "change in control" of Carnegie (which would include the Merger) Mr. Mahon would be entitled to receive the consulting fee for a period of 30 months after such termination. Mr. Mahon has indicated his intention to terminate the consulting agreement upon the Effective Date. Sovereign has agreed that Mr. Mahon shall be paid the termination benefits under the consulting agreement calculated as though a change in control had occurred on June 30, 1988. Accordingly, in connection with consummation of the Merger, Mr. Mahon will receive payments, including the value of non-cash benefits, having a present value of approximately $216,019 under his employment agreement.



     Carnegie maintains a 1995 Directors Stock Option Plan ("1995 Directors Plan"). Under the 1995 Directors' Plan, 151,315 shares of Common Stock have been reserved for issuance, as adjusted to reflect stock dividends declared by Carnegie from time to time. Directors of Carnegie, Carnegie Bank and any other subsidiaries which Carnegie may acquire or incorporate are eligible to participate in the 1995 Directors Plan. The 1995 Directors Plan is administered by Carnegie's Board of Directors which has the power to designate which directors will receive options and the terms of such options. No option may be exercised more than ten years after the date of its grant.



     Carnegie maintains the 1993 Stock Option Plan for Non-Employee Directors (the "Outside Directors' Plan"). Under the Outside Directors' Plan, 42,000 shares of Common Stock have been reserved for issuance, adjusted to reflect stock dividends declared subsequent to the adoption of the Outside Directors' Plan. Non-employee Directors of Carnegie, Carnegie Bank and any other subsidiaries which Carnegie may acquire or incorporate participate in the Outside Directors' Plan. Each participant in the Outside Directors' Plan automatically receives an option to purchase 5,000 shares of Common Stock effective as of the date such participant commences his service on the Board of Directors. No option may be exercised more than ten years after the date of its grant. The purchase price of the shares of Common Stock subject to options under the Outside Directors' Plan is 100% of the fair market value on the date such option is granted. There are no more shares available for issuance under the Outside Directors' Plan.



     On January 15, 1997, the Board of Directors adopted the Carnegie Bancorp 1997 Stock Option Plan ("1997 Plan") which provides for grants of stock options to officers, directors and employees of Carnegie.



     The 1997 Plan is administered by Carnegie's Board of Directors, which has the authority to designate the optionees and to determine the number of shares subject to each option, the date of grant and the terms and conditions governing the option, including any vesting schedule. The Board of Directors also designates whether options granted under the 1997 Plan are non-statutory stock options or incentive stock options. In addition, the Board is charged with the responsibility of interpreting the 1997 Plan and making all administrative determinations thereunder.



     All directors, officers and employees of Carnegie or its subsidiaries are eligible to receive options under the 1997 Plan.



     The 1997 Plan authorized Carnegie to issue 274,000 shares of the Common Stock pursuant to options. However, pursuant to the terms of the 1997 Plan, no new options may first become exercisable if options to purchase in excess of 15% of Carnegie's outstanding common stock under all of Carnegie's stock option plans in the aggregate are then exercisable.


EXECUTIVE COMPENSATION


     The following table sets forth a summary for the last three (3) fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of Carnegie and each of the most highly compensated executive officers who were serving as executive officers of Carnegie at December 31, 1997 and whose individual remuneration exceeded $100,000 for the last fiscal year (collectively, "Named Officers").

                           SUMMARY COMPENSATION TABLE
                            CASH AND CASH EQUIVALENT
                             FORMS OF REMUNERATION


                                                                                                 LONG TERM
                                                                                                COMPENSATION
                                                                                                ------------
                                                                                                 SECURITIES
              NAME AND CURRENT                        ANNUAL     ANNUAL     OTHER ANNUAL         UNDERLYING
             PRINCIPAL POSITION               YEAR    SALARY    BONUS(1)   COMPENSATION(2)        OPTIONS
             ------------------               ----   --------   --------   ---------------      ------------
Thomas L. Gray, Jr. ........................  1997   $210,000   $449,508       $20,900(3)         $19,425
President and Chief Executive Officer         1996   $130,000   $173,133       $20,872                -0-
                                              1995   $130,000   $142,585       $19,409            $54,475

Mark A. Wolters ............................  1997   $100,000   $ 84,000       $14,420(3)         $14,175
Executive Vice President                      1996   $ 80,000   $ 57,711       $14,467                -0-
                                              1995   $ 80,000   $ 47,528       $12,932            $13,114

Richard P. Rosa ............................  1997   $ 85,000   $ 30,000       $ 5,000            $ 8,925
Senior Vice President and Chief Financial
Officer


------------------
(1) Bonuses earned for services rendered in the indicated years although payment may have been made in subsequent years.


(2) Other annual compensation includes director fees, insurance premiums and the personal use of Carnegie automobiles, or automobile allowance.


(3) In 1997, Mr. Gray received $18,450 for attending meetings of the Board of Directors and special committees of the Board and Mr. Wolters received $11,550 for attending meetings of the Board of Directors and special committees of the Board.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


     The following table sets forth with respect to grants of stock options made during 1997 to each of the Named Officers: (i) the name of such officer; (ii) the number of options granted; (iii) the percent the grant represents of the total options granted to all employees during 1997; (iv) the per share exercise price of the options granted; (v) the expiration date of the options; and (vi) the Black-Scholes value of the options at grant date.



                                                         PERCENT OF TOTAL
                                     NO. OF SECURITIES     OPTIONS/SARS
                                        UNDERLYING          GRANTED TO      EXERISE OR                  GRANT DATE
                                       OPTIONS/SARS        EMPLOYEES IN     BASE PRICE    EXPIRATION      PRESENT
               NAME                     GRANTED (#)        FISCAL YEAR       ($/SHARE)       DATE        VALUE(1)
               ----                  -----------------   ----------------   -----------   ----------   -------------
Thomas L. Gray, Jr.................       19,425              15.42%          $17.86       01/15/07       $59,810
Mark A. Wolters....................       14,175              11.25%          $17.86       01/15/07       $43,645
Richard P. Rosa....................        8,925               7.08%          $17.86       01/15/07       $27,480


------------------
(1) The values shown reflect standard application of the Black-Scholes pricing model using (i) a 20% stock price volatility, (ii) an expected term of five years, (iii) a risk-free interest rate of 6.17%, and (iv) a dividend yield of 3.00%. The values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the named officers to bring future success to the corporation for the benefit of all stockholders.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth with respect to each exercise of stock options during 1997 by each of the Named Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of each such officer;
(ii) the number of shares received upon exercise; (iii) the aggregate dollar value realized upon exercise; (iv) the total value of unexercised options held at December 31, 1997 separately identifying the exercisable and unexercisable options; and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 1997, separately identifying the exercisable and unexercisable options.


                                                                                           VALUE OF UNEXERCISED
                                                                      NO. OF SECURITIES        IN-THE-MONEY
                                                                         UNDERLYING         OPTIONS AT FY END
                                                                     UNEXERCISED OPTIONS      ($) (BASED ON
                                              SHARES                    AT FY END (#)       $34.37 PER SHARE)
                                           ACQUIRED ON     VALUE        EXERCISABLE/           EXERCISABLE/
                  NAME                     EXERCISE (#)   REALIZED      UNEXERCISABLE         UNEXERCISABLE
                  ----                     ------------   --------   -------------------   --------------------
Thomas L. Gray, Jr.......................     13,208      $291,745      73,822/29,584      $1,705,875/$578,412
Mark A. Wolters..........................         --            --      32,181/14,247      $  742,051/$256,907
Richard P. Rosa..........................         --            --       7,235/ 8,363      $  149,410/$148,096


EMPLOYMENT AGREEMENTS


     Carnegie has entered into employment agreements with Mr. Thomas L. Gray, Jr., its President and Chief Executive Officer, and Mr. Mark A. Wolters, its Executive Vice President. The employment agreement with Mr. Gray (the "Gray Employment Agreement") provides for a three-year term, and further provides that it will automatically be renewed for a one-year term on each anniversary date unless, ninety days prior to such anniversary date, either party provides written notice of its intention not to renew. The Gray Employment Agreement provides that Mr. Gray will receive an annual base salary of $210,000 for fiscal 1997, and that his base salary will be reviewed annually by the Board of Directors. In addition, the Gray Employment Agreement provides that Mr. Gray is to receive an annual bonus of not less than 6% of the adjusted net after tax income of Carnegie and such other compensation as determined by the Board of Directors. The Gray Employment Agreement permits Carnegie to terminate Mr. Gray's employment for cause at any time. The Gray Employment Agreement defines cause to mean (i) willful and continued failure to perform duties; (ii) fraud, misappropriate or material damage to the property or business of Carnegie; (iii) willful violation of law or conviction or admission of, or plea of nolo contendere to, any felony which would adversely affect the executive's ability to perform his duties; or (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by, or regulatory consent agreement with, any banking regulatory agency having jurisdiction over Carnegie or any of its subsidiaries. In the event Mr. Gray is terminated for reasons other than cause prior to the expiration of the term of the Agreement, Mr. Gray shall be entitled to receive his base salary and bonus for the remaining term. In addition, Carnegie is to maintain medical and life insurance benefits for Mr. Gray for the remaining term. Mr. Gray may terminate his employment upon sixty (60) days' notice to Carnegie. Upon the occurrence of a change in control (as defined in the Gray Employment Agreement) which results in Mr. Gray's involuntary termination without cause or Mr. Gray's voluntary resignation within 18 months of such change in control because (i) he is reassigned to a position of lesser rank or status than Chief Executive Officer; (ii) his place of employment is relocated by more than thirty miles from its location as of the date of the Employment Agreement; or (iii) his compensation or other benefits are reduced, Mr. Gray will be entitled to receive his base salary and bonuses for a period of thirty
(30) months after such termination. In addition, Carnegie will continue to maintain Mr. Gray's medical and dental insurance and other benefits in effect through the end of such 30-month period.



     Carnegie has entered into an employment agreement with Mark A. Wolters, the Executive Vice President of Carnegie (the "Wolters Employment Agreement"). Pursuant to the Wolters Employment Agreement, Mr. Wolters is to be employed for a term of three years and his employment is subject to automatic renewal of an additional one-year term on each anniversary date unless, ninety days prior to such anniversary date, either party provides written notice of its intention not to renew. Mr. Wolters' annual base salary is $100,000 for fiscal 1997 and this base salary is subject to annual review by the Board of Directors. In addition, Mr. Wolters is entitled to receive a bonus in an amount equal to 2% of the adjusted net after-tax income of Carnegie and such other compensation as determined by the Board of Directors. The Wolters Employment Agreement permits Carnegie to terminate Mr. Wolters' employment for cause. Cause is defined under the Wolters Employment Agreement in the same manner as it is defined under the Gray Employment Agreement. In the event Mr. Wolters is terminated for reasons other than cause prior to the expiration of the initial three-year term, Mr. Wolters will be entitled to receive his base salary and bonus for the remaining term. Mr. Wolters may terminate his employment upon sixty (60) days' written notice to Carnegie. In addition, Carnegie shall maintain his medical and dental insurance and other benefits for the remaining term. Upon the occurrence of a change in control (as defined in the Wolters Employment Agreement) and the subsequent involuntary termination of Mr. Wolters without cause or his voluntary resignation within 18 months of such change in control because (i) he is reassigned to a position of lesser rank or status than Executive Vice President, (ii) his principal place of employment is moved by more than 30 miles from its current place, or (iii) his compensation or other benefits are reduced, Mr. Wolters will be entitled to receive his then current base salary and bonus for 18 months after such termination. In addition, Carnegie will continue to maintain Mr. Wolters' medical and dental insurance and other benefits in effect through the end of such 18-month period.



                     BOARD REPORT ON EXECUTIVE COMPENSATION



     Carnegie does not maintain a standing Compensation Committee. The compensation payable to Carnegie's executive officers is determined by the Board of Directors of Carnegie, without the participation of Messrs. Gray and Wolters on any compensation matter directly related to them individually.


                         EXECUTIVE COMPENSATION POLICY


     Carnegie's policy is to compensate its executives fairly and adequately for the responsibility assumed by them for the success and direction of Carnegie, the effort expended in discharging that responsibility and the results achieved directly or indirectly from each executive's performance. "Fair and adequate compensation" is established after careful review of:



          1. Carnegie's earnings;



          2. Carnegie's performance as compared to other companies of similar size and market area; and


          3. Comparison of what the market demands for compensation of similarly situated and experienced executives.

     Total compensation takes into consideration a mix of base salary, bonus, perquisites and stock options. The particular mix is established in order to competitively attract competent professionals, retain those professionals, and reward extraordinary achievement.


     The Board of Directors also considers net income for the year and earnings per share of Carnegie before finalizing officer increases for the coming year.



     Based upon its current levels of compensation, Carnegie is not affected by the provisions of the Internal Revenue Code which limits the deductibility to a company of compensation in excess of $1 million paid to any of its top five executives. Thus, Carnegie has no policy as to that subject.


BASE SALARY

     The Board of Directors bears the responsibility for establishing base salary.

     Salary is minimum compensation for any particular position and is not tied to any performance formula or standard. However, that is not to say that poor performance will not result in termination. Acceptable performance is expected of all executive officers as a minimum standard.

     To establish salary, the following criteria are used:

          1. Position description.

          2. Direct responsibility assumed.

          3. Comparative studies of peer group compensation. Special weight is given to local factors as opposed to national averages.


          4. Earnings performance of Carnegie resulting in availability of funds for payment of salary expense.


          5. Competitive level of salary to be maintained to attract and retain qualified and experienced executives.

ANNUAL BONUSES


     Each year the Board establishes the parameters for the award of a bonus and the size of the pool of available bonus money. The current parameters are related to Carnegie's net income after taxes.


STOCK OPTIONS

     Stock option awards are determined by the Board's Stock Option Committee.

     The Stock Option Committee meets to evaluate meritorious performance of all officers and employees for consideration to receive stock options.

     The Stock Option Committee makes awards based upon the following criteria:


          1. Position of the officer or employee in Carnegie.



          2. The benefit which Carnegie or Carnegie Bank has derived as a result of the efforts of the award candidate under consideration.



          3. Carnegie's desire to encourage long-term employment of the award candidate.


PERQUISITES

     Perks, such as company automobiles and their related expenses, country club memberships, auxiliary insurance benefits and other perks which the Board may approve from time to time are determined and awarded pursuant to evaluation under the same criteria used to establish base salary.


     Carnegie has long believed that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. The bonus program and the stock option awards both provide competitive compensation while mirroring Carnegie's performance. Since the bonus is based on a direct, explicit link to Carnegie's performance, it is directly and explicitly linked to the value received by shareholders. Carnegie's profitability inures to the benefit of shareholders, and is a direct result of the direction established by management.


                       MEMBERS OF THE BOARD OF DIRECTORS

Bruce A. Mahon                                James E. Quackenbush
Theodore H. Dolci, Jr.                        Steven L. Shapiro
Thomas L. Gray, Jr.                           Mark A. Wolters
Michael E. Golden                             Shelly M. Zeiger
Joseph J. Oakes, III

PERFORMANCE GRAPH



     Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on Carnegie Common Stock against (1) the cumulative total return on the NASDAQ Total U.S. Bank Index, and (2) the cumulative total return on the SNL $250M-$500M Bank Index for the period commencing September 8, 1994, the date on which Carnegie commenced trading on the NASDAQ National Market, and ending December 31, 1997.



     Cumulative total return on Carnegie Common Stock, the NASDAQ Total U.S. Index and the SNL $250M-$500M Bank Index equals the total increase in value since September 8, 1994, assuming reinvestment of all dividends. The graph and table were prepared assuming that $100.00 was invested on September 8, 1994, in Carnegie Common Stock, the NASDAQ Total U.S. Index and the SNL $250M-$500M Bank Index.


                               PERFORMANCE GRAPH

In the printed version of the document, a line graph appears which depicts the following plot points:

                                                                  PERIOD ENDING
                                               ----------------------------------------------------
                                               09/08/94   12/31/94   12/31/95   12/31/96   12/31/97
                                               --------   --------   --------   --------   --------
Carnegie Bancorp.............................   100.00      78.04     125.76     154.45     305.61
NASDAQ -- Total US(1)........................   100.00      98.13     138.79     170.70     209.47
SNL $250M-$500M Bank Index(2)................   100.00      97.22     131.20     170.36     294.65

------------------
(1) The NASDAQ Total US Index consists of all NASDAQ National Market and SmallCap Stocks.

(2) The SNL $250M-$500M Bank Index consists of all publicly traded banks with assets between $250M and $500M.

PRINCIPAL AND OTHER SHAREHOLDERS OF CARNEGIE


     The following table sets forth, as of February 28, 1998, certain information concerning the ownership of shares of Common Stock by (i) each person who is known by Carnegie to own beneficially more than five percent (5%) of the issued and outstanding common Stock, (ii) each director and nominee for director of Carnegie, (iii) each named executive officer described in the section captioned "Executive Compensation", and (iv) all directors and officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.


                                                           NO. OF SHARES          PERCENT
NAME OF BENEFICIAL OWNER                               BENEFICIALLY OWNED(1)      OF CLASS
------------------------                               ---------------------      --------
John Hancock Advisers, Inc.......................             137,659(2)            5.00%
  101 Huntington Avenue
  Boston, Massachusetts 02199


NAME OF DIRECTORS AND EXECUTIVE OFFICERS
-------------------------------------------------
Bruce A. Mahon...................................              51,357(4)            1.83%
Thomas L. Gray, Jr...............................             116,201(5)            4.06
Mark A. Wolters..................................              49,609(6)            1.77
Theodore H. Dolci, Jr............................              34,521(3)            1.24
Michael E. Golden................................              77,143(7)            2.75
Joseph J. Oakes, III.............................              42,824(3)(8)         1.54
James E. Quackenbush.............................              54,415(3)(9)         1.95
Steven L. Shapiro................................              29,663(10)           1.07
Shelly M. Zeiger.................................              31,750(11)           1.14
Richard P. Rosa..................................              22,285(12)            .80
All Directors and Executive Officers As a
  Group..........................................             509,768              16.90


------------------

 (1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through Carnegie's Dividend Reinvestment Plan.



 (2) Based solely upon the most recent Schedule 13G filed by John Hancock Advisers, Inc. received by Carnegie.


 (3) Includes 23,341 shares purchasable pursuant to options which are exercisable within sixty (60) days.

 (4) Includes 2,808 shares beneficially owned by Mr. Mahon's spouse. Also included are 36,683 shares purchasable pursuant to options which are exercisable within sixty (60) days.


 (5) Includes 734 shares held by Mr. Gray's former spouse as guardian for his minor son, 1,350 shares held in a self-directed IRA, 2,126 shares under Carnegie Bank's 401(k) Plan and 78,678 shares purchasable pursuant to options which are exercisable within sixty (60) days.



 (6) Includes 35,725 shares purchasable pursuant to options which are exercisable within sixty (60) days, 1,062 shares held in an IRA account and 2,120 shares under Carnegie Bank's 401(k) Plan.


 (7) Includes 8,424 shares held in a Profit Sharing Plan of which Mr. Golden is the beneficiary, 5,643 shares in a retirement account and 9,004 shares held in a self-directed IRA. Also includes 40,515 shares purchasable pursuant to options which are exercisable within sixty (60) days.

 (8) Includes 7,116 shares held in a Keogh Plan of which Mr. Oakes is the beneficiary and 11,086 shares in a retirement account.

 (9) Includes 15,495 shares held in Mr. Quackenbush's self-directed IRA and 9,866 shares in the name of The Fairburst Trust, of which Mr. Quackenbush's spouse is co-trustee and beneficiary and 100 shares in Mr. Quackenbush's spouse's self-directed IRA.

(10) Includes 4,282 shares held in Mr. Shapiro's self-directed IRA and 1,207 shares held in a voluntary Pension Plan of which Mr. Shapiro is trustee and beneficiary. Also includes 21,257 shares purchasable pursuant to options which are exercisable within sixty (60) days.

(11) Includes 1,348 shares held by Mr. Zeiger's spouse and minor child, and 21,257 shares purchasable pursuant to options which are exercisable within sixty (60) days.

(12) Includes 5,116 shares held in Mr. Rosa's self-directed IRA, 99 shares under the Bank's 401(k) Plan and 7,609 shares held in the name of Morris Area community foundation of which Mr. Rosa is Finance Chairman. Also includes 9,466 shares purchasable pursuant to options which are exercisable within sixty (60) days.

CERTAIN TRANSACTIONS


     Carnegie Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of Carnegie Bank's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.



     Michael E. Golden is the Vice Chairman of the Board of Carnegie and is also the Chairman and CEO of FCSG, Inc. On October 6, 1997, Carnegie retained Janney Montgomery Scott Inc. and FCSG, Inc. (collectively, the "Co-advisors") to act as financial advisors to Carnegie's Board of Directors in evaluating and responding to an unsolicited expression of interest to acquire Carnegie and to advise the Board with respect to potential strategic alternatives available to Carnegie. Carnegie paid a non-refundable advisory fee of $25,000 to the Co-advisors upon retaining the Co-advisors, and $100,000 upon execution of the Merger Agreement with Sovereign Bancorp Inc. on December 12, 1997. Under the terms of Carnegie's engagement of the Co-advisors, half of the fees were paid to FCSG, Inc. Additionally, each Co-advisor would be entitled to receive a payment equal to one-half of 1.5% of the aggregate consideration received by Carnegie or its shareholders upon consummation of the Merger, less its respective portion of the $125,000 fee already paid during 1997.

MARKET PRICE OF AND DIVIDENDS ON CARNEGIE COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     The Carnegie Common Stock is listed on the Nasdaq Stock Market National Market under the symbol CBNJ. As of the Record Date, there were approximately 536 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices as reported on the Nasdaq Stock Market National Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.



                                                                          QUARTERLY
                                                               --------------------------------
QUARTER ENDED                                                  DIVIDEND       HIGH        LOW
-------------                                                  --------      ------      ------
June 30, 1998(1).........................................       $0.14        $42.87      $34.75
March 31, 1998...........................................        0.14         37.25       30.00
December 31, 1997........................................        0.14         35.00       23.38
September 30, 1997.......................................        0.14         27.50       18.25
June 30, 1997............................................        0.14         18.75       16.50
March 31, 1997...........................................        0.14         19.63       17.50
December 31, 1996........................................        0.13         20.13       16.75
September 30, 1996.......................................        0.12         17.13       15.00
June 30, 1996............................................        0.12         16.25       14.25
March 31, 1996...........................................        0.12         18.00       15.75


------------------

(1) Through June 22, 1998



     On December 11, 1997, the last business day preceding public announcement of the Merger, the last sale price for Carnegie Common Stock was $31.00 per share. On June 22, 1998, the last sale price for Carnegie Common Stock was $35.00 per share. The average weekly trading volume for the Carnegie Common Stock during the quarter ended March 31, 1998 was approximately 79,812 shares.


     The Merger Agreement permits Carnegie to pay a regular quarterly cash dividend not to exceed $.14 per share of Carnegie Common Stock outstanding. Carnegie agreed in the Merger Agreement to cause, as promptly as practicable, the regular quarterly dividend record dates and payment dates with respect to Carnegie Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates with respect to Sovereign Common Stock. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of Carnegie to receive two dividends either from Carnegie or Sovereign in any quarter or to deny or prohibit shareholders of Carnegie from receiving one dividend from Carnegie or Sovereign in any quarter. Carnegie Bank may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by Carnegie. No other dividends may be paid by Carnegie or Carnegie Bank without the prior written consent of Sovereign. See "THE MERGER -- Dividends." Carnegie's ability to continue to pay dividends may be dependent upon its receipt of dividends from Carnegie Bank. See "SUPERVISION AND REGULATION," set forth in Carnegie's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (included as part of Carnegie's 1997 Annual Report to Shareholders), which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES

     The authorized capital stock of Sovereign consists of 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), and 7,500,000 shares of authorized preferred stock ("Sovereign Preferred Stock"). As of March 31, 1998, there were 132,925,323 shares of Sovereign Common Stock issued and outstanding, 9,253 shares held by Sovereign as treasury stock and 1,995,617 shares of Series B Preferred Stock issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign's stock option plans or in connection with pending acquisitions by Sovereign.

COMMON STOCK

     The holders of Sovereign Common Stock are entitled to share ratably in dividends when and if declared by the Sovereign Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

     Sovereign Bank will not be permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current OTS regulations require a holding company's insured institutions to give the OTS 30 days advance notice of any proposed declaration of dividends to the holding company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

     The OTS capital distribution rule, which became effective on August 1, 1990, provides for three tiers of savings associations: (i) Tier 1 associations, associations that have capital ("total capital" as calculated under the OTS capital regulations) equal to or greater than their fully phased-in capital requirements (the requirements applicable at December 31, 1994) prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; (ii) Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; and (iii) Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed capital distribution. At March 31, 1998, Sovereign Bank is a "Tier 1 association" both historically and on a pro forma basis after giving effect to the Bank Merger. Under the OTS capital distribution rule, a Tier 1 association may make capital distributions of up to the greater of (a) 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year or (b) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the foregoing limits if the OTS does not object after receiving notice thereof. A Tier 2 association is authorized to make distributions of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. A Tier 2 association may, through a written approval process, obtain OTS approval to make distributions in excess of these amounts. Tier 3 associations are not authorized to make any capital distributions without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the capital distribution is consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of capital distributions for Tier 1 and Tier 2 associations.

     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Prior to the issuance of any Sovereign Preferred Stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Common Stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders are not entitled to cumulate votes in the election of directors.

     The holders of Sovereign Common Stock have no preemptive rights to acquire any additional shares of Sovereign. In addition, the Sovereign Common Stock is not subject to redemption.

     Sovereign's Articles of Incorporation authorize the Sovereign Board of Directors to issue authorized shares of Sovereign Common Stock without shareholder approval. Sovereign Common Stock is included for quotation on the Nasdaq Stock Market National Market. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign Common Stock or securities convertible into Sovereign Common Stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Common Stock or 20% or more of the voting power outstanding before issuance; or (4) would result in a change in control of Sovereign. Under Nasdaq Stock Market National Market rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than pursuant to a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate. For a discussion of the approval of Sovereign shareholders required for the issuance of the shares of Sovereign Common Stock issuable to Carnegie shareholders in the Merger, see "THE MEETING -- Votes Required."

     In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Preferred Stock.

PREFERRED STOCK

  General

     Sovereign's Board of Directors is authorized to approve the issuance of Sovereign Preferred Stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of Sovereign Preferred Stock issued will be determined by the Sovereign Board of Directors at the time of issuance and may include, among other things, rights to participating dividends, voting and convertibility into shares of Sovereign Common Stock. Shares of Sovereign Preferred Stock may be issued with dividend, redemption, voting, and liquidation rights taking priority over Sovereign Common Stock, and may be convertible into Sovereign Common Stock, as determined by the Sovereign Board of Directors at the time of issuance.

     On April 15, 1998, Sovereign announced that it would redeem all outstanding shares of its Series B Preferred Stock on May 15, 1998. Substantially, all holders of the Series B Preferred Stock will convert their stock to Sovereign Common Stock on or prior to the redemption date. Sovereign issued shares of Sovereign Common Stock upon conversions of the Series B Preferred Stock.

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SHAREHOLDER RIGHTS PLAN

     Sovereign maintains a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, each outstanding share of Sovereign Common Stock has attached to it one right to purchase one one-hundredth of a share of a series of junior participating preferred stock (the "Series A Junior Participating Preferred Stock") at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     The rights become exercisable to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. The rights can also be exercised if a person or group who has become a beneficial owner of at least 4.9% of Sovereign Common Stock or total voting power is declared by Sovereign's Board of Directors to be an "adverse person," as defined in the Rights Plan.

     After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either Sovereign Common Stock or the common stock of the potential acquiror, in lieu of the Series A Junior Participating Preferred Stock, at a substantially reduced price.

     Sovereign is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Sovereign Board of Directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

     Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign stock and the removal of Sovereign's management. These provisions: (1) empower the Sovereign Board of Directors, without shareholder approval, to issue Sovereign Preferred Stock the terms of which, including voting power, are set by the Sovereign Board of Directors; (2) divide the Sovereign Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign Board of Directors; (5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's Articles of Incorporation; (7) require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign voting stock at the highest price paid by such person for shares of Sovereign voting stock during the preceding year; (8) eliminate cumulative voting in elections of directors; (9) require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's Bylaws; (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and (11) provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.

     The Pennsylvania BCL also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation and (2) prohibit for five

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

years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania BCL. To the extent applicable to Sovereign at the present time, this legislation generally: (1) expands the factors and groups (including shareholders) which the Sovereign Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Sovereign Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the Pennsylvania BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign's opt-out from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign, by means of an amendment to Sovereign's Bylaws, which could be adopted by the Board of Directors, without shareholder approval, rescinding the Bylaw provision by which Sovereign originally opted out of coverage by these statutes.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

     At the Effective Date, shareholders of Carnegie automatically will become shareholders of Sovereign, and their rights as shareholders will be determined by the Pennsylvania BCL and by Sovereign's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Sovereign Common Stock and the rights of holders of Carnegie Common Stock. These differences arise from various provisions of the Pennsylvania BCL and the New Jersey BCA, the Articles of Incorporation, Bylaws and Rights Plan of Sovereign and the Certificate of Incorporation and Bylaws of Carnegie.

     This summary does not purport to be a complete statement of the rights of Carnegie shareholders under the applicable New Jersey law, Carnegie's Certificate of Incorporation or Carnegie's Bylaws or a comprehensive comparison with the rights of Sovereign's shareholders under the applicable Pennsylvania law, Sovereign's Articles of Incorporation and Sovereign's Bylaws, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the New Jersey BCA and the governing corporate instruments of Carnegie and to the Pennsylvania BCL and the governing corporate instruments of Sovereign. Copies of such governing corporate instruments of Carnegie and Sovereign are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

DIRECTORS

  Removal

     Pursuant to Sovereign's Articles of Incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of the outstanding voting shares.

     Under Carnegie's Bylaws, directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the issued and outstanding shares of Carnegie Common Stock entitled to vote in the election of directors.

  Nomination

     Shareholders of Sovereign are required to submit, in writing and in advance, any nomination of a candidate for election as a director. Sovereign's Bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days' notice of the meeting is given to shareholders in which case such nominations must be submitted within 7 days following the mailing of the notice to shareholders).

     Neither Carnegie's Certificate of Incorporation or Bylaws nor the New Jersey BCA provides Carnegie's shareholders with similar rights.

  Election of Directors

     Sovereign's Articles of Incorporation and Bylaws provide that its Board of Directors shall be composed of not less than six nor more than 25 directors, the number of which may be determined by the Board of Directors. Presently, the Board of Directors is composed of eight members. The Sovereign Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. Classification of the Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Sovereign Board of Directors and thereby could impede a change in control of Sovereign.

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

     Carnegie's Bylaws provide that the Board of Directors shall be composed of not less than one nor more than 25 directors. Presently, the Board of Directors is composed of nine members. All members of the Board of Directors of Carnegie are elected annually.

  Cumulative Voting

     Neither Sovereign's nor Carnegie's shareholders are permitted to cumulate votes in the election of directors.

  Limited Liability

     As permitted by the Pennsylvania BCL, Sovereign's Bylaws provide that directors of Sovereign are not personally liable to Sovereign, its shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

     As permitted by the New Jersey BCA, Carnegie's Certificate of Incorporation provides that neither directors nor officers of Carnegie are personally liable to Carnegie or its shareholders for breach of any duty owed to Carnegie or its shareholders, unless such breach of duty is based on an act or omission (i) in breach of such person's duty of loyalty to Carnegie or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

  Indemnification

     The Bylaws of Sovereign and the Certificate of Incorporation of Carnegie each provide for indemnification of directors, officers, employees and agents for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania or New Jersey laws, as the case may be.

     Directors, officers, employees and agents of Sovereign are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

     Generally, current and former directors, officers, employees and agents of Carnegie are entitled to indemnification (i) in third party actions, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Carnegie and, as to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) in derivative or corporate actions, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Carnegie, provided the person has not been adjudged to be liable to Carnegie. Indemnification in both third party actions and derivative or corporate actions can be made only as authorized in a specific case upon a finding that the appropriate standard for indemnification has been met. Such finding must be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) by the shareholders if the Certificate of Incorporation or Bylaws or a resolution of the Board of Directors or the shareholders so directs.

SHAREHOLDER MEETINGS

     Annual meetings of Sovereign shareholders may be called at any time by the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office. Sovereign shareholders are not entitled to call a annual meeting of shareholders.

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

     The Bylaws of Carnegie provide that annual meetings of shareholders may be called only by the Chairman of the Board, the President or the Board of Directors.

     Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or 7 days if less than 21 days' notice of the annual meeting is given to shareholders). Neither the Certificate of Incorporation nor the Bylaws of Carnegie contains any similar provisions.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Sovereign's Bylaws provide that no action required or permitted to be taken at any annual or annual meeting of Sovereign's shareholders may be taken without a meeting, and the power of Sovereign's shareholders to consent in writing to action without a meeting is expressly denied.

     Carnegie's Bylaws allow shareholders of Carnegie to act without a meeting only if all shareholders entitled to vote thereon consent thereto in writing. The New Jersey BCA provides that if the action of shareholders is being taken pursuant to Chapter 10 of the New Jersey BCA (relating to merger, consolidation, acquisition of all capital shares and sale of assets), such action may be taken without a meeting only if all shareholders consent thereto in writing or if all shareholders entitled to vote thereon consent thereto in writing and the corporation notifies all other shareholders of the action consented to, the proposed effective date of such action and any conditions precedent to the action. Such notification must be given at least 20 days in advance of the effective date of such action.

INSPECTION RIGHTS

     The Pennsylvania BCL and Sovereign's Bylaws provide that every shareholder of Sovereign, upon written demand under oath stating the purpose thereof, shall have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of the shareholders and directors, and make copies or extracts therefrom.

     The New Jersey BCA provides that any person who shall have been a shareholder of record of a corporation for at least six months immediately preceding his or her demand, or any person holding, or so authorized in writing by the holders of, at least 5% of the outstanding shares of any class or series, upon at least 5 days' written demand shall have the right, for any proper purpose, to examine during usual business hours the corporation's minutes of the proceedings of shareholders and record of shareholders and to make extracts therefrom; provided, however, that a court may, upon proof by a shareholder of a proper purpose, irrespective of the period of time during which the shareholder shall have been a shareholder of record, and irrespective of the number of shares held by such shareholder, compel the production of the books and records of account, minutes and record of shareholders of the corporation for examination by such shareholder.

SHAREHOLDER RIGHTS PLAN

     Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign Common Stock are entitled, under certain circumstances generally involving an accumulation of Sovereign Common Stock, to purchase Sovereign Common Stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

     Carnegie does not have a shareholder rights plan.

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

ANTITAKEOVER PROVISIONS

  Sovereign

     Sovereign is subject to some, but not all, of various provisions of the Pennsylvania BCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the Board of Directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania BCL.

     Subchapter 25E of the Pennsylvania BCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

     Subchapter 25F of the Pennsylvania BCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

     Subchapter 25G of the Pennsylvania BCL (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     Subchapter 25H of the Pennsylvania BCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Subchapters 25E-H of the Pennsylvania BCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the Pennsylvania BCL, Sovereign has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

     In addition, the fiduciary duty standards applicable to the Board of Directors of Sovereign under the Pennsylvania BCL and certain provisions of Sovereign's Articles of Incorporation and Bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Pennsylvania Corporate Law Provisions."

  Carnegie

     The New Jersey Shareholders Protection Act ("NJSPA") provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "New Jersey Resident Domestic Corporation") may engage in any "business combination" (as defined in the NJSPA, a "Business Combination") with any interested shareholder

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

(as defined in the NJSPA, an "Interested Shareholder") of that New Jersey Resident Domestic Corporation for a period of five years following that Interested Shareholder's stock acquisition unless that Business Combination is approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Shareholder's stock acquisition date. The term Business Combination, as defined in the NJSPA, includes, among other things, certain mergers, consolidations, asset transfers, stock issuances, plans of liquidation and recapitalizations. Interested Shareholder, as defined in the NJSPA, includes certain persons holding, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the New Jersey Resident Domestic Corporation and certain affiliates of the New Jersey Resident Domestic Corporation that, at any time within the five year period immediately prior to the date in question, were the beneficial owners, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the New Jersey Resident Domestic Corporation.

     Pursuant to the NJSPA, no New Jersey Resident Domestic Corporation may engage, at any time, in any Business Combination with any Interested Stockholder of that New Jersey Resident Domestic Corporation other than: (i) a Business Combination approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition date, (ii) a Business Combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that Interested Shareholder at a meeting called for such purpose, or (iii) a Business Combination where the Interested Shareholder pays a formula price designed to ensure that all holders (other than the Interested Shareholder) of stock of the New Jersey Resident Domestic Corporation receive at least the highest price per share paid by that Interested Shareholder for any shares of capital stock acquired by it. The NJSPA does not apply to certain inadvertent acquisitions, provided the Interested Shareholder divests itself or himself of a sufficient number of shares in accordance with the NJSPA. A New Jersey Resident Domestic Corporation may not opt out of the NJSPA.

     Under the New Jersey BCA, directors of a New Jersey corporation may consider, in discharging their duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to considering the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding such proposal or offer.

REQUIRED SHAREHOLDER VOTE

  General

     Subject to the voting rights of any series of Sovereign Preferred Stock then outstanding (see "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Preferred Stock"), the holders of Sovereign Common Stock possess exclusive voting rights of Sovereign. Each holder of Sovereign Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of Sovereign, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval (abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law).

     The holders of Carnegie Common Stock possess exclusive voting rights of Carnegie. Each holder of Carnegie Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of Carnegie, the affirmative vote of a majority of the votes cast at a shareholders' meeting is required for approval.

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  Fundamental Changes

     Sovereign's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66-2/3% of the members of Sovereign's Board of Directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's Board of Directors, Sovereign's Articles of Incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign's voting power. The Merger has been unanimously approved by Sovereign's Board of Directors.

     Under Carnegie's Bylaws, any merger, consolidation, asset sale or similar transaction generally requires the affirmative vote of a majority of the votes cast at the meeting at which the matter is considered.

  Amendment of Articles or Certificate of Incorporation

     Sovereign's Articles of Incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign's Articles of Incorporation relating to noncumulative voting, the classification of directors, the approval of fundamental changes, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign's Board of Directors if evaluating a tender offer, merger, consolidation or similar transaction all require (i) the affirmative vote of 80% of the shares entitled to vote or (ii) the affirmative vote of 80% of the members of Sovereign's Board of Directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

     Under the New Jersey BCA, if the Board of Directors approves a proposed amendment to Carnegie's Certificate of Incorporation and directs that the proposed amendment be submitted to a vote at a meeting of shareholders, the proposed amendment will be adopted upon the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon and, if any class or series of securities of Carnegie is entitled to vote on such motion as a class, upon the affirmative vote of a majority of the votes cast by each such class.

AMENDMENT OF BYLAWS

     The authority to amend or repeal Sovereign's Bylaws is vested in Sovereign's Board of Directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of Sovereign's total voting power (except that any amendment to the indemnification and limitation of director liability provisions set forth in the Bylaws shall require the affirmative vote of two-thirds of the entire Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

     The Bylaws of Carnegie may be amended or repealed by vote of a majority of directors or by vote of a majority of the stock outstanding and entitled to vote.

MANDATORY TENDER OFFER PROVISION

     Sovereign's Articles of Incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign's voting stock within the preceding twelve months. Such

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provision is inapplicable if at least 80% of Sovereign's Board of Directors approves in advance such acquisition of 25% or more of Sovereign's total voting power. The Pennsylvania BCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium.

     Neither Carnegie's Certificate of Incorporation or Bylaws nor the New Jersey BCA provide Carnegie's shareholders with similar rights.

DISSENTERS' RIGHTS

     Under the Pennsylvania BCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange, asset transfer, division or conversion to which such corporation is a party, unless the shares are (i) listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under Pennsylvania BCL Section1906(c). The Pennsylvania BCL allows a corporation to provide dissenters' rights notwithstanding the statutory exceptions, but Sovereign's Articles of Incorporation and Bylaws do not require such optional dissenters' rights. Under the Pennsylvania BCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any. Sovereign's shareholders have no dissenters' rights with respect to the Merger.

     The New Jersey BCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or ordinary course of business. However, no such right to dissent exists with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote on the transaction, or, generally, (ii) any transaction in connection with which the shareholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (c) cash and such securities. A shareholder of a corporation may also dissent from any acquisition of shares owned by such shareholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. Any shareholder who perfects dissenters' rights under the New Jersey BCA is entitled to receive the "fair value" of such shares as determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction. Carnegie's shareholders have no dissenters' rights with respect to the Merger.

DIVIDENDS

     Under the Pennsylvania BCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Subject to any restrictions contained in a corporation's certificate of incorporation, the New Jersey BCA provides that a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the corporation's total assets would be less than its total liabilities. There are no restrictions included in Carnegie's Certificate of Incorporation with respect to the payment of dividends.

VOLUNTARY DISSOLUTION

     Under the Pennsylvania BCL, if Sovereign's Board of Directors recommends that Sovereign be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, Sovereign may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Under Sovereign's Articles of Incorporation if at least 66 2/3% of Sovereign's Board of Directors has not recommended that Sovereign be dissolved, Sovereign may be dissolved upon the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

     Under the New Jersey BCA, if the Board of Directors recommends that Carnegie be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, Carnegie may be dissolved upon the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon and, if any class or series of securities of Carnegie is entitled to vote on such motion as a class, upon the affirmative vote of a majority of the votes cast by each such class. If the dissolution is proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with an Interested Stockholder, the NJSPA will apply. See " -- Antitakeover Provisions" above.

PREEMPTIVE RIGHTS

     Neither the holders of Sovereign Common Stock nor Carnegie Common Stock are entitled to preemptive rights.


                       ELECTION OF DIRECTORS OF CARNEGIE



     At the Carnegie Annual Meeting, Carnegie shareholders will be asked to vote on a proposal, which would only become effective if the Merger is not consummated, to elect nine (9) directors to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. IF THE MERGER IS CONSUMMATED, THE VOTE ON THIS PROPOSAL WILL BE CONSIDERED VOID AND OF NO FORCE OR EFFECT.


     The following nine individuals have been nominated for election as directors in the event the Merger is not consummated: Theodore H. Dolci, Jr., Michael E. Golden, Thomas L. Gray, Jr., Bruce A. Mahon, James E. Quackenbush, Steven L. Shapiro, Shelley M. Zeiger, Mark A. Wolters and Joseph J. Oakes, III. Each of the nominees is currently a director of Carnegie. For biographical and other information on the nominees, see "Information with respect to Carnegie."

     The directors of Carnegie will be elected by a plurality of the votes cast by shareholders of Carnegie present at the Carnegie Annual Meeting in person or represented by proxy if a quorum is present.

     It is the intention of the persons named in the accompanying proxy to vote FOR the election of the nine nominees, unless contrary instructions are given or authority to do so is withheld.

     AT THE CARNEGIE ANNUAL MEETING, THE SHAREHOLDERS OF CARNEGIE WILL BE REQUESTED TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS. THE DIRECTORS OF CARNEGIE WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST BY SHAREHOLDERS OF CARNEGIE PRESENT AT THE MEETING IN PERSON OR REPRESENTED BY PROXY. THE ELECTION OF ANY DIRECTORS UNDER THIS PROPOSAL WILL ONLY BE GIVEN EFFECT IF THE MERGER IS NOT CONSUMMATED.

                                  ADJOURNMENT

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Annual Meeting, such proposal could not be approved unless the Annual Meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by Carnegie, at the time of the applicable Meeting to be voted for such adjournment, if necessary, Carnegie has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

     The Board of Directors of Carnegie recommends that shareholders vote their proxies in favor of the Adjournment Proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the Adjournment Proposal unless otherwise indicated thereon. If it is necessary to adjourn the Annual Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Annual Meeting.

                                    EXPERTS

     The consolidated financial statements of Sovereign, at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and 1996, included in Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which as to the years 1996 and 1995 is based in part on the report of KPMG Peat Marwick LLP, independent auditors. Such consolidated financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements (restated to include ML Bancorp, Inc., which was acquired on February 28, 1998) of Sovereign at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in Sovereign's Current Report on Form 8-K, dated June 23, 1998, and incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the years 1997, 1996 and 1995, is based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


     The consolidated financial statements of Carnegie as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in Carnegie's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Coopers & Lybrand LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     Coopers & Lybrand LLP has conducted the audit of the financial statements of Carnegie and its subsidiary for the year ended December 31, 1997. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting of Carnegie, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. Coopers & Lybrand LLP has no material financial interest in Carnegie or its subsidiary.

                                 LEGAL MATTERS

     The validity of the Sovereign Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Sovereign by the law firm of Stevens & Lee, counsel to Sovereign. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 200,000 shares of Sovereign Common Stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank.

     Legal matters in connection with the Merger will be passed upon for Carnegie by McCarter & English.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Board of Directors of Carnegie knows of no matters which will be presented for consideration at the Annual Meeting other than as set forth in this Proxy Statement/Prospectus. However, if any other matters shall come before the Annual Meeting or any adjournments thereof and be voted upon, the forms of proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

     Sovereign's 1998 Annual Meeting of Shareholders was held on April 16, 1998. Sovereign's 1999 Annual Meeting of Shareholders will be held on or about April 15, 1999. In accordance with the ByLaws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 120 days prior to such annual meeting. Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 1999 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before November 16, 1998.


     In the event that the Merger Agreement is not approved by the shareholders of Carnegie or that the Merger is not consummated for any other reason, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by Carnegie in connection with its 1999 Annual Meeting must do so no later than March 1, 1999.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                   OF MERGER
                                    BETWEEN
                            SOVEREIGN BANCORP, INC.
                                      AND
                                CARNEGIE BANCORP

                                   AGREEMENT

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 12, 1997, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Wyomissing, Pennsylvania, and CARNEGIE BANCORP ("Carnegie"), a New Jersey corporation, having its principal place of business in Princeton, New Jersey.

                                   BACKGROUND

     1. Sovereign and Carnegie desire for Carnegie to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

     2. At or prior to the execution and delivery of this Agreement, (a) certain directors and officers of Carnegie and affiliates of Carnegie, each have executed in favor of Sovereign, a Letter Agreement dated as of the date hereof in the form attached hereto as Exhibit 1, and (b) Carnegie granted to Sovereign an option to acquire, under certain circumstances, Carnegie's common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and Carnegie dated as of the date hereof, attached hereto as Exhibit 2.

     3. Sovereign desires to merge Carnegie Bank, N.A., a national banking association and a wholly-owned subsidiary of Carnegie ("Carnegie Bank"), into and with Sovereign Bank, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

     4. Sovereign and Carnegie desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and Carnegie.

     Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

     Articles of Merger means the articles of merger to be executed by Sovereign and Carnegie and to be filed in the PDS and the NJSOS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

     Bank Merger means the merger of Carnegie Bank, N.A. with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

     Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

     BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

     BHC Act means the Bank Holding Company Act of 1956, as amended.

     Carnegie Common Stock means the common stock of Carnegie described in
Section 2.02(a).

     Carnegie Disclosure Schedule means a disclosure schedule delivered by Carnegie to Sovereign pursuant to Article II of this Agreement.

     Carnegie Financials means (i) the audited consolidated financial statements of Carnegie as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Carnegie as of each calendar quarter thereafter, included in Securities Documents filed by Carnegie.

     Carnegie Regulatory Reports means the Annual Reports of Carnegie on Form FR Y-6, any Current Report of Carnegie on Form FR Y-9C and FR Y-LP filed with the FRB and the NJDB from December 31, 1995 through the Closing Date and the Reports of Condition and Income (Call Reports) of Carnegie Bank, N.A. and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

     Carnegie Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Carnegie, except any corporation the stock of which is held in the ordinary course of the lending activities of Carnegie Bank, N.A.

     Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to Carnegie, but in no event later than thirty (30) days after (i) all required approvals of Regulatory Authorities for the Merger shall have been obtained and (ii) all actions required to be taken by Carnegie and Sovereign to authorize the Merger and the Bank Merger shall have been duly and validly taken, or such other date as Sovereign and Carnegie shall agree.

     Effective Date means the date upon which all required approvals from Regulatory Authorities have been received and the Merger shall be deemed effective by the PDS and the NJSOS, and shall be the same as the Closing Date.

     Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

     Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(ii)(A).

     FDIA means the Federal Deposit Insurance Act, as amended.

     FDIC means the Federal Deposit Insurance Corporation.

     FRB means the Federal Reserve Board.

     GAAP means generally accepted accounting principles as in effect at the relevant date.

     HOLA means the Home Owners' Loan Act of 1933, as amended.

     IRC means the Internal Revenue Code of 1986, as amended.

     IRS means the Internal Revenue Service.

     Material Adverse Effect shall mean, with respect to Sovereign or Carnegie, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of Sovereign or Carnegie resulting from a change in interest rates generally or (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

     Merger means the merger of Carnegie with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

     NBA means the National Bank Act, as amended.

     NJBCA means the New Jersey Business Corporation Act, as amended.

     NJDB means the Department of Banking and Insurance of the State of New Jersey.

     NJSOS means the Office of the Secretary of State of the State of New
Jersey.

     OTS means the Office of Thrift Supervision.

     PDS means the Department of State of the Commonwealth of Pennsylvania.

     Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

     Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Carnegie Common Stock and Sovereign Common Stock in connection with the transactions contemplated by this Agreement.

     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

     Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

     Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, the NJDB, the FRB, or the respective staffs thereof.

     Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

     Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

     Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

     Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

     Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to Carnegie pursuant to Article III of this Agreement.

     Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign.

     Sovereign Market Price means, as of any date, the last reported sales price of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System.

     Sovereign Market Value means, as of any date, the average of the last reported sales price of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System, for each of the fifteen consecutive trading days commencing sixteen (16) trading days prior to the date of determination.

     Sovereign Option means the option granted to Sovereign to acquire shares of Carnegie Common Stock referenced in the recitals to this Agreement.

     Sovereign Regulatory Reports means the Annual Reports of Sovereign on Form H(b)-11, any Current Report of Sovereign on Form H(b)-11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of Sovereign and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

     Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

     Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

     Sovereign Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

     Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

     Section 1.02 The Merger.

     (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Carnegie and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the NJSOS.

     (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: Carnegie shall merge with and into Sovereign; the separate existence of Carnegie shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Carnegie shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Carnegie and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

     (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective

Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

     (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

          (i) On the Effective Date, the Board of Directors and officers of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such offices immediately prior to the Effective Date.

          (ii) On the effective date of the Bank Merger, the directors and officers of Sovereign Bank, as the surviving corporation in the Bank Merger, shall consist of those persons holding such offices immediately prior to the Effective Date.

     (e) Conversion of Shares.

          (i) Sovereign Common Stock.

             (A) Each share of Sovereign Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by Carnegie (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of Carnegie acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Sovereign.

             (B) Each share of Sovereign Common Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

          (ii) Carnegie Common Stock.

             (A) Subject to the provisions of subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of Carnegie Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Carnegie Common Stock, if any, then owned by Sovereign or Carnegie or any Carnegie Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                 (i) if the Sovereign Market Value determined as of the
            Effective Date is greater than or equal to $18.00 and less than or equal to $22.00, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement, equal to $35.50 divided by the Sovereign Market Value determined as of the Effective Date;

                 (ii) if the Sovereign Market Value determined as of the
            Effective Date is less than $18.00, then 1.972 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

                 (iii) if the Sovereign Market Value determined as of the
            Effective Date is greater than $22.00, then 1.614 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to any of Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
            1.02(e)(ii)(A)(iii), the "Exchange Ratio").

             (B) Each share of Carnegie Common Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

             (C) Each share of Carnegie Common Stock issued and held in the treasury of Carnegie or owned by Carnegie or any Carnegie Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

             (D) No fraction of a whole share of Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Carnegie Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

     (f) Stock Options. Each option to acquire Carnegie Common Stock shall be converted into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of Carnegie Common Stock covered by the option multiplied by the Exchange Ratio. The exercise price for a whole share of Sovereign Common Stock shall be the present stated exercise price of such option divided by the Exchange Ratio, such shares to be issuable upon exercise of such options in accordance with the terms of the respective plans and grant agreements under which they were issued; provided however, that Carnegie shall be permitted to amend the terms of outstanding nonqualified stock options to (i) accelerate vesting of such options to a date on or prior to the Effective Date and (ii) extend the expiration or termination of such options for a period not exceeding 24 months following termination of an optionee's employment or service provided that any such amendment shall not adversely affect the ability to account for the transaction as a pooling of interests.

     (g) Surrender and Exchange of Carnegie Stock Certificates.

          (i) Exchange of Certificates. Each holder of shares of Carnegie Common Stock who surrenders to Sovereign (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of Carnegie Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

          (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for Carnegie Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Carnegie Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of Carnegie Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash at the time of such exchange in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of Carnegie Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Carnegie Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Carnegie Common Stock are surrendered by a Carnegie shareholder to Sovereign for exchange, or Carnegie shareholders have complied with reasonable and customary procedures relating to lost or destroyed certificates, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

          (iii) Exchange Procedures. Each certificate for shares of Carnegie Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Carnegie Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of Carnegie Common Stock transmittal materials for use in exchanging certificates representing Carnegie Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger. Certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Carnegie as soon as reasonably possible but in no event later than fifteen (15) business days following the receipt of certificates representing former shares of Carnegie Common Stock (except in the case of share certificates containing a restrictive legend or with respect to which stop transfer instructions pertain) duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

          (iv) Closing of Stock Transfer Books; Cancellation of Carnegie Certificates. Upon the Effective Date, the stock transfer books for Carnegie Common Stock will be closed and no further transfers of shares of Carnegie Common Stock will thereafter be made or recognized. All certificates for shares of Carnegie Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

     (h) Anti-Dilution Provisions. If, on the Effective Date, (i) the Exchange Ratio is determined pursuant to either Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and
(iii) the Exchange Ratio would have been determined under the same section if such dividend, combination, subdivision or reclassification had not occurred (determined by appropriate mathematical adjustment of the actual Exchange Ratio), then the number of shares of Sovereign Common Stock to be delivered pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) to Carnegie shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of Carnegie Common Stock shall be adjusted so that each Carnegie shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the Exchange Ratio determined pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) shall be adjusted upward by 7%). If, on the Effective Date, (i) the exchange ratio preliminarily would be determined pursuant to Section 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii), or 1.02(e)(ii)(A)(iii) (the "Tentative Exchange Ratio"), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and (iii) the Tentative Exchange Ratio would have been determined under a different section if such dividend, combination, subdivision, or reclassification had not occurred (determined by appropriate mathematical adjustment of the Sovereign Market Value), then the actual Exchange Ratio shall be determined by giving effect to such mathematical adjustment and by changing, if relevant, the otherwise determined exchange ratio amount set forth in Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii). (By way of illustration, if Sovereign shall declare a two-for-one stock split payable with respect to a record date on or prior to the Effective Date and the Sovereign Market Value determined as of the Effective Date is $10.00, then the Exchange Ratio shall be determined under
Section 1.02(e)(ii)(A)(i) as though such Sovereign Market Value were $20.00. In such event, each Bankers shareholder would receive 3.55 shares of Sovereign Common Stock in exchange for each share of Bankers Common Stock, so that the aggregate market value of the Sovereign Common Stock received would be $35.50.)

     Section 1.03 The Bank Merger. Sovereign and Carnegie shall use their best efforts to cause Carnegie Bank to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and Carnegie shall cause Carnegie Bank, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF CARNEGIE

     Carnegie hereby represents and warrants to Sovereign that, except as specifically set forth in the Carnegie Disclosure Schedule delivered to Sovereign by Carnegie on the date hereof:

     Section 2.01 Organization.

     (a) Carnegie is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Carnegie is a bank holding company duly registered under the BHC. Carnegie has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Carnegie is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     (b) Carnegie Bank is a national banking association duly organized and validly existing under the laws of the United States of America. Carnegie Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither Carnegie Bank nor any other Carnegie Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     (c) There are no Carnegie Subsidiaries other than Carnegie Bank and those identified in the Carnegie Disclosure Schedule. There are no Carnegie Bank Subsidiaries other than those identified in the Carnegie Disclosure Schedule.

     (d) The deposits of Carnegie Bank are insured by the FDIC to the extent provided in the FDIA.

     (e) The respective minute books of Carnegie and Carnegie Bank and each other Carnegie Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (f) Prior to the date of this Agreement, Carnegie has delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of Carnegie and the articles of association and bylaws of Carnegie Bank as in effect on the date hereof.

     Section 2.02 Capitalization.

     (a) The authorized capital stock of Carnegie consists of (a) 5,000,000 shares of common stock, no par value ("Carnegie Common Stock"), of which 2,733,108 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) no shares of preferred stock. Neither Carnegie nor Carnegie Bank nor any other Carnegie Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Carnegie Common Stock, Carnegie preferred stock or any other security of Carnegie or any securities representing the right to vote, purchase or otherwise receive any shares of Carnegie Common Stock, Carnegie preferred stock or any other security of Carnegie, other than shares issuable under the Sovereign Option and as set forth in reasonable detail in the Carnegie Disclosure Schedule.

     (b) The authorized capital stock of Carnegie Bank consists of (i) 1,000,000 shares of common stock, par value $5.00 per share, of which 897,305 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Carnegie. Neither Carnegie nor any Carnegie Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Carnegie Subsidiary or any other security of any Carnegie Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Carnegie Subsidiary. Either Carnegie or Carnegie Bank owns all of the outstanding shares of capital stock of each Carnegie Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

     (c) Except as set forth in the Carnegie Disclosure Schedule, neither (i) Carnegie, (ii) Carnegie Bank nor (iii) any other Carnegie Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Carnegie Subsidiaries, equity interests held by Carnegie Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Carnegie Subsidiaries including DPC shares. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Carnegie or Carnegie Bank with respect to any other company's capital stock or the equity of any other person.

     (d) To the best of Carnegie's knowledge, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Carnegie Common Stock, except as disclosed in the Carnegie Disclosure Schedule.

     Section 2.03 Authority; No Violation.

     (a) Carnegie has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Carnegie Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Carnegie and the completion by Carnegie of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Carnegie and, except for approval by the shareholders of Carnegie as required under the NJBCA, Carnegie's articles of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of Carnegie are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Carnegie and, subject to approval of the shareholders of Carnegie as required under the NJBCA, Carnegie's articles of incorporation and bylaws and Nasdaq requirements applicable to it and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Carnegie, enforceable against Carnegie in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Carnegie Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Carnegie Bank, enforceable against Carnegie Bank in accordance with its terms, subject to approvals of Regulatory Authorities and applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Carnegie, (B) the execution and delivery of the Bank Plan of Merger by Carnegie Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof, shareholder approval and Carnegie's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Carnegie or Carnegie Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Carnegie or any Carnegie Subsidiary or the articles of association or bylaws of Carnegie Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Carnegie or any Carnegie Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the Carnegie Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Carnegie or any Carnegie Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Carnegie or any Carnegie Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Carnegie.

     Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Carnegie under the NJBCA, and the approval of the Bank Plan of Merger by Carnegie as sole shareholder of Carnegie Bank under the NBA, and by the Carnegie Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Carnegie or the Bank Plan of Merger by Carnegie Bank, or (b) the completion by Carnegie of the transactions contemplated hereby or by Carnegie Bank of the Bank Merger. Carnegie has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Carnegie's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 2.05  Financial Statements.

     (a) Carnegie has previously delivered, or will deliver, to Sovereign the Carnegie Regulatory Reports. The Carnegie Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Carnegie as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis, subject to normal permissible adjustments.

     (b) Carnegie has previously delivered to Sovereign the Carnegie Financials. The Carnegie Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Carnegie as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis, subject to normal recurring audit adjustments.

     (c) At the date of each balance sheet included in the Carnegie Financials or the Carnegie Regulatory Reports, neither Carnegie nor Carnegie Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Carnegie Financials or Carnegie Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 2.06 Taxes.

     (a) Carnegie and the Carnegie Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Carnegie has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Carnegie and all Carnegie Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Carnegie and any Carnegie Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to Carnegie or any Carnegie Subsidiary.

     Section 2.07 No Material Adverse Effect. Carnegie has not suffered any Material Adverse Effect since December 31, 1996.

     Section 2.08 Contracts.

     (a) Except as described in Carnegie's proxy statement for its May 21, 1997 annual meeting of shareholders and Annual Reports on Form 10-K or 10-KSB for the years ended December 31, 1996, 1995 and 1994, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of Carnegie as of December 31, 1996, and for the three years ended December 31, 1996, or in the Carnegie Disclosure Schedule, neither Carnegie nor any Carnegie Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Carnegie or any Carnegie Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Carnegie or any Carnegie Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Carnegie or any Carnegie Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Carnegie Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Carnegie or any Carnegie Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Carnegie Subsidiary to engage in any type of banking or bank-related business permissible under law.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or the filings referenced therein, have been provided to Sovereign on or before the date hereof, are listed on the Carnegie Disclosure Schedule and are in full force and effect on the date hereof and neither Carnegie nor any Carnegie Subsidiary (nor, to the knowledge of Carnegie, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Carnegie. Except as set forth in the Carnegie Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the Carnegie Disclosure Schedule or as otherwise contemplated by this Agreement or the Merger, none of the employees (including officers) of Carnegie or any Carnegie Subsidiary, possess the right to terminate their employment solely as a result of the execution of this Agreement. Except as set forth in the Carnegie Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Carnegie or any Carnegie Subsidiary is a party or under which Carnegie or any Carnegie Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the Carnegie Disclosure Schedule or as otherwise contemplated by this Agreement or the Merger, no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Carnegie or any Carnegie Subsidiary absent the occurrence of a subsequent event;
(y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Carnegie or any Carnegie Subsidiary to provide a benefit in the form of Carnegie Common Stock or determined by reference to the value of Carnegie Common Stock.

     Section 2.09 Ownership of Property; Insurance Coverage.

     (a) Except as disclosed in the Carnegie Disclosure Schedule, Carnegie and the Carnegie Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Carnegie or any Carnegie Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Carnegie Regulatory Reports and in the Carnegie Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for borrowed money from a member bank or the Federal Reserve Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV or (iv), as to real property, exceptions to title which are not material individually or in the aggregate. Carnegie and the Carnegie Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Carnegie and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the Carnegie Disclosure Schedule, such existing leases and commitments to lease constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Carnegie Financials.

     (b) With respect to all agreements pursuant to which Carnegie or any Carnegie Subsidiary has purchased securities subject to an agreement to resell, if any, Carnegie or such Carnegie Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) Carnegie and the Carnegie Subsidiaries currently maintain insurance considered by Carnegie to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Carnegie nor any Carnegie Subsidiary has received written notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased the effect of which would result in a Material Adverse Effect. There are presently no material claims pending under such policies of insurance and no notices have been given by Carnegie or Carnegie Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Carnegie has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 2.10 Legal Proceedings. Except as disclosed in the Carnegie Disclosure Schedule, neither Carnegie nor any Carnegie Subsidiary is a party to any, and there are no pending or, to the best of Carnegie's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Carnegie or any Carnegie Subsidiary, (ii) to which Carnegie or any Carnegie Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Carnegie to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     Section 2.11 Compliance With Applicable Law.

     (a) Carnegie and Carnegie Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect.

     (b) Except as disclosed in the Carnegie Disclosure Schedule, neither Carnegie nor any Carnegie Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Carnegie or any Carnegie Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Carnegie or any Carnegie Subsidiary; (iii) requiring or threatening to require Carnegie or any Carnegie Subsidiary, or indicating that Carnegie or any Carnegie Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Carnegie or any Carnegie Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Carnegie or any Carnegie Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Carnegie nor any Carnegie Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

     Section 2.12 ERISA. Carnegie has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long-term incentive plans, group insurance plans, all employee welfare benefit plans within the meaning of ERISA Section 3(1) (including short-term disability, long-term disability, and medical plans), vacation pay and sick leave policies or arrangements, and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth or described in the Carnegie Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including eligible retired employees) and any beneficiaries thereof or directors or former directors of Carnegie or any Carnegie Subsidiary, together with (i) the most recent actuarial (if any) and financial statements relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports, if any, relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters, if any, which pertain to any such plans. Neither Carnegie, any Carnegie Subsidiary which is required to be aggregated with Carnegie under IRC Section 414 nor any other pension plan maintained by Carnegie or any Carnegie Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Carnegie, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, determined on an "ongoing basis" and not a "termination basis," using the actuarial assumptions used for funding purposes in the plan's most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Carnegie nor any Carnegie Subsidiary has incurred, or is subject to any liability under ERISA Section 4201 for, a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), maintained or sponsored by Carnegie or any Carnegie Subsidiary comply, and within the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975(c) and not exempt under IRC
Section 4975(d)) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Carnegie or any Carnegie Subsidiary which would result in the imposition, directly or indirectly, of tax under IRC Section 4975 or other penalty under ERISA, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Carnegie. Carnegie and the Carnegie Subsidiaries have provided continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). To the knowledge of Carnegie, such group health plans are in material compliance with
Section 1862(b)(1) of the Social Security Act.

     Section 2.13 Brokers, Finders and Financial Advisors. Except for Carnegie's engagement of Janney Montgomery Scott Inc. ("JMS") and First Colonial Securities Group, Inc. ("FCSG") in connection with transactions contemplated by this Agreement, neither Carnegie nor any Carnegie Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Carnegie Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Carnegie Financials. The Carnegie Disclosure Schedule shall contain as an exhibit the engagement letter among Carnegie, JMS and FCSG.

     Section 2.14 Environmental Matters. To the knowledge of Carnegie, neither Carnegie nor any Carnegie Subsidiary, nor any properties owned or operated by Carnegie or any Carnegie Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Carnegie. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Carnegie, threatened, relating to the liability of any property owned or operated by Carnegie or any Carnegie Subsidiary under any Environmental Law.

     Section 2.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Carnegie Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the

Carnegie Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

     Section 2.16 Information to be Supplied. The information to be supplied by Carnegie and Carnegie Bank for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Carnegie for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 2.17 Securities Documents. Carnegie has delivered to Sovereign copies of its (i) annual reports on SEC Form 10-K or 10-KSB for the years ended December 31, 1996 and 1995, (ii) quarterly reports on SEC Form 10-Q or 10-QSB for the quarters ended March 31, 1997, June 31, 1997 and September 30, 1997 and
(iii) proxy materials used or for use in connection with its annual meetings of shareholders held in 1997, 1996 and 1995. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

     Section 2.18 Related Party Transactions. Except as disclosed (i) in the Carnegie Disclosure Schedule, (ii) in Carnegie's proxy statement for its May 21, 1997 annual meeting of shareholders or (iii) in the footnotes to the Carnegie Financials, Carnegie is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Carnegie (except a Carnegie Subsidiary). Except as so disclosed, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in the Carnegie Disclosure Schedule, no loan or credit accommodation to any Affiliate of Carnegie is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Carnegie nor Carnegie Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Carnegie Bank is inappropriate.

     Section 2.19 Schedule of Termination Benefits.  The Carnegie Disclosure
Schedule includes a schedule of the present value as of June 30, 1998 of termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire Carnegie Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Carnegie solely for the benefit of officers of Carnegie or Carnegie Subsidiaries (the "Benefits Schedule"), assuming their employment is terminated as of June 30, 1998 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified on the Benefits Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects.

     Section 2.20 Loans. Each loan reflected as an asset in the Carnegie Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Carnegie.

     Section 2.21 Antitakeover Provisions Inapplicable. The provisions of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA do not and will not apply to this Agreement or the transactions contemplated hereby, assuming Sovereign owns no shares of Carnegie Common Stock.

     Section 2.22 Quality of Representations. The representations made by Carnegie in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

     Sovereign hereby represents and warrants to Carnegie that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to Carnegie on or prior to the date hereof:

     Section 3.01 Organization.

     (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect.

     (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

     (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

     (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the execution of this Agreement, Sovereign has delivered to Carnegie true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

     Section 3.02 Capital Structure.

     (a) The authorized capital stock of Sovereign consists of (a) 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, 10,008 shares were issued and held by Sovereign as treasury stock and 89,366,365 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, 2,000,000 shares of 6 1/4% Cumulative, Convertible Preferred Stock, Series B, are outstanding, validly issued, fully paid and nonassessable. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire 2,342,047 shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan and, dividend reinvestment and stock purchase plan, (iii) capital securities issued by Sovereign Capital Trust I, and (iv) the deemed rights to acquire Sovereign Stock possessed by holders of the common stock of ML Bancorp, Inc. under the Agreement and Plan of

Merger between Sovereign and ML Bancorp, Inc. dated September 18, 1997, contingent upon completion of the transactions contemplated thereby. As of September 30, 1997, Sovereign had approximately 10,500 shareholders of record.

     (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 19, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

     (c) Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien or encumbrance. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries. Set forth on the Sovereign Disclosure Schedule is a list of all Sovereign Subsidiaries.

     Section 3.03 Authority; No Violation.

     (a) Sovereign has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign and, except for approval of the shareholders of Sovereign under Nasdaq requirements applicable to it, no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to approval by the shareholders of Sovereign under Nasdaq requirements applicable to it and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof and Carnegie's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and
(D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

     Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS, the FRB, the PDS, the NJSOS, the SEC, the NJDB and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Sovereign in accordance with Nasdaq requirements applicable to it, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the FDIA, and by the Sovereign Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Sovereign has previously delivered, or will deliver, to Carnegie the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles. Sovereign will make the Sovereign Regulatory Reports available to Carnegie for inspection.

     (b) At the date of each balance sheet included in the Sovereign Financials, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since December 31, 1996.

     Section 3.08 Ownership of Property; Insurance Coverage.

     (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

     (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Sovereign or Sovereign Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Sovereign has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     Section 3.10 Compliance With Applicable Law.

     (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole.

     (b) Neither Sovereign nor any Sovereign Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Carnegie.

     Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 3.12 ERISA. Sovereign has previously made available to Carnegie true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, stock purchase plans, annual or long-term incentive plans, group insurance plans, all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including short-term disability, long-term disability, and medical plans), vacation pay and sick leave policies or arrangements and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth or described on the Sovereign Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including eligible retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial statements relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports, if any, relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters, if any, which pertain to any such plans. Neither Sovereign nor any Sovereign Subsidiary which is required to be aggregated with Sovereign under IRC Section 414, and no pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, determined on an "ongoing basis" and not a "termination basis," using the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred, or is subject to any liability under ERISA Section 4201 for, a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), maintained or sponsored by Sovereign or any Sovereign Subsidiary comply, and in the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA, and
(ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975(c) and not exempt under IRC Section 4975(d)) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of tax under IRC Section 4975 or other penalty under ERISA, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries have provided continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). To the knowledge of Sovereign, such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

     Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to Carnegie copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1996, 1995, and 1994, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) current reports on SEC Form 8-K filed during 1997, (iv) proxy statement dated March 19, 1997 used in connection with its annual meeting of shareholders held in April 1997 and (iv) any other Securities Documents reasonably requested by Carnegie. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties owned or operated by Sovereign or any Sovereign Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

     Section 3.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

     Section 3.16 Brokers and Finders. Neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

     Section 3.17 Loans. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

     Section 3.18 Shares of Sovereign Common Stock. The shares of Sovereign Common Stock to be issued to holders of shares of Carnegie Common Stock pursuant to the Merger, shall, upon effectiveness of the Merger, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges.

     Section 3.19 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

     Section 4.01 Conduct of Carnegie's Business.

     (a) From the date of this Agreement to the Closing Date, Carnegie and each Carnegie Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Carnegie will use its best efforts, and will cause Carnegie Bank to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Carnegie and Carnegie Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, Carnegie will not, and Carnegie will not permit any Carnegie Subsidiary to:

          (i) amend or change any provision of its certificate or articles of incorporation, charter, or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Carnegie may issue shares of Carnegie Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire Carnegie Common Stock under the Carnegie Stock Option Plans and (B) Carnegie may pay a regular quarterly cash dividend, not to exceed $.14 per share of Carnegie Common Stock outstanding. As promptly as practicable following the date of this Agreement, the Board of Directors of Carnegie shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and Carnegie shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit Carnegie shareholders to receive two dividends either from Carnegie or from Carnegie and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from Carnegie or Sovereign in any quarter. Subject to applicable regulatory restrictions, if any, Carnegie Bank may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Carnegie permitted hereunder;

          (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Carnegie or Carnegie Subsidiaries in effect on the date hereof, included on the Disclosure Schedule, and provided to Sovereign prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Carnegie or any Carnegie Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

          (iv) merge or consolidate Carnegie or any Carnegie Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Carnegie or any Carnegie Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any Carnegie Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Carnegie Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (v) sell or otherwise dispose of the capital stock of Carnegie Bank or sell or otherwise dispose of any asset of Carnegie or of any Carnegie Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Carnegie or of any Carnegie Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (vi) take any action which would result in any of the representations and warranties of Carnegie set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied;

          (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Carnegie or Carnegie Bank;

          (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Carnegie or any Carnegie Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except as permitted by Section 1.02(f) or to the extent such amendments do not result in an increase in cost;

          (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

          (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Carnegie Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by Carnegie for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

          (xii) except as set forth on the Carnegie Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;

          (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

          (xiv) except for the execution of this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

          (xvi) agree to do any of the foregoing.

     For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Carnegie or any Carnegie Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on Carnegie Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Carnegie or a Carnegie Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Carnegie or any Carnegie Subsidiary of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 4.02 Access; Confidentiality.

     (a) From the date of this Agreement through the Closing Date, Carnegie or Sovereign, as the case may be, shall afford to, and shall cause each Carnegie Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Carnegie and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

     (b) Carnegie and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Carnegie shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of Carnegie and the Carnegie Subsidiaries in an individual amount in excess of $250,000, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters. Sovereign shall have the right, however, at Sovereign's expense, to cause Carnegie or any Carnegie Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Sovereign and Carnegie, of the assets or property securing any loan made by Carnegie or any Carnegie Subsidiary.

     (d) If the transactions contemplated by this Agreement shall not be consummated, Carnegie and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Carnegie and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 4.03 Regulatory Matters and Consents.

     (a) Sovereign and Carnegie will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b) Carnegie will furnish Sovereign with all information concerning Carnegie and Carnegie Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     (c) Sovereign will promptly furnish Carnegie with copies of all material written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by Sovereign which is designated as confidential or contains an earnings projection.

     (d) Sovereign will furnish Carnegie with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Carnegie a reasonable opportunity to suggest changes to such Applications, which suggested changes Sovereign may, in its reasonable discretion accept or reject, (ii) copies of all Applications filed by Sovereign and (iii) copies of all documents filed by Sovereign under the Securities Exchange Act of 1934, as amended.

     (e) Carnegie will cooperate with Sovereign in the foregoing matters and will furnish Sovereign with all information concerning Carnegie and Carnegie Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, Carnegie will provide certificates and other documents reasonably requested by Sovereign.

     Section 4.04 Taking of Necessary Action.

     (a) Sovereign and Carnegie shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and
(ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Carnegie nor any Carnegie Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or Carnegie or from exercising its rights under this Agreement or the Option Agreement.

     (b) Carnegie and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of Carnegie in connection with the meeting of its shareholders and transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Carnegie and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise Carnegie, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide Carnegie with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Carnegie may reasonably request.

     Section 4.05 Certain Agreements.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Carnegie or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Carnegie, any of the Carnegie's Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the NJBCA and the Articles of Incorporation and Bylaws of Carnegie. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Carnegie and Carnegie Bank, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Carnegie or any Carnegie Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Carnegie or Carnegie Bank as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Carnegie or Carnegie Bank may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law. Sovereign further agrees to advance to Indemnified Parties expenses incurred by such Indemnified Parties in defending against any Indemnified Liabilities claims to the fullest extent permitted by applicable law.

     (b) Sovereign shall maintain Carnegie's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Carnegie for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall notify each covered insured and nonetheless maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

     (c) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts disclosed in the Carnegie Disclosure Schedule.

     Section 4.06 No Other Bids and Related Matters.

     (a) So long as this Agreement remains in Effect, Carnegie shall not, nor shall it permit any Carnegie Subsidiary or any other Affiliate of Carnegie or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by Carnegie, any Carnegie Subsidiary or any other Carnegie Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Carnegie, any Carnegie Subsidiary, or any assets or business thereof (except that Carnegie's officers may respond to inquiries from analysts, Regulatory Authorities and holders of Carnegie Common Stock in the ordinary course of business). Carnegie shall notify Sovereign immediately if (i) any such discussions or negotiations are sought to be initiated with Carnegie by any person other than Sovereign, or (ii) if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign, or analysts, Regulatory Authorities and holders of Carnegie Common Stock in the ordinary course of business.

     (b) Notwithstanding the foregoing, Carnegie, after written notice to Sovereign, may respond to unsolicited inquiries from third parties if the fiduciary duty of the individuals set forth in the first sentence of Section 4.06(a) legally requires them to do so and they are so advised in a written opinion of counsel.

     Section 4.07 Duty to Advise; Duty to Update Carnegie's Disclosure
Schedule. Carnegie shall promptly advise Sovereign of any change or event having a Material Adverse Effect on it or on any Carnegie Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Carnegie shall update Carnegie's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Carnegie Disclosure Schedule. The delivery of such updated Schedule shall not relieve

Carnegie from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

     Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

     Section 4.09 Board and Committee Minutes. Carnegie shall provide to Sovereign, within 30 days after any meeting of the Board of Directors of Carnegie or any Carnegie Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided to Sovereign prior to the Closing Date.

     Section 4.10 Undertakings by Sovereign and Carnegie.

     (a) From and after the date of this Agreement, Carnegie shall:

          (i) Voting by Directors. Subject to the fiduciary duties of officers and directors of Carnegie imposed by applicable law, recommend to all members of Carnegie's Board of Directors to vote all shares of Carnegie's Common Stock beneficially owned by each such director in favor of this Agreement;

          (ii) Shareholder Meeting. Submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and subject to the fiduciary duties of officers and directors of Carnegie imposed by applicable law, use its best efforts to cause its Board of Director to unanimously recommend approval of this Agreement to its shareholders;

          (iii) Phase I Environmental Audit. Permit Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by Carnegie or any Carnegie Subsidiary on the date hereof;

          (iv) Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole shareholder of Carnegie Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Carnegie Bank;

          (v) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Carnegie shareholder approval of this Agreement;

          (vi) Timely Review. If requested by Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

          (vii) Outside Service Bureau Contracts. If requested to do so by Sovereign, use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Carnegie or any Carnegie Subsidiary, on terms and conditions mutually acceptable to Carnegie and Sovereign;

          (viii) Committee Meetings. Permit a representative of Sovereign, who is reasonably acceptable to Carnegie, to attend all committee meetings of Carnegie and Carnegie Bank management including, without limitation, any loan or asset/liability committee. Carnegie shall respond reasonably and in good faith to any request of Sovereign to permit a representative of Sovereign, who is reasonably acceptable to Carnegie, to attend any meeting of Carnegie's Board of Directors or the Executive Committee thereof; provided, however, that the failure of a representative of Sovereign to attend any such committee or Board meeting shall not impair the right or ability of such committee or Board to conduct and take actions pursuant to such meetings;

          (ix) Reserves and Merger-Related Costs. On or before the Effective Date, consistent with generally accepted accounting principles establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Carnegie to those of Sovereign (as such practices and methods are to be applied to Carnegie from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of Carnegie following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Carnegie, provided, however, that Carnegie shall not be required to take such action (A) more than two days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, Carnegie shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of Carnegie and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Carnegie or any Carnegie Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall (i) constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof or (ii) be taken into account in the calculation of bonuses payable to any officers of Carnegie or Carnegie Subsidiaries.

     (b) From and after the date of this Agreement, Sovereign and Carnegie shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications,
     (B) the Registration Statement and related filings under state securities laws covering the Sovereign Common Stock and related Sovereign Stock Purchase Rights to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

          (ii) Identification of Carnegie's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Carnegie;

          (iii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Carnegie shareholders, Carnegie's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary;

          (iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

          (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

     Section 4.11 Employee Benefits and Termination Benefits.

     (a) Employee Benefits. On and after the Effective Date, the employee pension and welfare benefit plans of Sovereign and Carnegie may, at Sovereign's election and subject to the requirements of the IRC, including the distribution rules of ERISA, continue to be maintained separately or consolidated, provided, however, that Carnegie employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled as of the date of this Agreement. In the event of a consolidation of any or all of such plans or in the event of termination of the Carnegie benefit plans, Carnegie and Carnegie Bank employees shall receive credit for all service with Carnegie or Carnegie Bank under Sovereign's pension and 401(k) plans, but not under Sovereign's Employee Stock Ownership Plan, for purposes of eligibility and vesting determination. In the event of any termination of or consolidation of any Carnegie or Carnegie Bank health plan with any Sovereign health plan, all employees of Carnegie or Carnegie Bank who were eligible for coverage under the terminated plan shall have coverage under any successor health plan with protection for any pre-existing condition. In the event of a termination or consolidation of any Carnegie or Carnegie Bank health plan, terminated Carnegie or Carnegie Bank employees will have the right to continue coverage under group health plans of Sovereign and/or the Sovereign Subsidiaries in accordance with IRC Section 4980B(f).

     (b) Termination Benefits. Carnegie shall cause to be delivered to Sovereign concurrently with the execution of this Agreement with respect to each individual named on the Benefits Schedule included in the Carnegie Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other pension benefit or welfare benefit plan, policy or arrangement maintained by Carnegie solely for the benefit of officers of Carnegie or Carnegie Subsidiaries assuming (i) a termination of such individual's employment on June 30, 1998, and (ii) the occurrence of a "change in control" of Carnegie, as such term or concept may be defined in any relevant document. Carnegie and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgement for each officer named herein reflect a good faith estimate of the amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices of Carnegie and Carnegie Bank for routine periodic increases in benefits under such plans, policies or arrangements.

     (c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide employees of Carnegie Bank whose employment is terminated in connection with the Merger within three (3) months of the Effective Date, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within thirty (30) miles from an employee's work location), excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for Cause (as defined below), as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) employees with a title of vice president or higher and employees with five (5) or more years of service shall be entitled to two weeks of base salary as severance pay for each year of service with Carnegie or Carnegie Bank, with a two-week minimum; (ii) employees with a title lower than vice president (other than employees with five (5) or more years of service) shall be entitled to one week of base salary as severance pay for each year of service with Carnegie or Carnegie Bank, with a one-week minimum; and (iii) Richard Rosa shall be entitled to six months of base salary as severance pay and any additional benefits set forth on the Carnegie Disclosure Schedule. For purposes of this
Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation

(other than traffic violations or similar offenses). The benefits provided to terminated Carnegie and Carnegie Bank employees under this subsection are the only severance benefits payable by Carnegie or Carnegie Bank under any plan or policy (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under Carnegie Bank's severance policies. The benefits payable to Carnegie employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

     (d) Intention Regarding Future Employment. Within ninety (90) days of the date hereof, Sovereign and Sovereign Bank shall use their reasonable best efforts to inform the employees of Carnegie and Carnegie Bank of the likelihood of such employees having continued employment with Sovereign Bank following the Effective Date and, where appropriate, shall use their reasonable best efforts to interview the Carnegie and Carnegie Bank employees to determine if there are mutually beneficial employment opportunities available at Sovereign Bank.

     Section 4.12 Duty to Advise; Duty to Update Sovereign's Disclosure Schedule. Sovereign shall promptly advise Carnegie of any change or event having a Material Adverse Effect on it or on any Sovereign Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Sovereign shall update Sovereign's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Sovereign Disclosure Schedule. The delivery of such updated Schedule shall not relieve Sovereign from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

     Section 4.13 Affiliate Letter. No later than five days after the date of this Agreement, Carnegie shall cause to be delivered to Sovereign the Letter Agreement attached hereto as Exhibit 1, executed by each director and officer set forth thereon.

                                   ARTICLE V
                                   CONDITIONS

     Section 5.01 Conditions to Carnegie's Obligations under this Agreement. The obligations of Carnegie hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Carnegie pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and Carnegie shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

     (c) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to Carnegie; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 1996, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

     (g) Officer's Certificate. Sovereign shall have delivered to Carnegie a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinion of Sovereign's Counsel. Carnegie shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to Carnegie and its counsel to the effect set forth on Exhibit 5 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

     (j) Tax Opinion. Carnegie shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Approval of Carnegie's Shareholders. This Agreement shall have been approved by the shareholders of Carnegie by such vote as is required under Carnegie's articles of incorporation and bylaws or under Nasdaq requirements applicable to it; and

     (l) Investment Banking Opinion. Carnegie shall have received an oral opinion from JMS on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the terms of the Merger are fair, from a financial point of view, to the shareholders of Carnegie.

     Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Carnegie and Carnegie Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Carnegie and Carnegie Bank; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Carnegie, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Carnegie;

     (c) Representations and Warranties. The representations and warranties of Carnegie set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Carnegie;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 1996, there shall not have occurred any Material Adverse Effect with respect to Carnegie.

     (g) Officer's Certificate. Carnegie shall have delivered to Sovereign a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinions of Carnegie's Counsel. Sovereign shall have received an opinion of McCarter & English, counsel to Carnegie, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel substantially to the effect set forth on Exhibit 7 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

     (j) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Pooling Letter. Sovereign shall have received an opinion from Ernst & Young to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

     (l) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall not, individually or in the aggregate, constitute a Material Adverse Effect; provided, however, that (i) any such environmental audit must be initiated within 45 days of the date of this Agreement, and (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(l) within 15 days of receiving the results of such environmental audit; and

     (m) Third Party Consents. Carnegie shall have obtained any required consents from third parties under any real property leases which are material to the conduct by Carnegie and its Subsidiaries of their respective businesses with respect to the transactions contemplated by this Agreement.

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

     Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a) by the mutual written consent of the parties hereto;

     (b) by Sovereign or Carnegie:

          (i) if the Closing Date shall not have occurred on or before September 30, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (ii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

     (c) by Carnegie, on the Closing Date if both of the following conditions are satisfied:

          (1) the Sovereign Market Value as of the close of business on the Determination Date shall be less than $14.47; and

          (2) (i) the quotient obtained by dividing the Sovereign Market Value as of the close of business on the Determination Date by $19.29 (such number being referred to herein as the "Sovereign Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting
     0.15 from the quotient in this clause (2)(ii);

subject, however, to the following: If Carnegie shall elect to terminate this Agreement pursuant to this Section 6.01(c), it shall give written notice thereof to Sovereign on the Closing Date; but provided further, that Sovereign shall have the option to elect to increase the Exchange Ratio to equal the quotient obtained by dividing $28.53 by the Sovereign Market Value determined as of the close of business on the Determination Date, whereupon no termination shall have occurred pursuant to this Section 6.01(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.01(c).

     For purposes of this Section 6.01(c), the following terms shall have the meanings indicated.

     "Determination Date" shall mean the date immediately preceding the Closing Date.

     "Index Group" shall mean the nine thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) redistributed proportionately for purposes of determining the Index Price. The nine thrift holding companies and the weights attributed to them are as follows:

THRIFT HOLDING COMPANIES                                   % WEIGHTING
------------------------                                   -----------
Dime Bancorp, Inc........................................        27.67%
Charter One Financial....................................        14.87%
Golden State Bancorp.....................................        11.75%
Washington Federal, Inc..................................        11.07%
GreenPoint Financial Corp................................         9.86%
Bank United Corp.........................................         6.62%
Peoples Heritage Finl Group..............................         6.41%
Astoria Financial Corporation............................         6.15%
Long Island Bancorp, Inc.................................         5.60%
                                                             ---------
     Total...............................................       100.00%
                                                             =========

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Sovereign Market Value).

     "Starting Date" shall mean December 11, 1997.

     If any company belonging to the Index Group or Sovereign declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Sovereign shall be appropriately adjusted for the purposes of applying this
Section 6.01(c); or

     (d) at any time on or prior to the Effective Date, by Carnegie in writing if Sovereign has, or by Sovereign in writing if Carnegie has, in any material respect, breached (i) any material covenant or undertaking contained herein or
(ii) any representation or warranty contained herein, which in the case of a breach by Sovereign would have a Material Adverse Effect on Sovereign and in the case of a breach by Carnegie would have a Material Adverse Effect on Carnegie, in any case if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

     Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or Carnegie to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 1.02(d)(i) and (iii), 1.02(g), 4.05, and 4.11(a) and (c) which will survive the Merger, shall terminate on the Closing Date; provided, however, that the covenants contained in Sections 4.11(a) and (c) shall survive the Merger only for a period of one (1) year.

     Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this

Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter other than any agreement pertaining to confidentiality or nondisclosure. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(i) and (iii), 1.02(g), 4.05, and 4.11(a) and (c) with respect to indemnification, employee benefits and certain other matters, and provided, further, that any such rights, remedies, obligations or liabilities conferred pursuant to Sections 4.11(a) and
(c) shall terminate and expire one (1) year from the Effective Date.

     Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                                  (a) If to Sovereign, to:
                                      Sovereign Bancorp, Inc.
                                      1130 Berkshire Boulevard
                                      Wyomissing, Pennsylvania 19610

                                      Attention: Jay S. Sidhu, President and
                                      Chief Executive Officer

                                      Telecopy No.: (610) 320-8448

                                      with a copy to:

                                      Stevens & Lee
                                      111 North Sixth Street
                                      Reading, Pennsylvania 19601

                                      Attention: Joseph M. Harenza, Esquire and
                                      David W. Swartz, Esquire

                                      Telecopy No.: (610) 376-5610

                                  (b) If to Carnegie, to:

                                      Carnegie Bancorp
                                      619 Alexander Road
                                      Princeton, New Jersey 08540

                                      Attention: Thomas L. Gray, Jr.
                                      President and Chief
                                      Executive Officer

                                      Telecopy No.: (609) 452-2492

                                      with copies to:

                                      McCarter & English
                                      Four Gateway Center
                                      100 Mulberry Street
                                      Newark, NJ 07101-0652

                                      Attention: Michael M. Horn, Esquire

                                      Telecopy No.: (973) 624-7070

     Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                          SOVEREIGN BANCORP, INC.



                                          By /s/ JAY S. SIDHU
                                             -----------------------------------
                                             Jay S. Sidhu
                                             President and Chief Executive
                                             Officer



                                          CARNEGIE BANCORP



                                          By /s/ THOMAS L. GRAY, JR.
                                             -----------------------------------
                                             Thomas L. Gray, Jr.
                                             President and Chief Executive
                                             Officer

                                                                       EXHIBIT 1

                               December 12, 1997

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. ("Sovereign") and Carnegie Bancorp ("Carnegie") desire to enter into an agreement dated December 12, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Carnegie will merge with and into Sovereign with Sovereign surviving the merger, and (b) shareholders of Carnegie will receive common stock of Sovereign in exchange for common stock of Carnegie outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     Sovereign has required, as a condition to its execution and delivery to Carnegie of the Agreement, that the undersigned, being directors, executive officers and major shareholders of Carnegie, execute and deliver to Sovereign this Letter Agreement.

     Each of the undersigned, in order to induce Sovereign to execute and deliver to Carnegie the Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Carnegie called to vote for approval of the Merger so that all shares of common stock of Carnegie then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Carnegie), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Carnegie;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Carnegie, to approve or adopt the Agreement;

     (c) Agrees to use reasonable best efforts to cause the Merger to be consummated, subject to the fiduciary duties of the undersigned under applicable law;

     (d) Agrees not to sell, transfer or otherwise dispose of any common stock of Carnegie on or prior to the record date for the meeting of Carnegie shareholders to vote on the Merger;

     (e) Except as permitted by Section 4.06 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Sovereign with respect to any offer, sale, transfer or other disposition of, any shares of common stock of Carnegie now or hereafter owned by the undersigned;

     (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

     (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Carnegie or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and Carnegie have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

     (h) Agrees that Sovereign shall not be bound by any attempted sale of any shares of Sovereign common stock, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

     (i) Acknowledges and agrees that the provisions of subparagraphs (f), (g) and (h) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of Carnegie common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

     (j) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

     (k) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     The obligations set forth herein shall terminate concurrently with any termination of the Agreement.
                         ------------------------------

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                         ------------------------------

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                         ------------------------------

     The undersigned intend to be legally bound hereby.

                                          Sincerely,

                                                                       EXHIBIT 2

                             STOCK OPTION AGREEMENT

                                 [See Annex B]

                                                                       EXHIBIT 3

                              BANK PLAN OF MERGER

     THIS BANK PLAN OF MERGER ("Plan of Merger") dated December 12, 1997, is by and between SOVEREIGN BANK, a federal savings bank ("Sovereign Bank"), and CARNEGIE BANK, N.A., a national bank ("Carnegie Bank").

                                   BACKGROUND

     1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

     2. Carnegie Bank is a national bank and a wholly-owned subsidiary of Carnegie Bancorp, a New Jersey corporation ("Carnegie"). The authorized capital stock of Carnegie Bank consists of 1,000,000 shares of common stock, par value $5.00 per share ("Carnegie Bank Common Stock"), of which at the date hereof 897,305 shares are issued and outstanding.

     3. The respective Boards of Directors of Sovereign Bank and Carnegie Bank deem the merger of Carnegie Bank with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

     4. The respective Boards of Directors of Sovereign Bank and Carnegie Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and Carnegie have adopted resolutions approving an Agreement and Plan of Merger dated December 12, 1997 (the "Agreement") between Sovereign and Carnegie, pursuant to which this Plan of Merger is being executed by Sovereign Bank and Carnegie Bank.

                                   AGREEMENT

     In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, the Commonwealth of Pennsylvania, and the State of New Jersey, Sovereign Bank and Carnegie Bank, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, the Commonwealth of Pennsylvania, and the State of New Jersey on the Effective Date (as that term is defined in Article V hereof): Carnegie Bank shall merge with and into Sovereign Bank; the separate existence of Carnegie Bank shall cease; and Sovereign Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and Sovereign Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank"). Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A."

                                   ARTICLE II
                               CHARTER AND BYLAWS

     On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

     3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and residence addresses of the directors are:


NAME                                                      RESIDENCE ADDRESS
----                                                      -----------------
Joseph P. Gemmell............................      [intentionally omitted]

Brian Hard...................................      [intentionally omitted]

Stewart B. Kean..............................      [intentionally omitted]

Joseph E. Lewis..............................      [intentionally omitted]

F. Joseph Loeper.............................      [intentionally omitted]

Dennis S. Marlo..............................      [intentionally omitted]

Richard E. Mohn..............................      [intentionally omitted]

Rhoda S. Oberholtzer.........................      [intentionally omitted]

Patrick J. Petrone...........................      [intentionally omitted]

Daniel K. Rothermel..........................      [intentionally omitted]

Elizabeth B. Rothermel.......................      [intentionally omitted]

Robert A. Sadler.............................      [intentionally omitted]

Jay S. Sidhu.................................      [intentionally omitted]

Cameron C. Troilo............................      [intentionally omitted]

G. Arthur Weaver.............................      [intentionally omitted]

Dr. Paul B. Wieand...........................      [intentionally omitted]

     3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

NAME                                                                TITLE
----                                                                -----
Jay S. Sidhu.................................      President and Chief Executive Officer
Karl D. Gerhart..............................      Treasurer and Chief Financial Officer
Lawrence M. Thompson, Jr.....................      Secretary and Chief Administrative Officer
Dana J. Albera...............................      Assistant Secretary

                                   ARTICLE IV
                              CONVERSION OF SHARES

     4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

     4.2 Stock of Carnegie Bank. Each share of Carnegie Bank Common Stock issued and outstanding immediately prior to the Effective Date, and each share of Carnegie Bank Common Stock issued and held in the treasury of Carnegie as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                          EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective on the date on which all filings with government agencies, as may be required under applicable laws and regulations for the Merger to become effective, are made and accepted by the applicable agencies (the "Effective Date").

                                   ARTICLE VI
                              EFFECT OF THE MERGER

     6.1 Separate Existence. On the Effective Date: the separate existence of Carnegie Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Carnegie Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

     6.2 Savings Accounts. After the Effective Date, Sovereign Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Date.

     6.3 Liquidation Account. After the Effective Date, Sovereign Bank will continue to maintain the Sovereign Bank liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     The obligations of Sovereign Bank and Carnegie Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                   ARTICLE IX
                                   AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

     10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

     10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

     10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, Sovereign Bank and Carnegie Bank have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                          SOVEREIGN BANK

                                          By ___________________________________
                                             Jay S. Sidhu
                                             President

                                          CARNEGIE BANK, N.A.

                                          By ___________________________________
                                             Thomas L. Gray, Jr.
                                             President and Chief Executive
                                             Officer

                                  EXHIBIT "A"
                               TO PLAN OF MERGER

                                 SOVEREIGN BANK
                                BRANCH LOCATIONS

                            [INTENTIONALLY OMITTED.]

                                                                       EXHIBIT 4

                         FORM OF AGREEMENT RE: BENEFITS

                               December 12, 1997

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

Gentlemen:

     I, the undersigned, hereby acknowledge and agree that an amount not to exceed $_______ is the maximum amount that I would be entitled to receive from Carnegie, any Carnegie subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan assuming that my employment with Carnegie or any Carnegie subsidiary (or any of their respective successors or assigns) is terminated for any reason, whether voluntarily or involuntarily, on June 30, 1998, and following the Closing Date of the transaction described in the Agreement and Plan of Merger dated as of December 12, 1997 between Sovereign Bancorp, Inc. and Carnegie Bancorp (the "Agreement"). All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement. The amount shown above represents the total of all amounts available for payment in an immediate lump sum upon termination and the present value, as of June 30, 1998 (based on a 6% per annum discount factor) of all payments to be made on a date or dates subsequent to the date of termination.

     This letter is subject to the acknowledgement and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me in the event of my termination of employment on or after the Closing Date, as defined in the Agreement, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my compensation and benefits due to the passage of time or in accordance with the terms of Carnegie's employee benefit plans and past practices for routine increases. Sovereign agrees to make all such required payments in accordance with the terms of the applicable agreement or plan.

                                          Sincerely,

                                          Acknowledged and Agreed to:

                                          SOVEREIGN BANCORP, INC.

                                          By ___________________________________

                                          Title ________________________________

                                                                       EXHIBIT 5

                    FORM OF OPINION OF COUNSEL TO SOVEREIGN

     Carnegie shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) Sovereign and Sovereign Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or
(iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

     (b) Sovereign Bank is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

     (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the NJSOS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and Carnegie and of Sovereign Bank and Carnegie Bank contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

     (f) The shares of Sovereign Common Stock to be issued in connection with the merger of Carnegie and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

     (g) On the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by Carnegie or Carnegie Bank for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan.

                                                                       EXHIBIT 6

                      FORM OF TAX OPINION OF STEVENS & LEE

     Sovereign and Carnegie shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by Carnegie of all of its assets to Sovereign in exchange for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of all of Carnegie's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

     2. Carnegie and Sovereign will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

     3. Neither Carnegie nor Sovereign will recognize any gain or loss upon the transfer of Carnegie's assets to Sovereign in exchange solely for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of the liabilities of Carnegie.

     4. The basis of Carnegie's assets in the hands of Sovereign will be the same as the basis of such assets in the hands of Carnegie immediately prior to the Merger.

     5. The holding period of the assets of Carnegie to be received by Sovereign will include the period during which the assets were held by Carnegie.

     6. No gain or loss will be recognized by the shareholders of Carnegie on the receipt of Sovereign Common Stock (including fractional share interests) solely in exchange for their shares of Carnegie Common Stock.

     7. The basis of the Sovereign Common Stock (including fractional share interests) to be received by the Carnegie shareholders in the Merger will be the same as the basis of the Carnegie Common Stock surrendered in exchange therefor.

     8. The holding period of the Sovereign Common Stock (including fractional share interests) to be received by the Carnegie shareholders in the Merger will include the period during which the Carnegie shareholders held their Carnegie Common Stock, provided the shares of Carnegie Common Stock are held as a capital asset on the Effective Date.

     9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

     10. The Sovereign Stock Purchase Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of Section 356(a)(1)(B) of the IRC.

     11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Carnegie as of the Effective Date. Any deficit in the earnings and profits of Sovereign or Carnegie will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the items of Carnegie described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

     13. Provided the Bank Merger constitutes a statutory merger under applicable law, the Bank Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

     14. Carnegie Bank and Sovereign Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

     15. Neither Carnegie Bank nor Sovereign Bank will recognize any gain or loss upon the transfer of Carnegie Bank's assets to Sovereign Bank in constructive exchange solely for Sovereign Bank common stock and the assumption by Sovereign Bank of the liabilities of Carnegie Bank.

     16. The basis of Carnegie Bank's assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of Carnegie Bank immediately prior to the Bank Merger.

     17. The holding period of Carnegie Bank's assets in the hands of Sovereign Bank will include the period during which such assets were held by Carnegie Bank.

     18. No gain or loss will be recognized by Sovereign, as the shareholder of Carnegie Bank, upon the constructive receipt of shares of Sovereign Bank common stock in exchange for the Carnegie Bank Common Stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the Sovereign Bank common stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the Carnegie Bank Common Stock surrendered in the constructive exchange.

     20. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Carnegie Bank as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or Carnegie Bank will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of Carnegie Bank described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                                       EXHIBIT 7

                     FORM OF OPINION OF COUNSEL TO CARNEGIE

     Sovereign shall have received from counsel to Carnegie, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) Carnegie and Carnegie Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Carnegie and Carnegie Bank, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of Carnegie and Carnegie Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by Carnegie and Carnegie Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of Carnegie or the charter or bylaws of Carnegie Bank, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Carnegie or Carnegie Bank is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Carnegie or Carnegie Bank, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Carnegie or Carnegie Bank.

     (b) Carnegie Bank is a validly existing state-chartered bank organized and in good standing under the laws of the United States of America. The deposits of Carnegie Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Carnegie or Carnegie Bank is a party which would, if determined adversely to Carnegie or Carnegie Bank, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Carnegie or Carnegie Bank taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by Carnegie or Carnegie Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

     (e) On the sole basis of such counsel's participation in conferences with officers and employees of Carnegie in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Sovereign for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of Carnegie to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Carnegie or Carnegie Bank or the transactions contemplated in the Agreement and the Plan.

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated December 12, 1997, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and CARNEGIE BANCORP, a New Jersey corporation ("Carnegie").

                                   BACKGROUND

     1. Sovereign and Carnegie desire to enter into an Agreement and Plan of Merger, dated December 12, 1997 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Carnegie through the merger of Carnegie with and into Sovereign, with Sovereign surviving the merger (the "Merger").

     2. As a condition to Sovereign to enter into the Plan, Carnegie is granting to Sovereign an option to purchase up to that number of shares of common stock of Carnegie as shall equal 19.9% of shares of common stock of Carnegie issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Carnegie, intending to be legally bound hereby, agree:

     1. Grant of Option. Carnegie hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 543,888 shares (as adjusted as set forth herein, the "Option Shares") of common stock, no par value per share (the "Common Stock"), of Carnegie at a price per share (as adjusted as set forth herein, the "Option Price") equal to the lower of (i) $31.00 or (ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under
Section 2 hereof.

     2. Exercise of Option. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 21, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

          (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with Carnegie pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Carnegie, (ii) acquire all or substantially all of the assets or liabilities of Carnegie or all or substantially all of the assets or liabilities of Carnegie Bank, N.A., the wholly-owned subsidiary of Carnegie ("Carnegie Bank"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Carnegie Bank; or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Carnegie or all or substantially all the assets or liabilities of Carnegie Bank, or any other business combination involving Carnegie or Carnegie Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Carnegie Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Carnegie called to vote on the Merger, Carnegie's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Carnegie willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) Carnegie breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

     If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Carnegie or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

     Notwithstanding the foregoing, the obligation of Carnegie to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate)
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for Carnegie to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

     Carnegie shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Carnegie shall not be a condition to the right of Sovereign to exercise the Option. Carnegie will not take any action which would have the effect of preventing or disabling Carnegie from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Carnegie (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of

Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

     3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to Carnegie of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Carnegie, (b) Carnegie will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

          "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Carnegie Bancorp receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

     4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, Carnegie shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Carnegie shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Carnegie shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Carnegie delivers to Carnegie and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Carnegie may delay any registration of Option Shares above for a period not exceeding 90 days provided Carnegie shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Carnegie. Sovereign shall provide all information reasonably requested by Carnegie for inclusion in any registration statement to be filed hereunder. In connection with such filing, Carnegie shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. Carnegie shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by Carnegie in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Carnegie and blue sky fees and expenses, shall be paid by Carnegie. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Carnegie shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Carnegie will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Carnegie will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Carnegie to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Carnegie for any legal or other expense reasonably incurred by Carnegie in connection with investigating or defending any such loss, claim, damage, liability or action.

     5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     6. Filings and Consents. Each of Sovereign and Carnegie will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

     7. Representations and Warranties of Carnegie. Carnegie hereby represents and warrants to Sovereign as follows:

          (a) Due Authorization. Carnegie has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Carnegie. This Stock Option Agreement constitutes a legal, valid and binding obligation of Carnegie, enforceable against Carnegie in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (b) Authorized Shares. Carnegie has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

     8. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to Carnegie that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     11. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith and Sovereign acknowledges that the Option Shares may not be sold, transferred or otherwise disposed of unless registered or unless subject to an exemption from registration.

     12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

     14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                                (i) If to Sovereign, to:

                                    Sovereign Bancorp, Inc.
                                    1130 Berkshire Boulevard
                                    Wyomissing, Pennsylvania 19610

                                    Attention: Jay S. Sidhu
                                                President and Chief Executive
                                    Officer

                                    Telecopy No.: (610) 320-8448

                                    with a copy to:

                                    Stevens & Lee
                                    111 North Sixth Street
                                    P.O. Box 679
                                    Reading, Pennsylvania 19603

                                    Attention: Joseph M. Harenza, Esquire
                                                David W. Swartz, Esquire

                                    Telecopy No.: (610) 376-5610

                                (ii) If to Carnegie, to:

                                     Carnegie Bancorp
                                     619 Alexander Road
                                     Princeton, New Jersey 08540

                                     Attention: Thomas L. Gray, Jr.
                                                 President and Chief Executive
                                     Officer

                                     Telecopy No.: (609) 452-2492

                                     with copies to:

                                     McCarter & English
                                     Four Gateway Center
                                     100 Mulberry Street
                                     Newark, New Jersey 07101-0652

                                     Attention: Michael M. Horn, Esquire

                                     Telecopy No.: (973) 624-7070

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

     16. Captions. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

     18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

     19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Expenses. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

     21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or
(B) termination of the Agreement in accordance with the terms thereof, except that if the Agreement is terminated by Sovereign pursuant to Section 6.01(b)(i) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of Carnegie to perform or observe its agreements set forth in the Agreement required to be performed or observed by Carnegie prior to the Closing Date (as defined in the Agreement)) or 6.01(d) of the Agreement, this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.


                                  By /S/ JAY S. SIDHU___________________________

                                     Jay S. Sidhu,
                                     President and Chief Executive Officer

                                  CARNEGIE BANCORP


                                  By /S/ THOMAS L. GRAY, JR.____________________

                                     THOMAS L. GRAY, JR.
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                         ANNEX C

                          OPINION OF FINANCIAL ADVISOR




                                 June 30, 1998


The Board of Directors
Carnegie Bancorp
619 Alexander Road
Princeton, New Jersey 08540

Members of the Board:


     Carnegie Bancorp ("Carnegie") and Sovereign Bancorp, Inc. ("Sovereign") have entered into a Merger Agreement providing for the merger of Carnegie with and into Sovereign (the "Merger"). The proposed consideration is outlined in the Merger Agreement dated December 12, 1997. You have asked our opinion as of the date hereof, whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Carnegie.


     Pursuant to the Merger Agreement, the terms provide for the exchange of Sovereign Common Stock for all issued and outstanding Capital Stock of Carnegie based upon the average closing price per share of Sovereign Common Stock over a ten day trading period ending two days prior to the closing of the Merger.

     Janney Montgomery Scott Inc., as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Carnegie or Sovereign for our own account or for the accounts of our customers. We are familiar with Carnegie having lead-managed an offering of units of Carnegie in 1994 and having provided standby underwriting services in the conversion of expiring warrants in August 1997. We have received a fee from Carnegie for rendering this opinion.

     In rendering our opinion, we have, among other things:

          (a) reviewed the historical financial performances, current financial positions and general prospects of Carnegie and Sovereign;

          (b) considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings and book value per share of Carnegie Common Stock;

          (c) to the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Carnegie and Sovereign from a financial point of view to these other banks and bank holding companies;

          (d) reviewed the historical market price ranges and trading activity performance of Common Stock of Carnegie and Sovereign;

          (e) reviewed publicly-available information such as annual reports, SEC filings and research reports;

          (f) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available;

          (g) discussed with certain members of senior management of Carnegie and Sovereign the strategic aspects of the Merger, including estimated cost savings from the Merger;

          (h) reviewed the Merger Agreement; and

          (i) performed such other analyses and examinations as we deemed necessary. We have also had conversations with various senior officers of Carnegie and Sovereign to discuss the foregoing as well as other matters we believe relevant to our opinion.

     We have relied upon and assumed the accuracy and completeness of all information provided to us by Carnegie and Sovereign or publicly available and we have not independently verified such information. We have relied upon the managements of Carnegie as to the reasonableness and achievability of the financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of such managements.

     Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Carnegie and Sovereign as they exist and are known to us on the date hereof. Furthermore, this opinion does not represent our opinion as to what the value of Sovereign necessarily will be when the Sovereign Common Stock is issued to Carnegie shareholders upon consummation of the Merger. In addition, we express no recommendation as to how the shareholders of Carnegie should vote at the shareholders meeting held in connection with the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Carnegie.

                                          Very truly yours,

                                          JANNEY MONTGOMERY SCOTT INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


 2.1 Agreement and Plan of Merger dated as of December 12, 1997, between Sovereign Bancorp, Inc. and Carnegie Bancorp, Inc.
       (included as Annex A to the Proxy Statement Prospectus).
       Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.
 2.2   Stock Option Agreement dated December 12, 1997, between
       Sovereign Bancorp, Inc. and Carnegie Bancorp, Inc. (included as Annex B to the Proxy Statement/Prospectus).
 3.1   Articles of Incorporation, as amended, of Sovereign Bancorp,
       Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended
       December 31, 1995.)
 3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)
 4.1 Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign
       Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.
 5.1   Opinion of Stevens & Lee re: Validity.**
 8.1   Form of opinion of Stevens & Lee re: tax matters.**
10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)*
10.2   Sovereign Bancorp, Inc. 1993 Stock Option Plan.
       (Incorporated by reference to Exhibit 10.21 to Sovereign's
       Annual Report on Form 10-K for the year ended December 31,
       1992.)*
10.3   Sovereign Bancorp, Inc. Employee Stock Purchase Plan.
       (Incorporated by reference to Exhibit 4.1 to Sovereign's
       Registration Statement No. 33-44108 on Form S-8.)*
10.4   Agreement dated as of March 1, 1997, between Sovereign
       Bancorp, Inc., Sovereign Bank, and Jay S. Sidhu.
       (Incorporated by reference to Exhibit 99.1 of Sovereign's
       Quarterly Report on Form 10-Q for the quarter ended March
       31, 1997, as amended).*

10.5   Agreement dated as of September 15, 1992, between Sovereign
       Bank, a Federal Savings Bank, and Karl D. Gerhart.
       (Incorporated by Reference to Exhibit 10.4 of Sovereign's
       Annual Report on Form 10-K for the fiscal year ended
       December 31, 1992.)*
10.6   Agreement dated as of September 15, 1992, between Sovereign
       Bank, a Federal Savings Bank, and Lawrence M. Thompson, Jr.
       (Incorporated by reference to Exhibit 10.5 of Sovereign's
       Annual Report on Form 10-K for the fiscal year ended
       December 31, 1992.)*
10.7   Penn Savings Bank Senior Officer Incentive Plan.
       (Incorporated by reference to Exhibit 10.6 to Sovereign's
       Annual Report on Form 10-K for the fiscal year ended
       December 31, 1994.)*
10.8   Rights agreement dated September 19, 1989, between Sovereign
       Bancorp, Inc. and Harris Trust Company of New York.
       (Incorporated by reference to Exhibit 4.3 to Sovereign's
       Registration Statement No. 33-89586 on Form S-8.)
10.9   Sovereign Bancorp, Inc. Non-Employee Director Incentive
       Compensation Plan. (Incorporated by reference to Exhibit
       10.12 to Sovereign's Registration Statement No. 33-43195 on
       Form S-1.)*
10.10  Indemnification Agreement dated December 21, 1993, between
       Sovereign Bank and Jay S. Sidhu. (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on
       Form 10-K for the year ended December 31, 1993).*
23.1   Consent of Ernst & Young LLP.
23.2   Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.3   Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.4   Consent of Coopers & Lybrand LLP.**
23.5   Consent of Stevens & Lee (contained in Exhibit 5).**
23.6   Consent of Stevens & Lee.**
23.7   Consent of Janney Montgomery, Scott Inc.
23.8   Consent of KPMG Peat Marwick LLP.
24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).
99.1   Opinion of Janney Montgomery, Scott Inc. dated June 29, 1998
       (included as Annex C to Proxy Statement/Prospectus).
99.2   Form of Proxy for the Annual Meeting of Shareholders of
       Carnegie Bancorp, Inc.**


------------------
 * Denotes management contract or compensatory contract, plan or arrangement.


** Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES.

     None required.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

             (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on June 19, 1998.


                                          SOVEREIGN BANCORP, INC.
                                          (Registrant)


                                          By: /s/  JAY S. SIDHU

                                            ------------------------------------
                                              Jay S. Sidhu
                                              President and Chief Executive
                                              Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Karl D. Gerhart and Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         SIGNATURE                                  TITLE                               DATE
         ---------                                  -----                               ----
/s /  RICHARD E. MOHN*           Chairman and Director                              June 19, 1998
---------------------------
Richard E. Mohn
/s /  JAY S. SIDHU               Director, President and Chief Executive            June 19, 1998
---------------------------      Officer (Principal Executive Officer)
Jay S. Sidhu
/s /  FRED D. HAFER*             Director                                           June 19, 1998
---------------------------
Fred D. Hafer
/s /  RHODA S. OBERHOLTZER*      Director                                           June 19, 1998
---------------------------
Rhoda S. Oberholtzer
/s /  PATRICK J. PETRONE*        Director                                           June 19, 1998
---------------------------
Patrick J. Petrone
/s /  DANIEL K. ROTHERMEL*       Director                                           June 19, 1998
---------------------------
Daniel K. Rothermel
/s /  CAMERON C. TROILO*         Director                                           June 19, 1998
---------------------------
Cameron C. Troilo
/s /  G. ARTHUR WEAVER*          Director                                           June 19, 1998
---------------------------
G. Arthur Weaver
/s /  DENNIS S. MARLO            Chief Financial Officer                            June 19, 1998
---------------------------
Dennis S. Marlo
/s /  MARK R. MCCOLLOM*          Chief Accounting Officer                           June 19, 1998
---------------------------
Mark R. McCollom
*/s /  JAY S. SIDHU
---------------------------
Jay S. Sidhu
Attorney-in-Fact

                                 EXHIBIT INDEX



NUMBER                             DESCRIPTION
------                             -----------
 2.1       Agreement and Plan of Merger dated December 12, 1997,
           between Sovereign Bancorp, Inc. and Carnegie Bancorp, Inc.
           (included as Annex A to the Proxy Statement Prospectus).
           Schedules are omitted; Sovereign Bancorp, Inc. agrees to
           furnish copies of such schedules to the Commission upon
           request.
 2.2       Stock Option Agreement dated December 12, 1997, between
           Sovereign Bancorp, Inc. and Carnegie Bancorp, Inc. (included as Annex B to the Proxy Statement/Prospectus).
 5.        Opinion of Stevens & Lee re: Validity.**
 8.1       Form of opinion of Stevens & Lee re: tax matters.**
23.1       Consent of Ernst & Young LLP.
23.2       Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.3       Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.4       Consent of Coopers & Lybrand LLP.**
23.5       Consent of Stevens & Lee (contained in Exhibit 5).**
23.6       Consent of Stevens & Lee.**
23.7       Consent of Janney Montgomery, Scott Inc.
23.8       Consent of KPMG Peat Marwick LLP, Independent Auditors.
24.1       Powers of Attorney of Directors and Officers (included on
           signature page hereof).
99.1       Opinion of Janney Montgomery, Scott Inc. dated June 29, 1998
           (included as Annex C to Proxy Statement/Prospectus).
99.2       Form of Proxy for the Annual Meeting of Shareholders of
           Carnegie Bancorp, Inc.


------------------


** Previously filed.